As filed with the Securities and Exchange Commission on February 7, 2014
Registration No. 333-192362

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEMLER SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	3845	26-1367393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
2330 NW Everett St.
Portland, OR 97210
Telephone: (877) 774-4211
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)
Douglas Murphy-Chutorian, M.D.
Chief Executive Officer
Semler Scientific, Inc.
2330 NW Everett St.
Portland, OR 97210
Telephone: (877) 774-4211
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Yvan-Claude Pierre, Esq. Marianne C. Sarrazin, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-5450	Brad L. Shiffman, Esq. Blank Rome LLP 405 Lexington Avenue New York, NY 10174 Telephone: (212) 930-9700 Facsimile: (212) 885-5001
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share(3)(4)	$12,891,500	$1,660
Representative’s Warrants to Purchase Common Stock(5)	—	—
Common Stock Underlying Representative’s Warrants(3)(6)(7)	700,625	90
Total Registration Fee	$13,592,125	$1,750	(8)

(1)
  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)
  Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)
  Pursuant to Rule 416 under the Securities Act, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(4)
  Includes shares of common stock the underwriters have the option to purchase to cover over-allotments, if any.
(5)
  No registration fee pursuant to Rule 457(g) under the Securities Act.
(6)
  The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of the common stock underlying representative’s warrants of $700,625, or 125% of $560,500 (5% of $11,210,000).
(7)
  The common stock underlying the warrants is being registered solely in connection with the Securities and Exchange Commission’s Compliance and Disclosure Interpretations for Securities Act Sections, Question 139.05. No “offer” of such common stock exists as defined in Section 2(a)(3) of the Securities Act because the warrants are not exercisable until one year following their issuance.
(8)
  Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 7, 2014

1,180,000 Shares
Common Stock

This is a firm commitment initial public offering of 1,180,000 shares of common stock by Semler Scientific, Inc. No public market currently exists for our common stock. We anticipate that the initial public offering price of our common stock will be between $7.50 and $9.50 per share.
We have applied to list our common stock on The NASDAQ Capital Market under the symbol “SMLR.” No assurance can be given that our application will be approved.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company disclosure standards.
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$
(1)
  The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 74 of this prospectus for a description of compensation payable to the underwriters.
We have granted the underwriters a 45-day option to purchase up to 177,000 additional shares of common stock solely to cover over-allotments, if any.
The underwriters expect to deliver the shares against payment therefor on or about            , 2014.
Aegis Capital Corp
           , 2014

Pulse Volume Recording
Relative Blood Volume
Seconds

FloChec™

Digital ABI System

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.
For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.
i

Prospectus Summary
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to “Semler Scientific,” “we,” “us,” or “our” refer to Semler Scientific, Inc.
Semler Scientific, Inc.
Business Overview
We are an emerging medical risk-assessment company. Our mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Our first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec™. FloChec™ is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec™ received FDA 510(k) clearance in February 2010, we began Beta testing in the third quarter of 2010, and we began commercially leasing FloChec™ in January 2011. In the year ended December 31, 2012 we had total revenue of $1,199,000 and a net loss of $2,741,000 compared to $316,000 and $1,876,000, respectively, in 2011. In the first nine months of 2013 we had total revenue of $1,493,000 and a net loss of $1,707,000 compared to $772,000 and $2,085,000, respectively, in the same period in 2012. Our net loss attributable to common stockholders was $1,707,000 for the nine months ended September 30, 2013 compared to $2,170,000 for the same period 2012, and was $2,826,000 for the year ended December 31, 2012 as compared to $1,876,000 for 2011.
Our Product
We currently have only one patented and FDA cleared product, FloChec™, that we market and lease to our customers. FloChec™ is a four-minute in-office blood flow test. Healthcare providers can use blood flow measurements as part of their examinations of a patient’s vascular condition, including assessments of patients who have vascular disease. The following diagram illustrates the use of FloChec™:

FloChec™ features a sensor clamp that is placed on the toe or finger much like current pulse oximetry devices. Infrared light emitted from the clamp on the dorsal surface of the digit is scattered and reflected by the red blood cells coursing through the area of illumination. Returning light is ‘sensed’ by the sensor. A blood flow waveform is instantaneously constructed by our proprietary software algorithm and displayed on the video monitor. Both index fingers and both large toes are interrogated, which takes about 30 seconds for each. A hardcopy report form is generated that displays four waveforms and the ratio of each leg measurement compared with the arms. Results are classified as Flow Obstruction, Borderline Flow Obstruction and No Flow Obstruction.
Other Methods
Blood flow is the amount of blood delivered to a given region per unit time, whereas a blood pressure is the force exerted by circulating blood on the walls of arteries. Given a fixed resistance, blood flow and blood pressure are proportional. The traditional ankle brachial index, or ABI, with Doppler test uses a blood pressure cuff to measure the the systolic blood pressure in the lower legs and in the arms. A blood pressure cuff is inflated proximal to the artery in question. Using a Doppler device, the inflation continues until the pulse in the artery ceases. The blood pressure cuff is then slowly deflated. When the artery’s pulse is re-detected through the Doppler probe the pressure in the cuff at that moment indicates the systolic pressure of that artery. The test is repeated on all four extremities. Well-established criteria for the ratio of the blood pressure in a leg compared to the blood pressure in the arms are used to assess the presence or absence of flow obstruction. Generally these tests take 15 minutes to perform and require a vascular technician to be done properly. Like FloChec™, the traditional analog ABI test with Doppler is a non-invasive physiologic measurement that may be abnormal in the presence of peripheral artery disease, or PAD. Alternatively, primary care physicians may palpate the pedal pulses to assess blood flow in the lower extremities. However, pulse palpation is generally not sensitive for the detection of vascular disease. Other options to detect arterial obstructions are imaging systems that use ultrasound, x-ray technology or magnetic resonance to obtain anatomic information about blood vessels in the legs. However, as compared to FloChec™, imaging tests are much more expensive tests that are performed by specialists in special laboratories or offices.
Market Opportunity
In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law. The Health Care Reform Law has brought a new way of doing business for providers and health insurance plans. We believe that fee-for-service programs will be reduced in favor of capitated programs that pay a monthly fee per patient. Fee-for-service is a payment model where services are unbundled and paid for separately. In health care, it gives an incentive for physicians to provide more treatments because payment is dependent on the quantity of care, rather than quality of care. Capitation is a payment arrangement that pays a physician or group of physicians a set amount for each enrolled person assigned to them, per period of time, whether or not that person seeks care. The amount of remuneration is based on the average expected health care utilization of that patient, with greater payment for patients with significant medical history. For Medicare Advantage patients, Centers for Medicare & Medicaid Services, or CMS, pays the fee per patient. CMS uses risk adjustment to adjust capitation payments to health plans, either higher or lower, to account for the differences in expected health costs of individuals. Accordingly, under CMS guidelines, risk adjustments per patient will provide payment that is higher for sicker patients who have conditions that are codified. The coding system used by CMS for the Medicare Advantage program is a hierarchical condition category, or HCC, diagnostic classification system that begins by classifying over 14,000 diagnosis codes into 805 diagnostic groups, or DXGs. Each code maps to exactly one DXG, which represents a well-specified medical condition, such as DXG 96.01 precerebral or cerebral arterial occlusion with infarction. DXGs are further aggregated into 189 condition categories or CCs. CCs describe a broader set of similar diseases. Diseases within a CC are related clinically and with respect to cost. An example is CC96 Ischemic or Unspecified Stroke, which includes DXGs 96.01 and 96.02 acute but ill-defined cerebrovascular disease. We believe that quality of care measured by completeness and wellness will induce higher payments per patient. These changes are already in place for the approximately 14 million participants in the Medicare Advantage program and are expected to expand to more types of insured patients as healthcare reform is deployed.
Undiagnosed vascular disease of the legs has been called a major under-diagnosed health problem in the United States by the National Institute of Health and the Wall Street Journal. Known as peripheral artery disease, or PAD, this condition is a common and deadly cardiovascular disease that is often undiagnosed. PAD develops when the arteries in the legs become clogged with plaque — fatty deposits — that limit blood flow to the legs. Published studies have shown that persons with PAD are four times more likely to die of heart attack, and two to three times more likely to die of stroke. According to a study by P.G. Steg published in the Journal of the American Medical Association, or JAMA, patients with PAD have a 21% event rate of cardiovascular death, heart attack, stroke or cardiovascular hospitalization within 12 months. The SAGE Group has estimated that as many as 18 million people are affected with PAD in the United States alone and A.T. Hirsch et al. in a JAMA published article further estimate that only 11% have claudication (pain on exertion), a classic symptom of PAD. One can lower the risks associated with PAD if the disease is detected, with early detection providing the greatest benefit.
We believe medical personnel who care for those older than 50 years are the target market for FloChec™. Based on U.S. Census data, we believe there are more than 80 million older Americans who could be evaluated for the presence of PAD. According to the Agency for Healthcare Research and Quality, there are over 200,000 internists, family practitioners and gerontologists in the United States. In addition, based on American Heart Association data, there are over 20,000 cardiologists and 7,500 vascular and cardiovascular surgeons. Also, there are millions of diabetic patients seen routinely by endocrinologists. Many podiatrists who see patients with these problems and orthopedic surgeons may see value in screening patients for circulation issues prior to leg procedures. Neurologists may need a tool to differentiate leg pain from vascular versus neurologic etiology. Nephrologists see patients with kidney disease, who have a higher frequency of PAD. Wound care centers need to know the adequacy of limb perfusion. We expect that each physician will have thousands of patient visits annually from people older than 50 years. While it is standard practice to ask about symptoms of PAD and to feel for diminished pulses on physical exam, we believe that it is often in the case in busy practices that the questions go unasked. In addition, the physical exam of the extremities is generally cursory in the absence of a patient complaint. Given the ease of use and speed of FloChec™, we believe that many doctors will incorporate its use in their practice as a routine annual test. It is our intent that FloChec™ be incorporated as a tool in the routine physical exam of adult patients by primary care providers in a similar fashion to the use of a thermometer or stethoscope. Providers do not request payment for using a stethoscope during the physical examination. Similarly, we do not expect (or intend) for providers that use our FloChec™ to seek such a reimbursement approval. FloChec™ is not specifically approved under a third-party payor code and we do not track customer requests for reimbursements. Accordingly, our customers may or may not be successful in receiving reimbursement if sought.
Our Business Strategy
Our mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, while growing revenues and becoming and maintaining profitability. We intend to do this by:
•
  Capitalizing on opportunities provided by the Health Care Reform Law.   Under the Health Care Reform Law, for capitated programs, payment is higher for sicker patients who have conditions that are codified. We believe a provider would prefer to have more remuneration for taking care of a patient. A provider expects to spend less time caring for a healthy patient than for a sicker patient. If payment per month was the same for both types of patients, there would be a perverse incentive for the provider to only want to care for healthy persons. Accordingly, CMS anticipated this situation and pays more per month for “sicker” patients who have chronic conditions that are identified on the medical record through use of an established coding system. This creates a business opportunity in finding low-cost, effective means to identify the conditions, which have been established in coding systems for risk adjustment of payments (higher payments paid to providers and healthcare plans to compensate them for caring for sicker or more risky patients). The more common and more dangerous a condition is, the greater the opportunity for profit. The goal is to provide cost-effective wellness.
•
  Targeting customers with patients at risk of developing PAD.   Healthcare providers use blood flow measurements as part of their assessment of a patient’s vascular condition. Our strategy is to keep marketing our FloChec™ system, on a lease-based service model, to medical personnel who care for those older than 50, including cardiologists, internists, nephrologists, endocrinologist, podiatrists, and family practitioners. Specifically, we believe there are more than 250,000 physicians and other potential customers in the United States alone, many of the patients of whom will be more than 50 years old and at increased risk of developing PAD. Based on U.S. Census data, the evaluable patient population for FloChec™ is estimated to be more than 80 million patients in the United States annually.
•
  Expanding the tools available to internists and non-peripheral vascular experts.   Our intention is to provide a tool to internists and non-peripheral vascular experts, for whom it was previously impractical to conduct a blood flow measurement unless in a specialized vascular laboratory. For vascular specialists, FloChec™ does not require the use of blood pressure cuffs (which should not be used on some breast cancer patients), and measures without blood pressure in obese patients and patients with non-compressible, hard, calcified arteries. Currently, these patients often are unable to be measured satisfactorily with traditional analog ABI devices.
•
  Developing additional products that allow healthcare providers to capture the full reimbursement potential for their services.   We are currently developing several new products in conjunction with our consultant engineering groups that are intended to provide cost-effective wellness solutions for our growing, established customer base. The new products under development or to be developed may incorporate some of our current technology or new technology. The goal is to achieve a reputation for outstanding service and sell new cost effective wellness solutions to leverage our gains in the marketplace for such product offerings.
Risks
Since inception, we have incurred substantial losses. Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should carefully consider the following risks, which are discussed more fully in “Risk Factors” beginning on page 11 of this prospectus.
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  We have incurred significant losses since inception. There is no assurance that we will ever achieve or maintain profitability.
•
  If we do not successfully implement our business strategy, our business and results of operations will be adversely affected.
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  We currently only have one product, FloChec™; FloChec™ may not achieve broad market acceptance or be commercially successful.
•
  Physicians may not widely adopt FloChec™ unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of FloChec™ provides a safe and effective alternative to other existing ABI devices.
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  If healthcare providers are unable to obtain adequate coverage and reimbursement either for procedures performed using our product or patient care incorporating the use of our product, it is unlikely that our product will gain widespread acceptance.
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  Our product, FloChec™, is not specifically approved for reimbursement under any third-party payor codes; if third-party payors refuse to reimburse our customers for their use of our product, it could have a material adverse effect on our business.
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  We have limited experience marketing FloChec™, are dependent on our distribution partner and we may not be able to generate anticipated sales.
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  We face challenges and risk in managing and maintaining our distribution network and the parties who make up that network.
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  To adequately commercialize FloChec™, we may need to increase our sales and marketing network, which will require us to hire, train, retain and supervise employees.
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  We do not require our customers to enter into long-term leases or maintenance contracts for FloChec™ and may therefore lose customers on short notice.

•
  We rely heavily upon the talents of our Chief Executive Officer and Chief Operating Officer, the loss of either could severely damage our business.
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  We rely on a sole independent supplier and single facility for the manufacturing of FloChec™. Any delay or disruption in the supply of the product or facility, may negatively impact our operations.
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  Because we operate in an industry with significant product liability risk, and we may not be sufficiently insured against this risk, we may be subject to substantial claims against our product.
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  We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs.
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  If we fail to properly manage our anticipated growth, our business could suffer.
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  Fluctuations in insurance cost and availability could adversely affect our profitability or our risk management profile.
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  We will need to generate significant revenues to become and remain profitable.
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  Our future financial performance will depend in part on the successful improvements and software updates to FloChec™ on a cost-effective basis.
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  We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk our products could become obsolete or uncompetitive.
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  One of our business strategies is developing additional products that allow healthcare providers to capture the full reimbursement potential for their services. The development of new products involves time and expense and we may never realize the benefits of this investment.
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  Our business is subject to many laws and government regulations governing the manufacture and sale of medical devices, including the FDA’s 510(k) clearance process.
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  The FDA may change its policies, adopt additional regulations, or revise existing regulations, in particular relating to the 510(k) clearance process.
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  Our business is subject to unannounced inspections by FDA to determine our compliance with FDA requirements.
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  Although part of our business strategy is based on certain advantageous new payment provisions enacted under the current government healthcare reform, we also face significant uncertainty in the industry regarding the implementation of the Health Care Reform Law.
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  Our business may be adversely impacted by the recent sequestration signed into law in the United States.
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  The applicable healthcare fraud and abuse laws and regulations, along with the increased enforcement environment, may lead to an enforcement action targeting us, which could adversely affect our business.
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  Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.
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  We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
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  We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
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  We currently have material weaknesses in our internal control over financial reporting. If we are unable to successfully remediate these material weaknesses in our internal control over financial reporting, it could have an adverse effect on our company.

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  Our success largely depends on our ability to obtain and protect the proprietary information on which we base our product.
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  We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
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  We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
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  Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
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  If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
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  After this offering, our executive officers, Directors and principal stockholders, if they choose to act together, will continue to have the ability to control all matters submitted to stockholders for approval.
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  Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
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  If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.
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  An active trading market for our common stock may not develop.
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  The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.
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  We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
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  A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.
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  Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
Corporate Information
We were founded in Portland, Oregon as an Oregon corporation in August 2007. In March 2012, we converted from an S-Corporation to a C-Corporation and in September 2013, we reincorporated as a Delaware corporation. Our executive offices are located at 2330 NW Everett St., Portland, OR 97210 and our telephone number is (877) 774-4211. Our website address is semlerscientific.com. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.
Implications of Being an Emerging Growth Company
As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
•
  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•
  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
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  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
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  reduced disclosure obligations regarding executive compensation; and
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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We may take advantage of these provisions, including the extended adoption period for new or revised accounting pronouncements described below, for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700.0 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. Even if we cease to be an emerging growth company, we may still enjoy reduced reporting obligations insofar as we remain a smaller reporting company. As an emerging growth company, we may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of some reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. However, if we later decide to opt out of the extended period for adopting new accounting standards, we would need to disclose such decision and it would be irrevocable.

THE OFFERING
Common Stock offered by us
1,180,000 shares.
Common stock to be outstanding immediately after this offering
4,602,171 shares. If the underwriter’s over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 4,779,171.
Over-allotment option
The underwriters have an option for a period of 45 days to purchase up to 177,000 additional shares of our common stock to cover over-allotments, if any.
Use of proceeds
We intend to use the net proceeds received from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 28.
Risk factors
See “Risk Factors” beginning on page 11 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
Proposed Symbol and Listing
We have applied to list our common stock on The NASDAQ Capital Market under the symbol “SMLR.”
Unless we indicate otherwise, all information in this prospectus:
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  is based on 786,750 shares of common stock issued and outstanding as of January 31, 2014;
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  assumes the automatic conversion into 2,012,152 shares of common stock of all of our outstanding shares of convertible preferred stock effective upon the closing of this offering;
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  assumes the cashless exercise of outstanding warrants for 228,656 shares of our Series A-1 Preferred Stock and 1,067,210 shares of our Series A Preferred Stock in accordance with their terms, all of which shares of convertible preferred stock will be automatically converted into shares of our common stock, resulting in the issuance of an aggregate of 623,269 shares of common stock effective upon the closing of this offering assuming an offer price of $8.50 per share (which is the mid-point of the range set forth on the cover page of this prospectus);
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  excludes 288,214 shares of common stock issuable upon exercise of outstanding warrants to acquire 25,000 shares of our Series A-2 Preferred Stock at a purchase price of $2.00 per share, 16,875 shares of our Series A-1 Preferred Stock at a purchase price of $4.00 per share, and 246,339 shares of our Series A Preferred Stock at a purchase price of $4.50 per share, which will become exercisable for common stock rather than convertible preferred stock upon closing of this offering in accordance with their terms;
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  assumes no exercise by the underwriters of their option to purchase up to an additional 177,000 shares of common stock to cover over-allotments, if any; and
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  excludes 59,000 shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

SUMMARY FINANCIAL DATA
The following table sets forth our summary statement of operations data for the fiscal years ended December 31, 2012 and 2011 derived from our audited financial statements and related notes included elsewhere in this prospectus. The summary financial data for the nine months ended September 30, 2013 and 2012, and as of September 30, 2013, are derived from our unaudited financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	(unaudited) Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011
Revenue	$1,493,000	$772,000	$1,199,000	$316,000
Operating expenses:
Cost of revenue	276,000	232,000	364,000	145,000
Engineering and product development	254,000	220,000	277,000	246,000
Sales and marketing	1,585,000	1,312,000	1,718,000	647,000
General and administrative	958,000	995,000	1,255,000	1,057,000
Total	3,073,000	2,759,000	3,614,000	2,095,000
Loss from operations	(1,580,000)	(1,987,000)	(2,415,000)	(1,779,000)
Other Income (expenses)
Interest expense	(83,000)	(90,000)	(120,000)	(64,000)
Other expense	(34,000)	(3,000)	(203,000)	(31,000)
Loss before income tax expense	(1,697,000)	(2,080,000)	(2,738,000)	(1,874,000)
Income tax expense	10,000	5,000	3,000	2,000
Net loss	$(1,707,000)	$(2,085,000)	$(2,741,000)	$(1,876,000)
Deemed dividend	—	(85,000)	(85,000)	—
Net loss attributable to common stockholders	$(1,707,000)	$(2,170,000)	$(2,826,000)	$(1,876,000)
Net loss per share, basic and diluted	$(2.17)	$(1.77)	$(2.54)	$(1.40)
Weighted average share outstanding	786,750	1,223,777	1,113,622	1,341,629
Weighted average number of shares excluded in basic and diluted net loss per share:
Convertible preferred stock	1,480,042	226,790	542,678	—
Preferred stock warrants	1,285,839	196,617	471,161	—
Common stock warrants	—	227,493	170,152	175,963
Options	337,500	259,112	267,758	212,505
Total	3,103,381	910,012	1,451,749	388,468

	As of September 30, 2013
	Actual	Pro Forma(1)(3)	Pro Forma, As Adjusted(2)(3)
Balance Sheet Data:
Cash and cash equivalents	$1,504,000	$1,504,000	$9,798,124
Total assets	2,382,000	2,382,000	10,676,124
Total liabilities	1,963,000	1,963,000	1,963,000
Total stockholders’ equity	419,000	419,000	8,713,124

(1)
  Pro forma amounts give effect to the issuance of 2,635,421 shares of common stock upon the closing of this offering reflecting (i) the automatic conversion into 2,012,152 shares of common stock of all our outstanding shares of convertible preferred stock and (ii) the issuance of 623,269 shares of common stock upon the cashless exercise at the assumed initial public offering price of $8.50 per share (the midpoint of the price range set forth on the cover page of this prospectus) of outstanding warrants for convertible preferred stock and subsequent automatic conversion of that convertible preferred stock into common stock.
(2)
  The pro forma as adjusted balance sheet data reflects the items described in footnote (1) above and gives effect to our receipt of estimated net proceeds from the sale of 1,180,000 shares of common stock at an assumed initial public offering price of $8.50 per share, the midpoint of the price range on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $8.50 per share would increase (decrease) each of cash and cash equivalents, working capital, total assets, additional paid-in capital, and total stockholders’ equity by $1,085,600, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.
(3)
  The pro forma and pro forma as adjusted data are illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

Risk Factors
Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations and trading price or value of our securities could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.
Risks Related to our Business
We have incurred significant losses since inception. There is no assurance that we will ever achieve or maintain profitability.
Since inception, we have incurred significant operating losses. Our net loss was $1,707,000 for the nine months ended September 30, 2013 compared to $2,085,000 for the nine months ended September 30, 2012, and $2,741,000 for the year ended December 31, 2012 compared to $1,876,000 for the year ended December 31, 2011. Our net loss attributable to common stockholders was $1,707,000 for the nine months ended September 30, 2013 compared to $2,170,000 for the same period 2012, and was $2,826,000 for the year ended December 31, 2012 as compared to $1,876,000 for 2011. As of September 30, 2013, we had an accumulated deficit of $8,826,000. To date, we have financed our operations primarily through private placements of our equity securities and, to a limited extent, bank financing. In the current economic environment, financing for technology and medical device companies has become increasingly difficult to obtain. Additional financing may not be available in the amount that we need or on terms favorable to us, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of us by our stockholders would be diluted. In addition, in order to raise additional funds we may have to issue equity or debt securities that have rights, preferences and privileges senior to our existing securities. We have devoted substantially all of our financial resources and efforts to research and development and marketing of our FloChec™ system. There can be no assurance that we will be able to achieve or maintain profitability.
If we do not successfully implement our business strategy, our business and results of operations will be adversely affected.
Our business strategy was formed based on assumptions about the peripheral arterial disease, or PAD, market that might prove wrong. We believe that various demographics and industry-specific trends, including the aging of the general population, growth of capitated payment programs, numbers of undiagnosed patients with PAD and the importance of codifying vascular disease will help drive growth in the PAD market and our business. However, these demographics and trends, and our assumptions about them, are uncertain. Actual demand for our product could differ materially from projected demand if our assumptions regarding these factors prove to be incorrect or do not materialize, or if alternatives to FloChec™ gain widespread acceptance.
In addition, we may not be able to successfully implement our business strategy. To implement our business strategy we need to, among other things, find new applications for and improve FloChec™ and educate healthcare providers about the clinical and cost benefits of our product, all of which we believe could increase acceptance of our product by physicians. In addition, we are seeking to increase our sales and, in order to do so, will need to expand our direct and distributor sales forces in existing and new territories, all of which could result in our becoming subject to additional or different regulatory requirements, with which we may not be able to comply. Moreover, even if we successfully implement our business strategy, our operating results may not improve or may decline. We may decide to alter or discontinue aspects of our business strategy and may adopt different strategies due to business or competitive factors not currently foreseen, such as new medical technologies that would make our product obsolete. Any delay or failure to implement our business strategy may adversely affect our business, results of operations and financial condition.

We currently only have one product, FloChec™; FloChec™ may not achieve broad market acceptance or be commercially successful.
We currently only have one product. Accordingly, we expect that revenues from FloChec™ will account for the vast majority of our revenues for at least the next several years. FloChec™ may not gain broad market acceptance unless we continue to convince physicians of its benefits. Moreover, even if physicians understand the benefits of FloChec™, they still may elect not to use FloChec™ for a variety of reasons, such as the familiarity of the physician with other devices and approaches. We may not be successful in gaining market acceptance of a technique measuring comparative blood flows using our proprietary algorithm to indicate flow obstruction as opposed to existing techniques that measure comparative blood pressures using well-accepted criteria to indicate flow obstruction, or imaging techniques that visualize anatomy of the arteries. Physicians may also object to renting an examining tool with on-going monthly payments rather than making a one-time capital purchase, or be reluctant to pay monthly fees for tools in the examining room when they have many such tools, such as thermometer and stethoscope, that only required one-time minimal purchases.
If physicians do not perceive FloChec™ as an attractive alternative to other products, procedures and techniques, we will not achieve significant market penetration or be able to generate significant revenues. To the extent that FloChec™ is not commercially successful or is withdrawn from the market for any reason, our revenues will be adversely impacted, and our business, operating results and financial condition will be harmed.
Physicians may not widely adopt FloChec™ unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of FloChec™ provides a safe and effective alternative to other existing ABI devices.
We believe that physicians will not widely adopt FloChec™ unless they determine, based on experience, long-term clinical data and published peer reviewed journal articles, that the use of FloChec™ provides a safe and effective alternative to other existing ABI devices.
We cannot provide any assurance that the data collected from our past, current and any future clinical trials will be sufficient to demonstrate that FloChec™ is an attractive alternative to other ABI devices or procedures. If we fail to demonstrate safety and efficacy that is at least comparable to other ABI devices that are available on the market, our ability to successfully market FloChec™ will be significantly limited. Even if the data collected from clinical studies or clinical experience indicate positive results, each physician’s actual experience with FloChec™ will vary. We also believe that published per-reviewed journal articles and recommendations and support by influential physicians regarding FloChec™ will be important for market acceptance and adoption, and we cannot assure you that we will receive these recommendations and support, or that supportive articles will be published. Accordingly, there is a risk that FloChec™ may not be adopted by many physicians, which would negatively impact our business, financial condition and results of operations.
If healthcare providers are unable to obtain adequate coverage and reimbursement either for procedures performed using our product or patient care incorporating the use of our product, it is unlikely that our product will gain widespread acceptance.
Maintaining and growing revenues from FloChec™ depends on the availability of adequate coverage and reimbursement from third-party payors, including government programs such as Medicare and Medicaid, private insurance plans and managed care programs. Healthcare providers that use medical devices such as FloChec™ to test their patients generally rely on third-party payors to pay for all or part of the costs and fees associated with the procedures performed with these devices, or to compensate them for their patient care services. The existence of adequate coverage and reimbursement for the procedures or patient care performed with FloChec™ by government and private insurance plans is central to the acceptance of FloChec™ and any future products. During the past several years, third-party payors have undertaken cost-containment initiatives including different payment methods, monitoring healthcare expenditures, and anti-fraud initiatives. We may not be able to achieve or maintain profitability if third-party payors deny coverage or reduce their current levels of payment, or if our costs of production increase faster than increases in reimbursement levels. Further, many private payors use coverage decisions and payment amounts determined by the Centers for Medicare and Medicaid Services, or CMS, which administers the Medicare program, as guidelines in setting their coverage and reimbursement policies. Future action by CMS or other government agencies may diminish payments to physicians, outpatient centers and/or hospitals. Those private payors that do not follow the Medicare guidelines may adopt different coverage and reimbursement policies for procedures or patient care performed with FloChec™. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for the procedures or patient care performed with FloChec™ if any payment is made at all. As the portion of the U.S. population over the age of 65 and eligible for Medicare continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS. Furthermore, the healthcare industry in the United States has experienced a trend toward cost containment as government and private insurers seek to control healthcare costs by imposing lower payment rates and negotiating reduced contract rates with service providers. Therefore, we cannot be certain that the procedures or patient care performed with our product will be reimbursed at a cost-effective level.
Our product, FloChec™, is not specifically approved for reimbursement under any third-party payor codes; if third-party payors refuse to reimburse our customers for their use of our product, it could have a material adverse effect on our business.
Our product, FloChec™, is purchased by healthcare providers, who bill various third-party payors, including governmental healthcare programs, such as Medicare and Medicaid, private insurance plans and managed care programs for procedures in which FloChec™ is used. Reimbursement is a significant factor considered by healthcare providers in determining whether to acquire medical devices or systems such as FloChec™. Although it is our intent that FloChec™ be incorporated as a tool in the routine physical exam of adult patients by primary care providers in a similar fashion to the use of a thermometer or stethoscope (such that reimbursement is not sought), we cannot control whether or not providers who use FloChec™ will seek reimbursement. Therefore, our ability to successfully commercialize FloChec™ could depend on the adequacy of coverage and reimbursement from these third-party payors.
Currently, FloChec™ is not specifically approved for any particular reimbursement code. Although most of our customers report being covered and reimbursed by third-party payors consistently for procedures using a variety of different reimbursement codes, there is a risk that third-party payors may disagree with the reimbursement under a particular code. In addition, some potential customers have deferred renting our product given the uncertainty regarding reimbursement. We do not track denial of requests for reimbursement made by the users of our product. It is our belief that such denials have occurred and might occur in the future with more or less frequency. Even if our product and procedures are often currently covered and reimbursed by third-party payors and Medicare, problems for customers to receive reimbursement or adverse changes in payors’ coverage and reimbursement policies that affect our product could harm our ability to market FloChec™. Obtaining approval for a particular reimbursement code is timely and can be costly. Accordingly, at this time, and given the way we intend FloChec™ to be used, we do not intend to pursue formal approval for FloChec™ for any particular code.
Moreover, we are unable to predict what changes will be made to the reimbursement methodologies used by third-party payors. We cannot be certain that under current and future payment systems, in which healthcare providers may be reimbursed a set amount based on the type of procedure performed, such as those utilized by Medicare and in many privately managed care systems, the cost of our product will be justified and incorporated into the overall cost of the procedure.
We have limited experience marketing FloChec™ and may not be able to generate anticipated sales.
Because we launched FloChec™ in the first quarter of 2011, we have limited experience marketing our product. As of January 31, 2014, our U.S. sales force consisted of 5 exclusive sales representatives. In August 2012, we signed a co-exclusive supply and distribution agreement with Bard Peripheral Vascular, Inc., a large medical device company, to distribute FloChec™. Our operating results are directly dependent upon our sales and marketing efforts and to a lesser extent, the efforts of our co-exclusive contract distributor. While we expect our sales representatives and our co-exclusive contract distributor to develop long-lasting relationships with the physicians and healthcare providers they serve and provide services in accordance with our standards. However, we do not control our co-exclusive contract distributor, and it operates and oversees its own daily operations. There is a risk that our co-exclusive contract distributor will not always act consistent with our best interests. If our co-exclusive contract distributor fails to adequately promote and market FloChec™, our revenues could decrease and we might not be able to achieve or maintain profitability and it could have a material adverse effect on our business and financial condition.
We face challenges and risk in managing and maintaining our distribution network and the parties who make up that network.
We face significant challenges and risks in managing our distribution network and retaining the parties who make up that network. If any of our direct sales representatives were to leave us, or if our distributor were to cease to do business with us, our sales could be adversely affected. Our co-exclusive distributor accounted for less than 20% of our revenue for the year ended December 31, 2012 and nine months ended September 30, 2013. If our co-exclusive distributor were to cease to distribute our product, it would slow down our efforts to gain widespread market acceptance of FloChec™. Although we have a good relationship with our co-exclusive distributor and have no reason to believe that our current contract will not be renewed when it expires at the end of 2014, or that our co-exclusive distributor will terminate our arrangement prior to expiration (which it is permitted to do upon 90 days’ notice under our contract), we may need to seek out alternatives, such as increasing our direct sales force or contracting with external independent sales representatives or enter another distributor relationship. There is no guarantee that we would be successful in our efforts to find independent sales representatives or another large distributor, or that we would be able to negotiate contract terms favorable to us. Failure to hire or retain qualified direct sales representatives or independent distributors would prevent us from expanding our business and generating revenues, which would have a material adverse effect on our ability to achieve or maintain profitability.
To adequately commercialize FloChec™, we may need to increase our sales and marketing network, which will require us to hire, train, retain and supervise employees.
If we increase our marketing efforts with respect to FloChec™, or launch new products we will need to expand the reach of our marketing and sales network. Our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled direct sales representatives, independent sales representatives or distributors with significant technical knowledge about our product. New hires require training, supervision and take time to achieve full productivity. If we fail to train and supervise new hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize FloChec™ which would adversely affect our business, results of operations and financial condition.
We do not require our customers to enter into long-term leases or maintenance contracts for FloChec™ and may therefore lose customers on short notice.
Our business is based on a service model rather than an outright sale of our FloChec™ product. Our service model pricing is based on data collected on use rates of FloChec™ and third-party payment rates to physicians and facilities using our product. We require no down payment, long-term commitment or maintenance contract or fees from our customers and replace damaged products free of charge in the service model. If we lose current customers on short notice, we may not be able to find new customers to replace them with in a timely manner and that could adversely affect our business, results of operations and financial condition. In addition, our business model of replacing damaged products free of charge may prove to be costly and affect the profitability of our service model.
We rely heavily upon the talents of our Chief Executive Officer and Chief Operating Officer, the loss of either could severely damage our business.
Our performance depends to a large extent on a small number of key scientific, technical, managerial and marketing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Dr. Douglas Murphy-Chutorian, and our Chief Operating Officer, Robert G. McRae. Dr. Murphy-Chutorian and Mr. McRae each provide highly valuable contributions in instituting a strong focus of specification methods, test method development and improved product quality. In particular, Mr. McRae has defined our product development pipeline and budget, provided design controls and enhanced the customer support functions. Although we have key man insurance for Mr. McRae, we do not have such insurance for Dr. Murphy-Chutorian. The loss of either Dr. Murphy-Chutorian or Mr. McRae’s services could still severely damage our business prospects, which could have a material adverse effect on our financial condition and results of operations.
We rely on a sole independent supplier and single facility for the manufacturing of FloChec™. Any delay or disruption in the supply of the product or facility, may negatively impact our operations.
We manufacture our product, FloChec™, through a sole independent contractor. The loss or disruption of our relationships with outside vendors could subject us to substantial delays in the delivery of our product to customers. Significant delays in the delivery of our product could result in possible cancellation of orders and the loss of customers. Although we expect our vendor to comply with our contract terms, we do not have control over our vendor. Our inability to provide a product that meets delivery schedules could have a material adverse effect on our reputation in the industry, which could have a material adverse effect on our financial condition and results of operations.
Further, we manufacture FloChec™ through this sole contract manufacturer in one single facility. If an event occurred that resulted in material damage to this manufacturing facility or our manufacturing contractor lacked sufficient labor to fully operate the facility, we may be unable to transfer the manufacture of FloChec™ to another facility or location in a cost-effective or timely manner, if at all. This potential inability to transfer production could occur for a number of reasons, including but not limited to a lack of necessary relevant manufacturing capability at another facility, or the regulatory requirements of the FDA or other governmental regulatory bodies. Even if there are many qualified contract manufacturers available around the country and our product is relatively easy to manufacture, such an event could have a material adverse effect on our financial condition and results of operations.
Because we operate in an industry with significant product liability risk, and we may not be sufficiently insured against this risk, we may be subject to substantial claims against our product.
The development, manufacture and sale of products used in a medical setting entails significant risks of product liability claims. Although we maintain product liability insurance to cover us in the event of liability claims, and as of the date of this prospectus, no such claims have been asserted or threatened against us, our insurance may not be sufficient to cover all possible future product liabilities. Accordingly, we may not be adequately protected from any liabilities, including any adverse judgments or settlements, we might incur in connection with the development, clinical testing, manufacture and sale of our product. A successful product liability claim or series of claims brought against us that result in an adverse judgment against or settlement by us in excess of any insurance coverage could seriously harm our financial condition or reputation. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer, which could have a material adverse effect on our business, financial condition and results of operations. In addition, product liability insurance is expensive and may not always be available to us on acceptable terms, if at all.
We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs.
The manufacturing and marketing of FloChec™ and any future products that we may develop involves an inherent risk that our products may prove to be defective. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall of FloChec™ or one of our future products, or a similar product manufactured by another manufacturer, could impair sales of the products we market as a result of confusion concerning the scope of the recall or as a result of the damage to our reputation for quality and safety.
If we fail to properly manage our anticipated growth, our business could suffer.
Our growth has placed, and will continue to place, a significant strain on our management and on our operational and financial resources and systems. Failure to manage our growth effectively could cause us to over-invest or under-invest, and result in losses or weaknesses. Additionally, our anticipated growth will increase the demands placed on our supplier, resulting in an increased need for us to carefully monitor for quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals.
Fluctuations in insurance cost and availability could adversely affect our profitability or our risk management profile.
We hold a number of insurance policies, including product liability insurance, directors’ and officers’ liability insurance, and workers’ compensation insurance. If the costs of maintaining adequate insurance coverage increase significantly in the future, our operating results could be materially adversely affected. Likewise, if any of our current insurance coverage should become unavailable to us or become economically impractical, we would be required to operate our business without indemnity from commercial insurance providers. If we operate our business without insurance, we could be responsible for paying claims or judgments against us that would have otherwise been covered by insurance, which could adversely affect our results of operations or financial condition.
We will need to generate significant revenues to become and remain profitable.
We intend to increase our operating expenses substantially as we add sales representatives to increase our geographic sales coverage, increase our marketing capabilities, pursue research and new product development and increase our general and administrative functions to support our growing operations. We will need to generate significant sales to achieve and maintain profitability and we might not be able to do so. Even if we do generate significant sales, we might not be able to become profitable or sustain or increase profitability on a quarterly or annual basis in the future. If our sales grow more slowly than we anticipate or if our operating expenses exceed our expectations, our financial performance will likely be adversely affected.
Our future financial performance will depend in part on the successful improvements and software updates to FloChec™ on a cost-effective basis.
Our future financial performance will depend in part on our ability to influence, anticipate, identify and respond to changing consumer preferences and needs and the technologies relating to the care and treatment of vascular problems. We can provide no assurances that FloChec™ will achieve significant commercial success as in the past and that it will gain meaningful market share. We may not correctly anticipate or identify trends in consumer preferences or needs, or may identify them later than competitors do. In addition, difficulties in manufacturing or in obtaining regulatory approvals may delay or prohibit improvements to FloChec™. Further, we may not be able to develop improvements and software updates to FloChec™ at a cost that allows us to meet our goals for profitability. Service costs relating to our product may be greater than anticipated, rentals may be returned prior to the end of the lease term, and we may be required to devote significant resources to address any quality issues associated with FloChec™.
Failure to successfully introduce improve or update FloChec™ on a cost-effective basis, or delays in customer decisions related to the evaluation of FloChec™ could cause us to lose market acceptance and could materially adversely affect our business, financial condition and results of operations.
We operate in an intensely competitive and rapidly changing business environment, and there is a substantial risk our products could become obsolete or uncompetitive.
The market for medical systems, equipment and other devices is highly competitive. We compete with many medical service companies in the United States and internationally in connection with FloChec™ and products under development. We face competition from numerous companies in the diagnostic area, as well as competition from academic institutions, government agencies and research institutions. Most of our current and potential competitors have, and will continue to have, substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do. There can be no assurance that we will have sufficient resources to successfully commercialize FloChec™ or any other future products that we may develop, if and when they are approved for sale or lease. Our future success will depend largely upon our ability to anticipate and keep pace with developments and advances. Current or future competitors could develop alternative technologies or products that are more effective, easier to use or more economical than what we or any potential licensee develop. If our technologies or products become obsolete or uncompetitive, our related product sales and licensing revenue would decrease. This would have a material adverse effect on our business, financial condition and results of operations.
One of our business strategies is developing additional products that allow healthcare providers to capture the full reimbursement potential for their services. The development of new products involves time and expense and we may never realize the benefits of this investment.
As part of our business strategy, we intend to develop additional products that allow healthcare providers to capture the full reimbursement potential for their services. Such product development may require substantial investments and we may commit significant resources and time before knowing whether our efforts will translate into profits for our company. It is possible that our development efforts will not be successful and that we will not be able to develop new products, or if developed that such products will obtain the necessary regulatory approvals for commercialization. Even if approved, there is no guarantee that such products will achieve market acceptance and we may never realize the benefits of any investment in this strategy.
Risks Related to our Legal and Regulatory Environment
Our business is subject to many laws and government regulations governing the manufacture and sale of medical devices, including the FDA’s 510(k) clearance process.
FloChec™ and any future are medical devices that we may develop are subject to extensive regulation in the United States by the federal government, including by the FDA. The FDA regulates virtually all aspects of a medical device’s design, development, testing, manufacturing, labeling, storage, record keeping, adverse event reporting, sale, promotion, distribution and shipping. We must report to the FDA when evidence suggests that one of our devices may have caused or contributed to death or serious injury or has malfunctioned and the device or a similar device would be likely to cause or contribute to death or serious injury if the malfunction were to recur. If such adverse event occurred, we could incur substantial expense and harm to our reputation and our business and results of operations could be adversely affected.
Before a new medical device can be marketed in the United States, it must first receive either premarket approval or 510(k) clearance from the FDA, unless an exemption exists. The same rule applies when a manufacturer plans to market a medical device for a new use. The process can be costly and time-consuming. The FDA is expected to respond to a section 510(k) notification in 90 days, but often takes much longer. The premarket approval process usually takes six months to three years, but may take longer. We cannot assure that any new medical devices or new use for FloChec™ that we develop will be cleared or approved in a timely or cost-effective manner, if cleared or approved at all. Even if such devices are cleared or approved, the products may not be cleared or approved for all indications. Because medical devices may only be marketed for cleared or approved indications, this could significantly limit the market for that product and may adversely affect our results of operations.
FloChec™ was cleared through the 510(k) clearance process in February 2010. However, any modification to a cleared 510(k) device that could significantly affect its safety or efficacy, or that would constitute a significant change in its intended use, will require a new clearance process. The FDA requires device manufacturers to make their own determination regarding whether a modification requires a new clearance; however, the FDA can review and invalidate a manufacturer’s decision not to file for a new clearance. We cannot guarantee that the FDA will agree with our decisions not to seek clearances for particular device modifications or that we will be successful in obtaining 510(k) clearances for modifications. Any such additional clearance processes with the FDA could delay our ability to market a modified product and may adversely affect our results of operations.
The FDA may change its policies, adopt additional regulations, or revise existing regulations, in particular relating to the 510(k) clearance process.
The FDA also may change its policies, adopt additional regulations, or revise existing regulations, each of which could prevent or delay premarket approval or 510(k) clearance of a device, or could impact our ability to market our currently cleared device. We anticipate significant changes in the near future that will affect the way the 510(k) clearance program will operate. On August 3, 2010, the FDA released for public comment two internal working group reports with numerous recommendations to improve the 510(k) clearance process and utilize science in regulatory decision making to encourage innovation yet maintain predictability of the clearance process. In July, 2011, the Institute of Medicine, which was asked by the FDA to evaluate and make recommendations on the 510(k) clearance program, released its report entitled “Medical Devices and the Public’s Health, The FDA 510(k) Clearance Process.” The report contained numerous and broad recommendations that, if followed, will have a significant impact on the medical device industry. Also in July, 2011, the FDA issued a draft guidance titled “510(k) Device Modifications: Deciding When to Submit a 510(k) for a Change to an Existing Device.” This draft guidance document was withdrawn on July 17, 2012 in accordance with Section 510(n)(2)(B) of the Federal Food, Drug, and Cosmetic Act as amended by the Food and Drug Administration Safety and Innovation Act. An existing 1997 guidance on the same topic therefore remains in effect, but any future reforms could require us to file new 510(k) clearances and could increase the total number of 510(k) clearance to be filed. We cannot predict what effect these reforms will have on our ability to obtain 510(k) clearances in a timely manner. We also cannot predict the nature of other regulatory reforms and their resulting effects on our business.
Our business is subject to unannounced inspections by FDA to determine our compliance with FDA requirements.
FDA inspections can result in inspectional observations on FDA’s Form-483, warning letters or other forms of more significant enforcement action. More specifically, if FDA concludes that we are not in compliance with applicable laws or regulations, or that FloChec™ or any future medical device we develop is ineffective or pose an unreasonable health risk, the FDA could:
•
  require us to notify health professionals and others that our devices present unreasonable risk of substantial harm to public health;
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  order us to recall, repair, replace or refund the cost of any medical device that we manufactured or distributed;
•
  detain, seize or ban adulterated or misbranded medical devices;
•
  refuse to provide us with documents necessary to export our product;
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  refuse requests for 510(k) clearance or premarket approval of new products or new intended uses;
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  withdraw 510(k) clearances that are already granted;
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  impose operating restrictions, including requiring a partial or total shutdown of production;
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  enjoin or restrain conduct resulting in violations of applicable law pertaining to medical devices; and/or
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  assess criminal or civil penalties against our officers, employees or us.
If the FDA concludes that we failed to comply with any regulatory requirement during an inspection, it could have a material adverse effect on our business and financial condition. We could incur substantial expense and harm to our reputation, and our ability to introduce new or enhanced products in a timely manner could be adversely affected.
Although part of our business strategy is based on certain advantageous new payment provisions enacted under the current government healthcare reform, we also face significant uncertainty in the industry regarding the implementation of the Health Care Reform Law.
Political, economic and regulatory influences are subjecting the healthcare industry to fundamental changes. In March 2010, President Obama signed into law the Health Care Reform Law. The Health Care Reform Law has brought a new way of doing business for providers and health insurance plans. We believe that fee for service programs will be reduced in favor of capitated programs that pay a monthly fee per patient. Risk factor adjustments per patient will provide payment that is higher for sicker patients who have conditions that are codified. Quality of care measured by completeness and wellness will induce higher payments per patient. These changes are already in place for 14 million participants in the Medicare

Advantage program and are expected to expand to more types of insured patients as healthcare reform is deployed. Although we expect these measures to be mainly positive for our business given the ability of FloChec™ to measure blood flow in an in-office setting, which can assist doctors and other providers to suspect PAD and other vascular diseases, due to uncertainties regarding the ultimate features of the new federal legislation and its implementation, we cannot predict what impact the Health Care Reform Law may have on us, our customers or our industry. If the Health Care Reform Law is not implemented as we anticipate, or if changes are made in the implementation of the Health Care Reform Law such that there are no incentives for identifying sicker patients, it would negatively affect our business prospects and strategy, and could materially adversely affect our business, financial condition and results of operations.
In addition, the Health Care Reform Law imposes a 2.3% excise tax on the sale, lease, rental or use of any taxable human medical device after December 31, 2012, subject to certain exclusions, by the manufacturer, producer or importer of such device. Generally, the lease of a taxable medical device by the manufacturer will be treated as a sale for purposes of the medical device excise tax, and the medical device excise tax will be imposed on the portion of the lease payment that relates to the use of the taxable medical device (subject to limitation in certain circumstances). The total cost to the industry is expected to be approximately $30 billion over ten years. This new and significant tax burden could have a negative impact on our results of our operations. Further, the Health Care Reform Act encourages hospitals and physicians to work collaboratively through shared savings programs, such as accountable care organizations, as well as other bundled payment initiatives, which may ultimately result in the reduction of medical device acquisitions and the consolidation of medical device suppliers used by hospitals. While passage of the Health Care Reform Law may ultimately expand the pool of potential patients for FloChec™, the above-discussed changes could adversely affect our financial results and business.
Our business may be adversely impacted by the recent sequestration signed into law in the United States.
On March 1, 2013, most agencies of the federal government automatically reduced their budgets according to an agreement made by Congress in 2012 known as “sequestration.” Originally devised as an incentive to force Congressional agreement on budget issues, the sequestration order was approved on March 1, 2013 by the President of the United States. For claims submitted with dates of service or dates of discharge after April 1, 2013, these cuts will result in Medicare payments to health care providers, health care plans and drug plans being reduced by 2%.
The applicable healthcare fraud and abuse laws and regulations, along with the increased enforcement environment, may lead to an enforcement action targeting us, which could adversely affect our business.
We are subject to healthcare fraud and abuse laws and regulations including, but not limited to, the Federal Anti-Kickback Statute, state anti-kickback statutes, the Federal False Claims Act, and state false claims acts. Additionally, to the extent we maintain financial relationships with physicians and other healthcare providers, we may be subject to Federal and state physician payment sunshine laws and regulations, which require us to track and disclose these financial relationships. These and other laws regulate interactions amongst health care entities and with sources of referrals of business, among other things. The Federal Anti-Kickback Statute is a criminal statute that imposes substantial penalties on persons or entities that offer, solicit, pay or receive payments in return for referrals, recommendations, purchases or orders of items or services that are reimbursable by Federal healthcare programs. The False Claims Act imposes liability, including treble damages and per claim penalties, on any person or entity that submits or causes to be submitted a claim to the Federal government that he or she knows (or should know) is false. The Health Care Reform Law further provides that a claim submitted for items or services, the provision of which resulted from a violation of the Anti-Kickback Statute, is “false” under the False Claims Act and certain other false claims statutes.
We may be subject to liability under these laws and may also be subject to liability for any future conduct that is deemed by the government or the courts to violate these laws. Additionally, over the past ten years, partially as the result of the passage of the Health Insurance Portability and Accountability Act of 1996 and of the Health Care Reform Law, the government has pursued an increasing number of enforcement actions. This increased enforcement environment may increase scrutiny of us, directly or indirectly, and could increase the likelihood of an enforcement action targeting us. We have entered into a supply and distribution agreement with Bard Peripheral Vascular, Inc., as well as purchase agreements with a number of our customers, including parties that bill Federal healthcare programs for use of our product, all of whom may be subject to government scrutiny. Finally, to the extent that any of the agreements are breached or terminated, our business may experience a decrease in revenues. In addition, to the extent that our customers, many of whom are providers, may be affected by this increased enforcement environment, our business could correspondingly be affected. It is possible that a review of our business practices or those of our customers by courts or government authorities could result in a determination with an adverse effect on our business. We cannot predict the effect of possible future enforcement actions on our business.
Changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates.
We are subject to income and other taxes in the United States. Significant judgment is required in evaluating our provision for income taxes. During the ordinary course of business, there are many transactions for which the ultimate tax determination is uncertain. For example, there could be changes in the valuation of our deferred tax assets and liabilities or changes in the relevant tax, accounting, and other laws, regulations, principles and interpretations. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation could be materially different from our historical income tax provisions and accruals. The results of an audit or litigation, or the effects of a change in tax policy in the United States, could have a material effect on our operating results in the period or periods for which that determination is made.
We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
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  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;
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  not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;
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  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;
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  reduced disclosure obligations regarding executive compensation; and
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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We have taken advantage of reduced reporting burdens in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result of this election, our financial statements may not be comparable to other companies that comply with public company effective dates.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The NASDAQ Capital Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our Board of Directors.
We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.
We currently have material weaknesses in our internal control over financial reporting. If we are unable to successfully remediate these material weaknesses in our internal control over financial reporting, it could have an adverse effect on our company.
In connection with the audit of our financial statements for the year ended December 31, 2012, our management and independent registered public accounting firm identified certain material weaknesses in our internal control over financial reporting. These material weaknesses related to our lack of a sufficient complement of personnel with an appropriate level of knowledge and experience in the application of U.S. generally accepted accounting principles, or GAAP, commensurate with our financial reporting requirements and the fact that policies and procedures with respect to the review, supervision, and monitoring of our accounting and reporting functions were either not designed and in place or not operating effectively. As a result, numerous audit adjustments to our financial statements were identified during the course of the audit. Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting as of December 31, 2012 in accordance with the provisions of the Sarbanes-Oxley Act. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by management or our independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.
In an effort to remediate these material weaknesses, soon after the closing of the initial public offering, we intend to increase the number of our finance and accounting personnel, including hiring a Chief

Financial Officer with public company experience. We cannot assure you that these measures will significantly improve or remediate the material weakness described above. We also cannot assure you that we have identified all or that we will not in the future have additional material weaknesses. Accordingly, material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting for purposes of our attestation when required by reporting requirements under the Exchange Act or Section 404 of the Sarbanes-Oxley Act after this offering. If we are not able to remedy these material weaknesses in our internal control over financial reporting, or if we have additional material weaknesses in our internal control over financial reporting in the future, it could have an adverse effect on our company.
Risks Related to Our Intellectual Property
Our success largely depends on our ability to obtain and protect the proprietary information on which we base our product.
Our success depends in large part upon our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to license from others patents and patent applications necessary to develop our product. If our patent or any future patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our product was to be limited, our ability to continue to manufacture and market our product could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.
As of January 31, 2014, we have been issued, or have rights to, one U.S. patent. In addition, we have filed three U.S. patent applications that are still pending. The patent we hold may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on this patent. These risks are also present for the process we use for manufacturing our product. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our product, either in the United States or in international markets. The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. We may institute, become party to, or be threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our product and technology, including interference or derivation proceedings before the U.S. Patent and Trademark Office, or USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our product and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings.
We may need to license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.
A third party may hold intellectual property, including patent rights that are important or necessary to the development of FloChec™ or any future products. It may be necessary for us to use the patented or proprietary technology of a third party to commercialize our own technology or products, in which case we would be required to obtain a license from such third party. A license to such intellectual property may not be available or may not be available on commercially reasonable terms, which could have a material adverse effect on our business and financial condition.
We may be subject to claims by third parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.
Although we try to ensure that we and our employees and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or that these employees or independent contractors or we have used or disclosed intellectual property in violation of the rights of others. These claims may cover a range of matters, such as challenges to our trademarks, as well as claims that our employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. Although we do not expect the resolution of the proceeding to have a material adverse effect on our business or financial condition, litigation to defend ourselves against claims can be both costly and time consuming, and divert management’s attention away from growing our business.
In addition, while it is our policy to require our employees and independent contractors who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our and their assignment agreements may not be self-executing or may be breached, and we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property.
If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management.
Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.
In addition to seeking patents for some of our technology and product, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also generally enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party infringed a patent or illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed.
Risks Related to our Common Stock and this Offering
After this offering, our executive officers, Directors and principal stockholders, if they choose to act together, will continue to have the ability to control all matters submitted to stockholders for approval.
Upon the closing of this offering, and assuming the sale of 1,180,000 shares of our common stock at an assumed initial public offer price of $8.50 per share (which is the midpoint of the price range on the cover page of this prospectus) our executive officers and Directors, combined with our other existing stockholders who owned more than 5% of our outstanding common stock before this offering will, in the aggregate, beneficially own shares representing approximately 54.0% of our common stock. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:
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  delay, defer or prevent a change in control;
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  entrench our management and the Board of Directors; or
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  impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our corporate charter and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors. Among other things, these provisions:
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  allow the authorized number of our Directors to be changed only by resolution of our board of directors;
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  establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board of Directors;
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  require that stockholder actions must be effected at a duly called stockholder meeting; and
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  limit who may call stockholder meetings.
Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.
If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.
The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares subsequently are issued, you will incur further dilution. Based on an assumed initial public offering price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $6.61 per share, representing the difference between our pro forma net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately 53% of the aggregate price paid by all purchasers of our stock but will own only approximately 26% of our common stock outstanding after this offering.
An active trading market for our common stock may not develop.
Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. Although we have applied to have our common stock approved for listing on The NASDAQ Capital Market, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares or at all.
The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.
Our stock price is likely to be volatile. The stock market in general and the market for smaller medical device companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:
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  the success of competitive products, services or technologies;
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  regulatory or legal developments in the United States and other countries;
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  developments or disputes concerning patent applications, issued patents or other proprietary rights;
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  the recruitment or departure of key personnel;
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  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
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  variations in our financial results or those of companies that are perceived to be similar to us;
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  changes in the structure of healthcare payment systems;
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  market conditions in the medical device sector;
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  general economic, industry and market conditions; and
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  the other factors described in this “Risk Factors” section.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of stockholders intend to sell shares, could reduce the market price of our common stock. After this offering, we will have 4,602,171 outstanding shares of common stock based on the number of shares outstanding as of January 31, 2014 and reflecting the automatic conversion of all of our outstanding shares of convertible preferred stock and the cashless exercise of warrants to acquire additional shares of our convertible preferred stock (which will convert into common stock) in connection with the offering based on an assumed initial public offering price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. This number includes the 1,180,000 shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders. All of the remaining outstanding shares of our common stock are currently restricted as a result of securities laws or lock-up agreements but will become eligible to be sold at various times after the offering. In addition, the current holders of our outstanding shares of common stock and convertible preferred stock have certain registration rights with respect to their shares of common stock, including shares of common stock issuable upon conversion thereof and shares of common stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing shares. See “Description of Securities — Registration Rights.”
Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Cautionary Note Regarding Forward-Looking Statements and Industry Data
This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.
In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “continue,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.
You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors.” Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.
This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third party research, surveys and studies are reliable, we have not independently verified such data.

Use of Proceeds
We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $8,294,124, assuming an initial public offering price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $9,437,544.
A $1.00 increase (decrease) in the assumed initial public offering price of $8.50 per share, would increase (decrease) the net proceeds from this offering by approximately $1,085,600, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering for working capital and general corporate purposes. We anticipate using the proceeds from this offering to continue to grow and invest in our business. We currently anticipate that we will use approximately 54% of the proceeds to invest in our sales and marketing efforts to commercialize our product, and use approximately 32% for general and administrative expenditures, including addressing compliance with U.S. public company requirements, such as hiring additional personnel and investing in our corporate infrastructure. The anticipated general and administrative expenditures also include payment over 25 months of $722,000 of accrued expenses owed to Dr. Murphy-Chutorian, our Chief Executive Officer (see “Certain Relationships and Related Party Transactions — Financings” for more information regarding these accrued expenses). We also anticipate using approximately 9% of the proceeds on research and development efforts and plan to use approximately 5% of the proceeds to acquire additional FloChec™ devices for lease.
This expected use of the net proceeds from this offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.
Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

Dividend Policy
We have not declared or paid any cash dividends on our common stock, and we do not anticipate declaring or paying cash dividends for the foreseeable future. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at our Board of Directors’ discretion and will depend on our financial condition, operating results, capital requirements and other factors that our Board of Directors considers to be relevant.
Determination of Offering Price
The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth. No valuation or appraisal has been prepared for our business.
Prior to this offering, there has been no public market for our shares. The public offering price will be determined through negotiations between us and Aegis Capital Corp., as representative of the underwriters. The factors to be considered in determining the public offering price may include our future prospects and those of our industry in general, sales, earnings and certain of our other financial operating information in recent periods, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those we engage in. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.
We cannot assure you that the public offering price will correspond to the price at which the shares will trade in the public market subsequent to the offering or that an active trading market for the shares will develop and continue after the offering.

Dilution
If you invest in our common stock in this offering, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after giving effect to this offering.
Our historical net tangible book value as of September 30, 2013 was $419,000, or $0.53 per share of our common stock. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2013.
Our pro forma net tangible book value as of September 30, 2013 was $419,000, or $0.12 per share of our common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding as of September 30, 2013, which includes 2,635,421 additional shares after giving effect to the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 2,012,152 shares of our common stock upon the closing of this offering and the cashless exercise (at the assumed initial public offering price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) of outstanding warrants for shares of convertible preferred stock resulting in the issuance of an aggregate of 623,269 shares of common stock upon exercise and subsequent conversion thereof effective upon the closing of this offering.
After giving effect to the sale of the 1,180,000 shares in this offering at the assumed initial public offering price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2013 would have been approximately $8,713,124, or $1.89 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of approximately $1.77 per share to our existing stockholders, and an immediate dilution of $6.61 per share to investors purchasing shares of common stock in this offering.
Dilution in pro forma as adjusted net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.
The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed initial public offering price per share		$8.50
Historical net tangible book value per share as of September 30, 2013	$0.53
Decrease attributable to the conversion of outstanding convertible preferred stock and cashless exercise of warrants to acquire shares of convertible preferred stock	$0.41
Pro forma net tangible book value per share as of September 30, 2013	$0.12
Increase in net tangible book value per share attributable to new investors	$1.77
Pro forma as adjusted net tangible book value per share after this offering		$1.89
Dilution per share to new investors		$6.61
If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $2.06 per share, representing an immediate dilution of $6.44 per share to new investors, assuming that the initial public offering price will be $8.50 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $8.50 per share would increase (decrease) the pro forma as adjusted net tangible book value by $1,085,600, the pro forma as adjusted net tangible book value per share by $0.24 per share, and the dilution in pro forma as adjusted net tangible book value per share to investors in this offering by $0.24 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us and without taking into account the change in number of shares that will be issued upon cashless exercise of our warrants at the new price.
The following table summarizes, on a pro forma as adjusted basis as of September 30, 2013, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid by existing stockholders and by investors participating in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses, at an assumed initial public offering price of $8.50 per share, the midpoint of the price range shown on the cover page of this prospectus.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	3,422,171	74%	$8,982,721	47%	$2.62
New investors	1,180,000	26%	$10,030,000	53%	$8.50
Total	4,602,171	100%	$19,012,721	100%	$4.13

Capitalization
The following table sets forth our capitalization, as of September 30, 2013:
•
  on an actual basis;
•
  on a pro forma basis to give effect to the issuance of 2,635,421 shares of common stock upon the closing of this offering, which reflects (i) the automatic conversion of all such outstanding shares of our convertible preferred stock into an aggregate of 2,012,152 shares of our common stock and (ii) the issuance of an aggregate of 623,269 shares of common stock as result of the cashless exercise at the assumed initial public offering price of $8.50 per share (the mid-point of the price range set forth on the cover page of this prospectus) of outstanding warrants for convertible preferred stock and the automatic conversion of such convertible preferred stock into common stock;
•
  on a pro forma as adjusted basis to give further effect to the sale of the 1,180,000 shares of our common stock in this offering at the assumed initial public offering price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.
You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2013
	Actual	Pro Forma	Pro Forma As Adjusted
Stockholders’ equity:
Convertible Preferred Stock, $0.001 par value per share:
Series A Preferred Stock	$6,020,000	$0	$0
Series A-1 Preferred Stock	482,000	0	0
Series A-2 Preferred Stock	208,000	0	0
Common Stock, $0.001 par value	1,000	3,000	5,000
Additional paid-in capital	2,534,000	9,242,000	17,534,124
Accumulated deficit	(8,826,000)	(8,826,000)	(8,826,000)
Total stockholders’ equity	$419,000	$419,000	$8,713,124
A $1.00 increase or decrease in the assumed initial public offering price of $8.50 per share would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders’ deficit on a pro forma as adjusted basis by approximately $1,085,600, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.
Overview
We are an emerging medical risk-assessment company. Our mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Our first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec™. FloChec™ is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. We received FDA 510(k) clearance for FloChec™ in February 2010, began Beta testing in the third quarter of 2010, and began commercially leasing FloChec™ in January 2011. In the year ended December 31, 2012 we had total revenue of $1,199,000 and a net loss of $2,741,000 compared to $316,000 and $1,876,000, respectively, in 2011. In the first nine months of 2013 we had total revenue of $1,493,000 and a net loss of $1,707,000 compared to $772,000 and $2,085,000, respectively, in the same period in 2012. Our net loss attributable to common stockholders was $1,707,000 for the nine months ended September 30, 2013 compared to $2,170,000 for the same period 2012, and was $2,826,000 for the year ended December 31, 2012 as compared to $1,876,000 for 2011.
Sources of Revenues and Expenses
Revenue
We generate revenue from the rental of our FloChec™ system to our customers. We expect physicians and other providers that use FloChec™ to provide a recurring source of revenue during the lease term. We recognize revenue from the rental of our FloChec™ product as earned, on a month-to-month basis. FloChec™ rentals are billed at the rates established in our lease agreements.
Cost of revenue
Our cost of revenue consists primarily of three components: the depreciation expense of our FloChec™ systems for lease; the write-off of the residual value of FloChec™ systems retired from active leasing; and other miscellaneous items, such as freight, that are not directly related to FloChec™ production. Each FloChec™ unit has a depreciation schedule based on the cost of the unit. The cost of each unit is depreciated on a straightline basis over 36 months. Each unit has its own cost of production, which varies from time to time. We believe that the cost of each unit is a function of manufacturing efficiencies, supply costs and fixed overhead expense as affected by volume of units produced, which change from time to time. When costs of production is lower, the new units have a lower monthly depreciation and decrease the average depreciation per unit per month, which means our cost of revenue is lower. Similary, if cost of production is higher, the new units will have a higher monthly depreciation and increase the average depreciation per unit per month, which means our cost of revenue is higher. We believe growth in the number of monthly depreciation charges is predominately due to our sales and marketing efforts, which add new customers to an established customer base. The retirement of units from active leasing is primarily a function of the aggregate number of FloChec™ units rented and the occurrence from time to time of system upgrades. The other costs of revenue vary primarily as a function of the aggregate number of FloChec™ units rented and changes in operations such as manufacturing, delivery or maintenance.
Engineering and product development expense
Our engineering and product development expense consists of costs associated with the design, development, testing and enhancement of our FloChec™ product and other products in development. We also include salaries and related employee benefits, research-related overhead expenses and fees paid to external service providers in our engineering and product development expense.
Sales and marketing expense
Our sales and marketing expense consists primarily of sales commissions and support costs, salaries and related employee benefits, travel, education, trade show and marketing costs.
General and administrative expense
Our general and administrative expense consists primarily of salaries and related employee benefits, professional service fees, associated travel costs and depreciation and amortization expense.
Total other income (expense)
Our total other income (expense) primarily reflects other taxes and fees as well as interest income and expense.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures in the financial statements. Critical accounting policies are those accounting policies that may be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and that have a material impact on financial condition or operating performance. While we base our estimates and judgments on our experience and on various other factors that we believe to be reasonable under the circumstances, actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies used in the preparation of our financial statements require significant judgments and estimates. For additional information relating to these and other accounting policies, see Note 2 to our audited financial statements, appearing elsewhere in this prospectus.
Revenue Recognition
We recognize revenue for renting our FloChec™ product to customers as earned, on a month-to-month basis. FloChec™ rent is billed at our established rates.
Stock-Based Compensation
We recognize compensation expense in an amount equal to the estimated grant date fair value of each option grant, or stock award over the estimated period of service and vesting. This estimation of the fair value of each stock-based grant or issuance on the date of grant involves numerous assumptions by management. Although we calculate the fair value under the Black Scholes option pricing model, which is a standard option pricing model, this model still requires the use of numerous assumptions, including, among others, the expected life (turnover), volatility of the underlying equity security, a risk free interest rate and expected dividends. The model and assumptions also attempt to account for changing employee behavior as the stock price changes and capture the observed pattern of increasing rates of exercise as the stock price increases. The use of different values by management in connection with these assumptions in the Black Scholes option pricing model could produce substantially different results. As of September 30, 2013, all outstanding stock options are fully vested.
Accounting for Income Taxes
Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates. Future tax benefits are subject to a valuation allowance when management is unable to conclude that our deferred tax assets will more-likely-than-not be realized from the results of operations. Our estimate for the valuation allowance for deferred tax assets requires management to make significant estimates and judgments about projected future operating results. If actual results differ from these projections or if management’s expectations of future results change, it may be necessary to adjust the valuation allowance.
Emerging Growth Company Elections
The JOBS Act provides that an emerging growth company, such as our company, can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have elected to avail ourselves of this exemption. As a result, our financial statements may not be comparable to other public companies that comply with public company effective dates. In the future, we may elect to opt out of the extended period for adopting new accounting standards. If we do so, we would need to disclose such decision and it would be irrevocable.
Factors Affecting Future Results
We have not identified any factors that have a recurring effect that are necessary to understand period to period comparisons as appropriate, nor any one-time events that have an effect on the financials.
Results of Operations
Nine Months Ended September 30, 2013 Compared to Nine Months Ended September 30, 2012
Revenue
We had revenue of $1,493,000 for the nine months ended September 30, 2013, an increase of $721,000 or 93%, compared to $772,000 in the same period in 2012. We invoice rental revenue monthly for each unit installed with a customer. The average amount per invoice is affected by the mix of units rented by direct customers or distributors, by price changes and by discounts. The primary reasons for the increase in revenue were that the number of monthly invoices grew 83% and the average amount per invoice grew 6% compared to the same period in 2012. We believe that growth in the number of monthly invoices is predominately due to our sales and marketing efforts, which add new customers to an established customer base.
Operating expenses
We had total operating expenses of $3,073,000 for the nine months ended September 30, 2013, an increase of $314,000, or 11%, compared to $2,759,000 in the same period in 2012. The primary reason for the increase was increased sales and marketing expense. The changes in the various components of our operating expenses are described below.
Cost of revenue
We had cost of revenue of $276,000 for the nine months ended September 30, 2013, an increase of $44,000, or 19%, from $232,000 for the same period in 2012. The primary reasons for the increase were that aggregate depreciation of our FloChec™ systems for lease increased $39,000, or 83%, in the 2013 period compared to the 2012 period as there was an 83% increase in the number of monthly depreciation charges corresponding to the 83% increase in number of monthly rental invoices. Average depreciation per unit per month was unchanged. Other cost of revenue items, such as freight and other miscellaneous items, which are not associated with FloChec™ system production, were $27,000 higher in the 2013 period compared to the 2012 period, which was partially offset by $20,000 less cost of units that were retired. There was a system upgrade in 2012 that was responsible for more units retired in that period.
Engineering and product development expense
We had engineering and product development expense of $254,000 for the nine months ended September 30, 2013, an increase of $34,000, or 15%, compared to $220,000 in the same period in 2012. The increase was primarily due to increased consulting costs, offset by lower cost of product development.

Sales and marketing expense
We had sales and marketing expense of $1,585,000 for the nine months ended September 30, 2013, an increase of $273,000, or 21%, compared to $1,312,000 in the same period in 2012. The primary reasons for the increase in sales and marketing expense were $174,000 higher sales commissions associated with higher rental revenue and $81,000 higher salary expense compared to the corresponding prior period.
General and administrative expense
We had general and administrative expense of $958,000 for the nine months ended September 30, 2013, a decrease of $37,000, or 4%, compared to $995,000 in the same period in 2012. The decrease was primarily due to less salaries and fees for employees and consultants than the corresponding prior period, which was partially offset by stock compensation expense associated with accelerating the vesting of stock options.
Net loss
For the foregoing reasons, we had a net loss of $1,707,000 for the nine months ended September 30, 2013, a decrease of $378,000, or 18%, compared to a net loss of $2,085,000 for the nine months ended September 30, 2012, and had a net loss attributable to common stockholders of $1,707,000 for the nine months ended September 30, 2013 compared to $2,170,000 for the nine months ended September 30, 2012.
Year Ended December 31, 2012 Compared to Year Ended December 31, 2011
Revenue
We had revenue of $1,199,000 for the year ended December 31, 2012, an increase of $883,000 or 279% compared to $316,000 in the same period in 2011. We invoice rental revenue monthly for each unit installed with a customer. The average amount per invoice is affected by the mix of units rented by direct customers or distributors, by price changes and by discounts. The primary reasons for the increase in revenue were that the number of monthly invoices grew 218% and the average amount per invoice grew 19% compared to 2011. We believe that growth in the number of monthly invoices is predominately due to our sales and marketing efforts, which add new customers to an established customer base.
Operating expenses
We had total operating expenses of $3,614,000 for the year ended December 31, 2012, an increase of $1,519,000, or 73%, compared to $2,095,000 in the same period in 2011. The primary reason for the increase was increased sales and marketing expense. The changes in the various components of our operating expenses are described below.
Cost of revenue
We had cost of revenue of $364,000 for the year ended December 31, 2012, an increase of $219,000 or 151%, compared to $145,000 for the same period in 2011. The primary reasons were that aggregate depreciation of our FloChec™ systems for lease increased $46,000, or 197%, in 2012 compared to 2011 as there was a 218% increase in the number of monthly depreciation charges corresponding to the 218% increase in number of monthly rental invoices. Average depreciation per unit per month in was 8% lower in 2012 as compared to 2011. Cost of units that were retired increased $198,000 in 2012 as compared to 2011, as 245% greater number of units were retired due to a system upgrade in 2012. This increase was partially offset by lower other cost of revenue items, such as freight and other miscellaneous items, which are not associated with FloChec™ system production, which were $26,000 lower.
Engineering and product development expense
We had engineering and product development expense of $277,000 for the year ended December 31, 2012, an increase of $31,000, or 13%, compared to $246,000 in the same period in 2011. The primary reason for the increase in engineering and product development expense was $70,000 more of consulting expenses performing updates to our FloChec™ system offset by $42,000 lower wages and salaries for employees, compared to the corresponding period of 2011.

Sales and marketing expense
We had sales and marketing expense of $1,718,000 for the year ended December 31, 2012, an increase of $1,071,000, or 166%, compared to $647,000 in the same period in 2011. The primary reasons for the increase in marketing expense were $123,000 more consulting fees, $111,000 more trade show expenses and $28,000 more marketing material costs compared to the corresponding period of 2011. The primary reasons for increase in sales expenses were $282,000 higher sales commissions associated with higher rental revenue, $412,000 in sales salaries, benefits and payroll taxes, and $131,000 in travel and related expenses, compared to the corresponding period of 2011.
General and administrative expense
We had general and administrative expense of $1,255,000 for the year ended December 31, 2012, an increase of $198,000, or 19%, compared to $1,057,000 in the same period in 2011. The primary reason for the increase is due to $191,000 reserve for the principal and interest on the Company’s long-term note receivable to a related party.
Net loss
For the foregoing reasons, we had a net loss of $2,741,000 for the year ended December 31, 2012 compared to a net loss of $1,876,000 for the year ended December 31, 2011,and had a net loss attributable to common stockholders of $2,826,000 for the year ended December 31, 2012 as compared to $1,876,000 for the year ended December 31, 2011.
Liquidity and Capital Resources
We had cash and cash equivalents of $1,504,000 at September 30, 2013 compared to $731,000 at December 31, 2012, and total current liabilities of $1,773,000 at September 30, 2013 compared to $1,179,000 at December 31, 2012. As of September 30, 2013 we had a working capital deficit of approximately $36,000.
Our principal sources of cash have included the issuance of equity and borrowings under loan agreements. We expect that as our revenues grow, our operating expenses will continue to grow and, as a result, we will need to generate significant additional net revenues to achieve profitability. We believe that cash on hand plus cash from our operating activities will be sufficient to fund our operations for at least the next 12 months. Although we do not have any current capital commitments, we expect that we will increase our expenditures following completion of this offering once we have additional capital on hand in order to continue our efforts to grow our business and commercialize FloChec™. Accordingly, following completion of the offering, we expect to make additional expenditures in both sales and marketing, as well as general and administrative to address the material weaknesses in our internal control over financial reporting, and invest in our corporate infrastructure. We also expect to invest in our research and development efforts. However, we do not have any definitive plans as to the exact amounts or particular uses at this time, and the exact amounts and timing of any expenditures may vary signficantly from our current intentions. See ‘‘Use of Proceeds’’ and ‘‘Risk Factors — We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.’’
Operating activities
We used $956,000 of net cash in operating activities for the nine months ended September 30, 2013. Non-cash adjustments to reconcile net loss to net cash provided by operating activities plus changes in operating assets and liabilities provided $751,000 of cash in the nine months ended September 30, 2013. These non-cash adjustments primarily reflect deferred revenue, accrued expenses, accounts payable and stock-based compensation expense, slightly offset by higher trade accounts receivable.
We used $1,821,000 of net cash in operating activities for the year ended December 31, 2012. Non-cash adjustments to reconcile net loss to net cash provided by operating activities plus changes in operating assets and liabilities provided $920,000 of cash in the year ended December 31, 2012. These adjustments primarily reflect accrued expenses, a provision for non-payment of long-term notes receivable – related party, stock based compensation expense, and amortization of deferred financing costs.

We used $1,275,000 of net cash in operating activities for the year ended December 31, 2011. Non-cash adjustments to reconcile net loss to net cash provided by operating activities plus changes in operating assets and liabilities provided $601,000 of cash in the year ended December 31, 2011. These adjustments primarily reflect accrued expenses, warrants issued in exchange for services and amortization of deferred financing costs.
Investing activities
We used $121,000 of net cash in investing activities for the nine months ended September 30, 2013, primarily for purchases of our FloChec™ systems for lease.
We used $381,000 of net cash in investing activities for the year ended December 31, 2012, reflecting the loan extended to Semler HealthPerks, Inc., as well as the purchase of our FloChec™ systems for lease.
We used $187,000 of net cash in investing activities for the year ended December 31, 2011, primarily due to the purchase of our FloChec™ systems for lease.
Financing activities
We generated $1,850,000 of net cash from financing activities during the nine months ended September 30, 2013, primarily from proceeds from sales of shares of our Series A Preferred Stock and warrants to acquire our Series A Preferred Stock in the quarter ending September 30, 2013, which proceeds were partially offset by offering costs and payment of current portion of long-term liabilities.
We generated $2,905,000 of net cash from financing activities during the year ended December 31, 2012, primarily from sales of equity, offset by offering costs and payment of current portion of long-term liabilities.
We generated $1,157,000 of net cash from financing activities during the year ended December 31, 2011, primarily from sales of equity and proceeds from advances payable from investors that would acquire shares of our Series A Preferred Stock and warrants to acquire our Series A Preferred Stock in the quarter ended September 30, 2012, proceeds from loans payable and leases payable, offset by offering costs and payment of current portion of long-term liabilities.
Description of Indebtedness
We currently have no material outstanding indebtedness. See Note 7 to our audited financial statements appearing elsewhere in this prospectus for description of our outstanding indebtedness.
Off-Balance Sheet Arrangements
As of each of September 30, 2013 and December 31, 2012, we had no off-balance sheet arrangements.
Commitments and Contingencies
As of each of September 30, 2013 and December 31, 2012, other than employment/consulting agreements with key executive officers, we had no material commitments other than the liabilities reflected in our financial statements.
JOBS Act
In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period, and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

Internal Control Over Financial Reporting
In connection with the audit of our financial statements for the year ended December 31, 2012, our management and independent registered public accounting firm identified certain material weaknesses in our internal control over financial reporting. These material weaknesses related to our lack of a sufficient complement of personnel with an appropriate level of knowledge and experience in the application of U.S. generally accepted accounting principles, or GAAP, commensurate with our financial reporting requirements and the fact that policies and procedures with respect to the review, supervision, and monitoring of our accounting and reporting functions were either not designed and in place or not operating effectively. As a result, numerous audit adjustments to our financial statements were identified during the course of the audit. Our management and independent registered public accounting firm did not perform an evaluation of our internal control over financial reporting as of December 31, 2012 in accordance with the provisions of the Sarbanes-Oxley Act. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by management or our independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.
In an effort to remediate these material weaknesses, soon after the closing of the initial public offering, we intend to increase the number of our finance and accounting personnel, including hiring a Chief Financial Officer with public company experience. Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. As a result, our management did not perform an evaluation of our internal control over financial reporting as of December 31, 2012. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. We currently do not have an internal audit function.

Business
General
We are an emerging medical risk-assessment company. Our mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Our first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec™. FloChec™ is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec™ received FDA 510(k) clearance in February 2010, we began Beta testing in the third quarter of 2010, and we began commercially leasing FloChec™ in January 2011. In the year ended December 31, 2012 we had total revenue of $1,199,000 and a net loss of $2,741,000 compared to $316,000 and $1,876,000, respectively, in 2011. In the first nine months of 2013 we had total revenue of $1,493,000 and a net loss of $1,707,000 compared to $772,000 and $2,085,000, respectively, in the same period in 2012. Our net loss attributable to common stockholders was $1,707,000 for the nine months ended September 30, 2013 compared to $2,170,000 for the same period 2012, and was $2,826,000 for the year ended December 31, 2012 as compared to $1,876,000 for 2011.
Our Product
We currently have only one patented and FDA cleared product, FloChec™, that we market and lease to our customers. FloChec™ is a four-minute in-office blood flow test. Healthcare providers can use blood flow measurements as part of their examinations of a patient’s vascular condition, including assessments of patients who have vascular disease. The following diagram illustrates the use of FloChec™:

FloChec™ features a sensor clamp that is placed on the toe or finger much like current pulse oximetry devices. Infrared light emitted from the clamp on the dorsal surface of the digit is scattered and reflected by the red blood cells coursing through the area of illumination. Returning light is ‘sensed’ by the sensor. A blood flow waveform is instantaneously constructed by our proprietary software algorithm and displayed on the video monitor. Both index fingers and both large toes are interrogated, which takes about 30 seconds for each. A hardcopy report form is generated that displays four waveforms and the ratio of each leg measurement compared with the arms. Results are classified as Flow Obstruction, Borderline Flow Obstruction and No Flow Obstruction.
We have developed a service model rather than an outright sales model for FloChec™. Our service model pricing is based on data collected on use rates of FloChec™ and third-party payment rates to physicians and facilities using our product. The pricing model eliminates the need to make a capital equipment sale. Consequently, we require no down payment, long-term commitment or maintenance contract or fees from our customers. We replace damaged products free of charge in the service model. FloChec™ has an expected average lifetime of at least three years. We intend to reevaluate the monthly price periodically in consideration of the revenue generation associated with FloChec™. To date, we roughly estimated that routine office usage of the FloChec™ has ranged from a few tests per week up to 10 tests per day.

Our Chairman and co-founder, Dr. Herbert Semler, is an inventor of the technology behind FloChec™. Dr. Semler formed Semler Scientific, Inc., in 2007 to further develop, patent and commercialize his idea. We applied for our patent protecting our proprietary technology in 2007 and U.S. Patent No. 7,628,760 was granted in 2009. FloChec™ received FDA 510(k) clearance in February 2010, we began Beta testing in the third quarter of 2010, and we began commercially leasing FloChec™ in January 2011. We have placed our FloChec™ product with cardiologists, internists, nephrologists, endocrinologists, podiatrists and family practitioners. Many of the 50 years or older patients under the care of these physicians have cardiovascular risk factors such as diabetes, cigarette smoking, high cholesterol or hypertension that lead to the development of PAD.
Other Methods
Blood flow is the amount of blood delivered to a given region per unit time, whereas a blood pressure is the force exerted by circulating blood on the walls of arteries. Given a fixed resistance, blood flow and blood pressure are proportional. The traditional ankle brachial index, or ABI, with Doppler test uses a blood pressure cuff to measure the the systolic blood pressure in the lower legs and in the arms. A blood pressure cuff is inflated proximal to the artery in question. Using a Doppler device, the inflation continues until the pulse in the artery ceases. The blood pressure cuff is then slowly deflated. When the artery’s pulse is re-detected through the Doppler probe the pressure in the cuff at that moment indicates the systolic pressure of that artery. The test is repeated on all four extremities. Well-established criteria for the ratio of the blood pressure in a leg compared to the blood pressure in the arms are used to assess the presence or absence of flow obstruction. Generally these tests take 15 minutes to perform and require a vascular technician to be done properly. Like FloChec™, the traditional analog ABI test with Doppler is a non-invasive physiologic measurement that may be abnormal in the presence of peripheral artery disease, or PAD. Alternatively, primary care physicians may palpate the pedal pulses to assess blood flow in the lower extremities. However, pulse palpation is generally not sensitive for the detection of vascular disease. Other options to detect arterial obstructions are imaging systems that use ultrasound, x-ray technology or magnetic resonance to obtain anatomic information about blood vessels in the legs. However, as compared to FloChec™, imaging tests are much more expensive tests that are performed by specialists in special laboratories or offices.
Market Opportunity
In March 2010, President Obama signed into law the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. This legislation includes reforms and reductions that could affect Medicare reimbursements and health insurance coverage for certain services and treatments. The Health Care Reform Law has brought a new way of doing business for providers and health insurance plans. We believe that fee-for-service programs will be reduced in favor of capitated programs that pay a monthly fee per patient. Fee-for-service is a payment model where services are unbundled and paid for separately. In health care, it gives an incentive for physicians to provide more treatments because payment is dependent on the quantity of care, rather than quality of care. Capitation is a payment arrangement that pays a physician or group of physicians a set amount for each enrolled person assigned to them, per period of time, whether or not that person seeks care. The amount of remuneration is based on the average expected health care utilization of that patient, with greater payment for patients with significant medical history. For Medicare Advantage patients, CMS pays the fee per patient. CMS uses risk adjustment to adjust capitation payments to health plans, either higher or lower, to account for the differences in expected health costs of individuals. Accordingly, under CMS guidelines, risk factor adjustments per patient will provide payment that is higher for sicker patients who have conditions that are codified. The coding system used by CMS for the Medicare Advantage program is a hierarchical condition category, or HCC, diagnostic classification system that begins by classifying over 14,000 diagnosis codes into 805 diagnostic groups, or DXGs. Each code maps to exactly one DXG, which represents a well-specified medical condition, such as DXG 96.01 precerebral or cerebral arterial occlusion with infarction. DXGs are further aggregated into 189 condition categories or CCs. CCs describe a broader set of similar diseases. Diseases within a CC are related clinically and with respect to cost. An example is CC96 Ischemic or Unspecified Stroke, which includes DXGs 96.01 and 96.02 acute but ill-defined cerebrovascular disease.We believe that quality of care measured by completeness and wellness will induce higher payments per patient. These changes are already in place for the approximately 14 million participants in the Medicare Advantage program and are expected to expand to more types of insured patients as healthcare reform is deployed.
Undiagnosed vascular disease of the legs has been called a major under-diagnosed health problem in the United States by the National Institute of Health and the Wall Street Journal. Known as peripheral artery disease, or PAD, this condition is a common and deadly cardiovascular disease that is often undiagnosed. PAD develops when the arteries in the legs become clogged with plaque — fatty deposits — that limit blood flow to the legs. As with clogged arteries in the heart, clogged arteries in the legs place patients at an increased risk of heart attack and stroke. Published studies have shown that persons with PAD are four times more likely to die of heart attack, and two-three times more likely to die of stroke. According to a study by P.G. Steg published in the JAMA, patients with PAD have a 21% event rate of cardiovascular death, heart attack, stroke or cardiovascular hospitalization within 12 months. The SAGE Group has estimated that as many as 18 million people are affected with PAD in the United States alone and A.T. Hirsch et al. in a JAMA published article further estimate that only 11% have claudication (pain on exertion), a classic symptom of PAD. One can lower the risks associated with PAD if the disease is detected, with early detection providing the greatest benefit.
Many people affected with PAD do not have noticeable symptoms. When symptoms of PAD are present, they often include fatigue, heaviness, cramping or pain in the legs during activity, leg or foot pain, sores, wounds or ulcers on the toes, feet, or legs, which are slow to heal. Persons with PAD may become disabled and not be able to work, and can even lead to amputations. According to the SAGE Group, there are approximately 160,000 amputations due to PAD per year and, according to the National Limb Loss Information Center, an estimated 2.0 million Americans are amputees.
Risk factors for developing PAD include:
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  Age (over 50 years)
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  Race (African-American)
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  History of smoking
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  Diabetes
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  High blood pressure
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  High blood cholesterol
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  Personal history of vascular disease, heart attack, or stroke.
We believe medical personnel who care for those older than 50 years are the target market for FloChec™. Based on U.S. Census data, we believe there are more than 80 million older Americans who could be evaluated for the presence of PAD.
According to the Agency for Healthcare Research and Quality, there are over 200,000 internists, family practitioners and gerontologists in the United States. In addition, based on American Heart Association data, there are over 20,000 cardiologists and 7,500 vascular and cardiovascular surgeons. Also, there are millions of diabetic patients seen routinely by endocrinologists. Many podiatrists who see patients with these problems and orthopedic surgeons may see value in screening patients for circulation issues prior to leg procedures. Neurologists may need a tool to differentiate leg pain from vascular versus neurologic etiology. Nephrologists see patients with kidney disease, who have a higher frequency of PAD. Wound care centers need to know the adequacy of limb perfusion. We expect that each physician will have thousands of patient visits annually from people older than 50 years. While, it is standard practice to ask about symptoms of PAD and to feel for diminished pulses on physical exam, we believe that it is often the case in busy practices, that the questions go unasked. In addition, the physical exam of the extremities is generally cursory in the absence of a patient complaint. Given the ease of use and speed of FloChec™, we believe that many doctors will incorporate its use in their practice as a routine annual test to measure blood flow in an extremity. It is our intent that FloChec™ be incorporated as a tool in the routine physical exam of adult patients by primary care providers in a similar fashion to the use of a thermometer or stethoscope. Providers do not request payment for using a stethoscope during the physical examination. Similarly, we do not expect (or intend) for providers that use our FloChec™ to seek such a reimbursement approval. FloChec™ is not specifically approved under a third-party payor code and we do not track customer requests for reimbursements. Accordingly, our customers may or may not be successful in receiving reimbursement if sought.
Strategy
Our mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, while growing revenues and becoming and maintaining profitability. We intend to do this by:
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  Capitalizing on opportunities provided by the Health Care Reform Law.   Under the Health Care Reform Law, for capitated programs, payment is higher for sicker patients who have conditions that are codified. We believe a provider would prefer to have more remuneration for taking care of a patient. A provider expects to spend less time caring for a healthy patient than for a sicker patient. If payment per month was the same for both types of patients, there would be a perverse incentive for the provider to only want to care for healthy persons. Accordingly, CMS anticipated this situation and pays more per month for “sicker” patients who have chronic conditions that are identified on the medical record through use of an established coding system. This creates a business opportunity in finding low-cost, effective means to identify the conditions, which have been established in coding systems for risk adjustment of payments (higher payments paid to providers and healthcare plans to compensate them for caring for sicker or more risky patients). The more common and more dangerous a condition is, the greater the opportunity for profit. The goal is to provide cost-effective wellness.
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  Targeting customers with patients at risk of developing PAD.   Healthcare providers use blood flow measurements as part of their assessment of a patient’s vascular condition. Our strategy is to keep marketing FloChec™ on a lease-based service model, to medical personnel who care for those older than 50, including cardiologists, internists, nephrologists, endocrinologist, podiatrists, and family practitioners. Specifically, we believe there are more than 250,000 physicians and potential customers in the United States alone, many of the patients of whom will be more than 50 years old and at increased risk of developing PAD. Based on U.S. Census data, the evaluable patient population for FloChec™ is estimated to be more than 80 million patients in the United States annually.
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  Expanding the tools available to internists and non-peripheral vascular experts.   Our intention is to provide a tool to internists and non-peripheral vascular experts, for whom it was previously impractical to conduct a blood flow measurement unless in a specialized vascular laboratory. For vascular specialist, FloChec™ does not require the use of blood pressure cuffs (which should not be used on some breast cancer patients), and measures without blood pressure in obese patients and patients with non-compressible, hard, calcified arteries. Currently, these patients often are unable to be measured satisfactorily with traditional analog ABI devices.
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  Developing additional products that allow healthcare providers to capture the full reimbursement potential for their services.   We are currently developing several new products in conjunction with our consultant engineering groups that are intended to provide cost-effective wellness solutions for our growing, established customer base. The new products under development or to be developed may incorporate some of our current technology or new technology. The goal is to achieve a reputation for outstanding service and sell new cost effective wellness solutions to leverage our gains in the marketplace for such product offerings.
Sales and Marketing
We provide our FloChec™ product and services to our customers through our salespersons and through our co-exclusive distributor, Bard Peripheral Vascular, Inc., or Bard, a large medical device company with a worldwide presence in both interventional cardiology and dialysis. We signed a co-exclusive supply and distribution agreement with Bard in late 2012 in an effort to increase our sales and marketing reach, which agreement accounted for less than 20% of our revenues in each of 2012 and the first nine months of 2013. With certain exceptions, we appointed Bard on a co-exclusive basis to lease FloChec™ to certain customers, and we retained the right to lease directly to such customers as well. In addition to our co-exclusive distributor, we have direct sales representatives who have experience in the fields of family practice and podiatry.
We generally make available to our sales team (including our distributor) an inventory of FloChec™ products consistent with their needs. Our product is then directly delivered to our customer by the salesperson at the time he/she conducts in-service training to the customer. Because FloChec™ is relatively easy to use, training can generally be accomplished in less than 15 minutes.
Our customers generally pay by credit card on the 15th of each month as an advance for usage during the next 30 days. We provide technical support daily, coupled directly to the manufacturing operation so that replacement products, if needed, can be shipped overnight directly to the customer. The majority of the support is over the telephone and focuses on software and connectivity issues, rather than hardware. We plan to upgrade FloChec™ operating systems as appropriate by direct shipments. In the future, we plan to ship directly to customers and handle the installation and training remotely if appropriate.
Manufacturing
We manufacture our product, FloChec™ through an independent contractor. We entered into our service and supply agreement with the contract manufacturer in April 2011 and pay our manufacturer for finished goods. The contract provides for subassemblies, product final assembly, test, serialization, finished goods, inventory and shipping operations. Our current contract will remain in force until terminated by us upon three months written notice, or until terminated by either party for cause. Although we believe we have a good working relationship with our current contract manufacturer, there are many such qualified contract manufacturers available around the country should we need to replace them or if they are not able to meet demand as we grow our business as anticipated. We believe FloChec™ is relatively easy to manufacture. We employ a consultant vendor qualification expert to monitor and test the quality controls and quality assurance procedures of our contract manufacturer.
Competition
The principal competitor for FloChec™ is the standard blood pressure cuff ankle-brachial index, or ABI, device. FloChec™ does not include a blood pressure cuff. We are not aware of another product that performs digital ABI without the use of a blood pressure cuff. There are several companies that manufacture the traditional ABI device, which range in price from $2,500 to $20,000. Some of these companies are much larger than us and have more financial resources and their own distributor network. The traditional ABI devices are differentiated by the degree of automation designed into each product. ABI devices that rely more heavily on operator assessment (i.e., listening to the return of pulse while decreasing cuff pressure), are thought to have less objectivity in their measurement. We know of no direct ‘digital ABI’ competitor to FloChec™. Because standard ABI devices require a better trained operator, the products are usually sold to specialized vascular labs that are supervised by a vascular surgeon, with the tests performed by a licensed vascular technician. It is not uncommon for such ABI devices to be marketed to the offices of internists, podiatrists, endocrinologists or most cardiologists.
Our intention is to provide a tool to internists and non-peripheral vascular experts, for whom it was previously impractical to conduct a blood flow measurement unless in a specialized vascular laboratory. For vascular specialists, FloChec™ does not require the use of blood pressure cuffs (which should not be used on some breast cancer patients), and measures without blood pressure in obese patients and patients with non-compressible, hard, calcified arteries. Currently, these patients often are unable to be measured with traditional analog ABI devices.
Research and Development Program
We have dedicated, engineering consultants that are well integrated into our overall business, ranging from customer requirements to technical support. The engineering group uses our in-house quality system as its framework for new product development and release. The majority of the engineering is circuit design and software development, as FloChec™ is PC-based. We are currently developing several new products in conjunction with our consultant engineering groups. These new products are being designed to provide cost-effective wellness solutions for our growing, established customer base. The new products under development or that may be developed may incorporate some of our current technology or new technology. We are also directing much of our activity to building our patent portfolio and protecting proprietary positions.
We have sponsored two recent studies of FloChec™. One of these studies, the results of which were compiled in 2012 and published in a peer reviewed journal in 2013, sought to determine the frequency of finding undiscovered vascular disease in primary care practices using FloChec™. In the study of 632 patients at 19 office practices, the frequency of flow obstruction was 12% and of these patients, 75% did not have classic symptoms of PAD. Among other limitations of the study, the publication mentions the study’s retrospective design, no direct comparison to other vascular tests, and passive data collection such that 8% of patients had one or more missing data fields.
The other recent study we sponsored was designed to assess the side by side performance of FloChec™ compared with traditional analog ABI with Doppler measurements in medical practices. In the study of 181 limbs from 121 patients at 5 medical practices during 2012 and 2013, three techniques were used on all limbs: FloChec™, traditional analog ABI with Doppler, and Duplex ultrasound imaging. Traditional analog ABI with Doppler was unable to perform a conclusive study in 8.7% of limbs. In the remaining limbs, the FloChec™ measurement and the ABI with Doppler measurements were in agreement, or in other words concordant, in 78% of limbs. Among the discordant limbs, Duplex imaging judged that the true positive rate of FloChec™ was significantly higher than that of ABI with Doppler by a 2 to 1 margin. The results of the study have not been submitted for publication in a peer reviewed journal and are available as a white paper that may be shown to potential customers or other interested parties. Among other limitations of the study, the study had a small sample size, was conducted at specialty practices not primary care practices, had a retrospective design with incomplete collection of demographic information and clinical characteristics of the population, was not peer reviewed and was sponsored by us.
Patents and Licenses
We have been issued one patent for our apparatus and method, U.S. Patent No. 7,628,760, which expires December 7, 2026. Three other U.S. patent applications are pending. Other patents are in process.
Governmental Regulation
FloChec™ received FDA 510(k) clearance in February 2010 as a Class II Medical Device. Advanced Vascular Technologies, an entity formerly affiliated with our founder and Chairman, Dr. Semler, applied for and obtained for the 510(k) clearance. However, any interests it may have had in such 510(k) clearance were subsequently assigned to us and it did not manufacture any products for our company. The Class II Medical Device designation means that FloChec™ is a commercial device and is currently being sold in the United States. Class II devices are subject to FDA’s general controls, and any other special controls as deemed necessary by FDA to provide reasonable assurance of the safety and effectiveness of the device. Pre-market review and clearance by FDA for Class II devices are generally accomplished through the 510(k) pre-market notification procedure. Pre-market notification submissions are subject to user fees, unless a specific exemption applies.
As our business is subject to extensive federal, state, local and foreign regulations, we currently employ an established regulatory consultant specializing in medical devices to maintain our regulatory filings, monitor our on-going activities, and ensure compliance with all federal and state regulations.
Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Both federal and state governmental agencies continue to subject the healthcare industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. We believe that we have structured our business operations and relationships with our customers to comply with all applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise. We discuss below the statutes and regulations that are most relevant to our business.

U.S. Food and Drug Administration Regulation
FloChec™ is a medical device subject to extensive regulation by the FDA and other federal, state, local and foreign regulatory bodies. FDA regulations govern, among other things, the following activities that we or our partners perform and will continue to perform:
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  product design and development;
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  product testing;
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  product manufacturing;
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  product safety;
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  post-market adverse event reporting;
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  post-market surveillance;
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  product labeling;
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  product storage;
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  record keeping;
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  pre-market clearance or approval;
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  post-market approval studies;
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  advertising and promotion; and
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  product sales and distribution.
FDA’s Pre-market Clearance and Approval Requirements
To commercially distribute in the United States, FloChec™ or any future medical device we develop requires or will require either prior 510(k) clearance or prior approval of a premarket approval, or PMA, application from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risk are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission for commercial distribution. This process is known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device are placed in class III, requiring approval of a PMA application. Both pre-market clearance and PMA applications are subject to the payment of user fees, paid at the time of submission for FDA review. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.
510(k) Clearance Pathway
To obtain 510(k) clearance, a medical device manufacturer must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMA applications. The FDA’s 510(k) clearance pathway usually takes from three to 12 months from the date the application is completed, but it can take significantly longer and clearance is never assured. Although many 510(k) pre-market notifications are cleared without clinical data, in some cases, the FDA requires significant clinical data to support substantial equivalence. In reviewing a pre-market notification, the FDA may request additional information, including clinical data, which may significantly prolong the review process. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require a PMA application. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination regarding whether a new pre-market submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k)

clearance or approval of a PMA application is obtained. If the FDA requires us to seek 510(k) clearance or approval of a PMA application for any modifications to FloChec™ we may be required to cease marketing or recall the modified device until we obtain this clearance or approval. Also, in these circumstances, we may be subject to significant regulatory fines or penalties for failure to submit the requisite PMA application(s). We have made and plan to continue to make minor additional product enhancements that we believe do not require new 510(k) clearances. In addition, the FDA is currently evaluating the 510(k) clearance process and may make substantial changes to industry requirements, including which devices are eligible for 510(k) clearance, the ability to rescind previously granted 510(k) clearance and additional requirements that may significantly impact the process.
Pre-market Approval Pathway
A PMA application must be submitted if the device cannot be cleared through the 510(k) clearance process and requires proof of the safety and effectiveness of the device to the FDA’s satisfaction. Accordingly, a PMA application must be supported by extensive data including, but not limited to, technical information regarding device design and development, preclinical and clinical trials, data and manufacturing and labeling to support the FDA’s determination that the device is safe and effective for its intended use. After a PMA application is complete, the FDA begins an in-depth review of the submitted information, which generally takes between one and three years, but may take significantly longer. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a preapproval inspection of the manufacturing facility to ensure compliance with Quality System Regulations, or QSRs, which impose elaborate design development, testing, control, documentation and other quality assurance procedures in the design and manufacturing process. The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution and collection of long-term follow-up data from patients in the clinical study that supported approval. Failure to comply with the conditions of approval can result in materially adverse enforcement action, including the loss or withdrawal of the approval. New PMA applications or PMA application supplements are required for significant modifications to the manufacturing process, labeling and design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application, and may not require as extensive clinical data or the convening of an advisory panel.
Pervasive and Continuing FDA Regulation
After a device is placed on the market, regardless of its classification or pre-market pathway, numerous regulatory requirements apply. These include, but are not limited to:
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  establishing registration and device listings with the FDA;
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  quality system regulation, which requires manufacturers to follow stringent design, testing, process control, documentation and other quality assurance procedures;
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  labeling regulations, which prohibit the promotion of products for uncleared or unapproved, i.e., “off-label,” uses and impose other restrictions on labeling;
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  medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;
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  corrections and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the U.S. Federal Food, Drug, and Cosmetic Act, or FDCA, that may present a risk to health; and
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  requirements to conduct post-market surveillance studies to establish continued safety data.

The FDA enforces these requirements by inspection and market surveillance. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:
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  untitled letters or warning letters;
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  fines, injunctions and civil penalties;
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  recall or seizure of our products;
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  operating restrictions, partial suspension or total shutdown of production;
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  refusing our request for 510(k) clearance or pre-market approval of new products;
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  withdrawing 510(k) clearance or pre-market approvals that are already granted; and
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  criminal prosecution.
We are subject to unannounced device inspections by the FDA and the California Food and Drug Branch. These inspections may include our suppliers’ facilities.
Sales and Marketing Commercial Compliance
Federal anti-kickback laws and regulations prohibit, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for, or to induce either the referral of an individual, or the purchase, order or recommendation of, any good or service paid for under federal healthcare programs such as the Medicare and Medicaid programs. Possible sanctions for violation of these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of such prohibitions.
In addition, federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government, or knowingly making, or causing to be made, a false statement to get a false claim paid. Off-label promotion has been pursued as a violation of the federal false claims laws. Pursuant to FDA regulations, we can only market our products for cleared or approved uses. Although surgeons are permitted to use medical devices for indications other than those cleared or approved by the FDA based on their medical judgment, we are prohibited from promoting products for such off-label uses. Additionally, the majority of states in which we market our products have similar anti-kickback, false claims, anti-fee splitting and self-referral laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and violations may result in substantial civil and criminal penalties.
To enforce compliance with the federal laws, the U.S. Department of Justice, or DOJ, has increased its scrutiny of interactions between healthcare companies and healthcare providers, which has led to an unprecedented level of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming. Additionally, if a healthcare company settles an investigation with the DOJ or other law enforcement agencies, the company may be required to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement.
The U.S. and foreign government regulators have increased regulation, enforcement, inspections and governmental investigations of the medical device industry, including increased U.S. government oversight and enforcement of the Foreign Corrupt Practices Act. Whenever a governmental authority concludes that we are not in compliance with applicable laws or regulations, that authority can impose fines, delay or suspend regulatory clearances, institute proceedings to detain or seize our products, issue a recall, impose operating restrictions, enjoin future violations and assess civil penalties against us or our officers or employees and can recommend criminal prosecution. Moreover, governmental authorities can ban or request the recall, repair, replacement or refund of the cost of devices we distribute.
Additionally, the commercial compliance environment is continually evolving in the healthcare industry as some states, including California, Massachusetts and Vermont, mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation and other remuneration to physicians. The Health Care Reform Law also imposes new reporting and disclosure requirements on device manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30, 2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. Device manufacturers will also be required to report and disclose any investment interests held by physicians and their family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission. The shifting compliance environment and the need to build and maintain robust and expandable systems to comply in multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.
Third-Party Coverage and Reimbursement
Although it is our intent that FloChec™ be incorporated as a tool in the routine physical exam of adult patients by primary care providers in a similar fashion to the use of a thermometer or stethoscope (such that reimbursement is not sought), we cannot control whether or not providers who use FloChec™ will seek third-party coverage for such procedures or reimbursement. If providers intend to seek third-party coverage or reimbursement for use of FloChec™, the success of our product could become dependent on the availability of coverage and reimbursement from third-party payors, such as governmental programs including Medicare and Medicaid, private insurance plans and managed care programs. Reimbursement is contingent on established coding for a given procedure, coverage of the codes by the third-party payors and adequate payment for the resources used.
Physician coding for procedures is established by the American Medical Association. CMS, the agency responsible for administering Medicare, and the National Center for Health Statistics, are jointly responsible for overseeing changes and modifications to billing codes used by hospitals for reporting inpatient procedures, and many private payors use coverage decisions and payment amounts determined by CMS for Medicare as guidelines in setting their coverage and reimbursement policies. All physician and hospital coding is subject to change, which could impact coverage and reimbursement and physician practice behavior. We do not track denial of requests for reimbursement made by the users of FloChec™. It is our belief that such denials have occurred and might occur in the future with more or less frequency. We are not in the business of performing FloChec™ measurements or seeking reimbursement from third-party payers as our customers, should they choose to do so, are responsible for performing tests and seeking reimbursements.
Independent of the coding status, third-party payors may deny coverage based on their own criteria, such as if they believe that the clinical efficacy of a device or procedure is not well established and is deemed experimental or investigational, is not the most cost-effective treatment available, or is used for an unapproved indication. We will continue to provide the appropriate resources to patients, physicians, hospitals and insurers in order to promote the best in patient care and clarity regarding reimbursement and work to reverse any non-coverage policies. For some governmental programs, such as Medicaid, coverage and reimbursement differ from state to state, and some state Medicaid programs may not pay an adequate amount for the procedures performed with our products, if any payment is made at all. As the portion of the U.S. population over the age of 65 and eligible for Medicaid continues to grow, we may be more vulnerable to coverage and reimbursement limitations imposed by CMS. National and regional coverage policy decisions are subject to unforeseeable change and have the potential to impact physician behavior. For example, if CMS decreases the monthly payment for a 65 year old patient, then the provider will have to decide which steps to eliminate from his or her routine office visits in order to maintain a profitable business model. If the time of an office visit will need to be reduced to maintain a profitable business, a provider may decide to eliminate certain services or conducting certain procedures, such as deciding not to use a thermometer, take someone’s blood pressure or use a FloChec™ to run an ABI test. Thus, reimbursement limitations imposed by CMS on providers may affect their decision making about which services to provide during an office visit, which could affect our company.
Particularly in the United States, third-party payors carefully review, have undertaken cost-containment initiatives, and increasingly challenge, the prices charged for procedures and medical products as well as any technology that they, in their own judgment, consider experimental or investigational. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval or pre-authorization of the services that a member will receive. Many managed care programs are paying their providers on a capitated basis, which puts the providers at financial risk for the services provided to their patients by paying them a predetermined amount per member per month. The percentage of individuals covered by managed care programs is expected to grow in the United States over the next decade.
There can be no assurance that third-party coverage and reimbursement will be available or adequate, or that future legislation, regulation, or coverage and reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition.
Healthcare Fraud and Abuse
Healthcare fraud and abuse laws apply to our business when a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or most other federally-funded healthcare programs. The federal Anti-Kickback Law prohibits unlawful inducements for the referral of business reimbursable under federally-funded healthcare programs, such as remuneration provided to physicians to induce them to use certain tissue products or medical devices reimbursable by Medicare or Medicaid. The Anti-Kickback Law is subject to evolving interpretations. For example, the government has enforced the Anti-Kickback Law to reach large settlements with healthcare companies based on sham consultant arrangements with physicians or questionable joint venture arrangements. The majority of states also have anti-kickback laws, which establish similar prohibitions that may apply to items or services reimbursed by any third-party payor, including commercial insurers. Further, the recently enacted Health Care Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes.
If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, we and our officers and employees could be subject to severe criminal and civil penalties including, for example, exclusion from participation as a supplier of product to beneficiaries covered by Medicare or Medicaid.
Additionally, the civil False Claims Act prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. Violations of the False Claims Act can result in very significant monetary penalties and treble damages. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigations of healthcare providers and suppliers throughout the country for a wide variety of Medicare billing practices, and has obtained multi-million and multi-billion dollar settlements in addition to individual criminal convictions. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and suppliers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.
Employees
As of January 31, 2014, we had 12 employees, all of whom were full time employees. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good. These employees include 3 officers and 4 direct sales professionals. We also had 12 active consultants.

Description of Property
Because we outsource our manufacturing to a “turn-key” manufacturer and have a geographically dispersed sales force and distributor arrangement, we have minimal needs for office space to conduct our day-to-day business operations. We currently use space for our corporate headquarters on a rent-free basis in a building located at 2330 NW Everett St., Portland, OR, that is owned by our Chairman and co-founder, Dr. Herbert Semler.
Legal Proceedings
We are subject to claims and legal actions that arise in the ordinary course of business from time to time. However, we are not currently subject to any claims or actions that we believe would have a material adverse effect on our financial position or results of operations.

Management
Board of Directors and Executive Officers
The following are our Directors and executive officers and their respective ages and positions as of January 31, 2014:

Name	Age	Position
Herbert J. Semler, M.D.	85	Chairman of the Board
Douglas Murphy-Chutorian, M.D.	59	Chief Executive Officer and Director
Robert G. McRae	45	Chief Operating Officer
Daniel E. Conger	37	Vice President of Finance (principal financial and accounting officer)
William H.C. Chang	57	Director
Greg S. Garfield	50	Director
Dinesh Gupta	63	Director
Elliot A. Sainer	67	Director
Shirley Semler	78	Director
Directors and Executive Officers
Herbert J. Semler, M.D. — Dr. Herbert J. Semler co-founded Semler Scientific, Inc. in 2007 and has served as Chairman of the Board of Directors since that time. Dr. Semler also served as our Chief Executive Officer until October 31, 2012. Over his 45 years of medical practice, Dr. Semler has developed, manufactured, and marketed products for three cardiovascular companies. As a board certified cardiologist, Dr. Semler holds multiple patents and patent applications for cardiovascular products. He has experience with Holter monitoring, telemedicine, cardiac telemetry, pace maker surveillance, cardiac event monitoring, including development of the “King of Hearts” device. Dr. Semler also invented a femoral vascular hemostatic device, which has been used on over fifteen million patients. Dr. Semler has had a distinguished career in medicine including the following accomplishments. He has served as Professor of Cardiology at Oregon Health Sciences University (OHSU) where he founded and funded The Dr. Herbert and Shirley Semler Cardiovascular Institute. He is a Fellow of the American College of Cardiology, American College of Physicians, Society of Cardiac Interventions and Angiography, and the American Heart Association. He has published over 90 articles in the field of cardiovascular medicine. Dr. Semler is the chairman of the Shirley & Herbert Semler Foundation and until March 2008 was the chairman of Advanced Vascular Dynamics. Dr. Semler is currently the Chief Executive Officer of Semler Health Perks, Inc., a private medical consumer software applications company founded by Dr. Semler in October 2012. Dr. Semler is the husband of our Director and co-founder, Shirley Semler. Dr. Semler’s extensive experience in the fields of cardiology and medical device companies, and his experience and knowledge as a founder and executive of our company qualify him to be our Chairman of the Board and Director.
Douglas Murphy-Chutorian, M.D. — Dr. Douglas Murphy-Chutorian has served as a member of our Board of Directors since September 2012 and as our Chief Executive Officer since October 31, 2012. Dr. Murphy-Chutorian has had broad, diverse career experience in healthcare over the past 30 years, stretching from clinician, academician, inventor, entrepreneur, Chief Executive Officer, Chairman of the Board, and consultant to financial firms. Since April 15, 2005, he has been Managing Director of Select Healthcare Capital, LLC. Dr. Murphy-Chutorian is a named inventor on more than 30 patents, and has guided more than 50 products through various regulatory approval processes. His business career has included extensive involvement in all facets of the medical industry from financial, research and development, manufacturing, marketing and sales, regulatory, reimbursement, and clinical trials. His breadth of healthcare experience includes all major sectors of the industry: medical devices, health services, pharmaceuticals, biotechnology and managed care. He received his B.A. and M.D. from Columbia University. He completed his Internal Medicine residency at New York University/Bellevue Medical Center and his fellowship in Cardiology at Stanford University Medical Center. He has served as a faculty member in interventional cardiology at both Stanford and Montefiore Medical Center. Dr. Murphy-Chutorian’s experience as a cardiologist, inventor and executive qualify him to be our Director and Chief Executive Officer.

Robert G. McRae — Mr. Robert G. McRae has served as our Chief Operating Officer since November 2010. Mr. McRae is a seasoned executive experienced in medical device industry, specifically in growing early stage companies. As Chief Operating Officer, he has been responsible for all operational aspects of the company. From April 2010 until joining our company, Mr. McRae was the principal consultant of McRae Consulting. From March 2008 to April 2010, Mr. McRae was VP, Research and Business Development for Bacchus Vascular, Inc. He was part of the diligence, eventual acquisition, and subsequent integration of Bacchus Vascular into Covidien, Inc. From 2002 to 2007, Mr. McRae held several different positions with VNUS Medical, including heading Manufacturing, Research and Development, and Business Development. Mr. McRae built the infrastructures and teams that supported VNUS’ growth from a start-up, through a successful IPO. Prior to VNUS, Mr. McRae worked at Stryker Endoscopy. Prior to his medical device experience, Mr. McRae held various positions in the U.S. Navy for a period of six years. Mr. McRae earned an MBA from Santa Clara University and a BSME from San Jose State University.
Daniel E. Conger — Mr. Daniel E. Conger has served as our Vice President of Finance since October 2010. From September 2008 until joining our company, Mr. Conger worked at Bacchus Vascular and its acquirer Covidien, Inc., a medical device, supplies and pharmaceuticals company, where he was the Plant Controller for the San Jose plant. At Covidien, Mr. Conger was responsible for creation of a $130 million annual budget, leading a team of six people. He had sole responsibility for preparation of monthly and quarterly financial statements, and presented quarterly results to executive management of the global business unit. Mr. Conger has been working in the medical device, start-up and biotechnology industries since 2006, and has experience designing internal control systems, implementing such systems, and running finance in a business centered manner. He received his B.S. in Business Administration from Humboldt State University in May 2001 and an MBA — Accounting Option from California State University East Bay in June 2010.
William H.C. Chang — Mr. William H.C. Chang has served as a member of our Board of Directors since September 2012. Since 1978, Mr. Chang has served as Chief Executive Officer of Westlake Development Company, a real estate development company, and is also Chairman of Westlake International Group, a privately held diversified investment company whose investments span private and public equities, including venture capital, professional sports, media and entertainment, emerging technologies, life sciences, and real estate. Mr. Chang’s associations and affiliations include: the Asian Business League (Founding Chairman); California International Relations Foundation (Director); Chinese American Association of Commerce (Founder); City Club of San Francisco (Founding Governor); Harvard University (Asia Center and Committee on University Resources); and World President’s Organization. Mr. Chang is the Co-Owner and General Partner of D. C. United. He is also on the Executive Committee of the San Francisco Giants Baseball Club, and on the Board of Directors of U.S.A. Rugby. Chang has a bachelor’s degree in Economics from Harvard College, Cambridge, Massachusetts. Mr. Chang’s involvement in numerous early stage medical and technology companies, with a particular focus on clean/green, M2M, mobile, and cloud based applications, both as an investor and director qualify him to serve as our Director.
Greg S. Garfield — Mr. Greg S. Garfield has served as a member of our Board of Directors since November 2013. Mr. Garfield serves as a director on the boards of seven private companies in the healthcare industry. From 2006 to 2011, he had various roles at Acclarent, Inc., a medical technology company, including Chief Operating Officer and General Counsel. Acclarent, Inc. was acquired by Johnson and Johnson at a valuation of approximately $800 million cash in January 2010. From 1995 to 2006, Mr. Garfield had various roles at Guidant Corporation, a medical technology company, including Vice President of Business Development and General Counsel. Guidant was acquired by Boston Scientific Corporation in 2006 at a valuation of approximately $27 billion in cash and stock. Mr. Garfield has a Bachelor of Science degree from California Polytechnic State University and a Juris Doctorate from McGeorge School of Law, University of the Pacific. We believe Mr. Garfield’s significant business experience at other medical technology companies qualify him to be our Director.
Dinesh Gupta — Mr. Dinesh Gupta has served as a member of our Board of Directors since October 2013. Mr. Gupta is co-founder and Managing Member of both Satwik Ventures, a technology venture fund founded in 2000, and First Guardian Group, a real estate firm managing commercial properties and syndicating private equity for providing equity for development projects and acquiring income properties throughout the United States that was founded in 2003. Mr. Gupta has led companies in all critical activities of business, including strategic planning, obtaining financing, and accounting. As the Managing Member of Satwik Ventures, Mr. Gupta has significant experience investing in early stage technology companies, guiding them in advisory roles and as a board member. As Managing Member of First Guardian Group, Mr. Gupta has led in the acquisition, development, and management of over 40 properties valued in excess of $500 million. Mr. Gupta’s experience managing business and advising early stage technology companies qualifies him to be our Director.
Elliot A. Sainer — Mr. Elliot A. Sainer has served as a member of our Board of Directors since November 2013. Mr. Sainer serves as a director on the boards of five private companies in either the education or healthcare field, and from 2006 to 2011 was Vice Chairman of the Board of CRC Health Corporation. From 1998 to 2006, he was founder and CEO of Aspen Education Group, the nation’s largest therapeutic education company. Aspen was acquired by CRC Health Corporation in 2006. Mr. Sainer is the immediate past Chairman of the Board of the Alzheimer’s Association of Greater Los Angeles, is a founding Board member of Emagine, a new charter high school (USC Hybrid High) developed in conjunction with USC, and is an active Board member of the Union Station Homeless Services in Pasadena. Mr. Sainer received his MBA from George Washington University and his BA from the University of Pittsburgh. We believe Mr. Sainer’s significant experience in the healthcare field, as well as his prior experience on the Board of a U.S. public company qualify him to be our Director.
Shirley Semler — Mrs. Shirley Semler is our co-founder and has served as a member of our Board of Directors since our formation in 2007. Mrs. Semler also served as an Executive Vice President until December 2009. Mrs. Semler is the holder of the patent on the Compressar hemostatic product that has been used on over 15 million patients. She was the co-founder and President of Instromedix, Inc., a medical product company that was acquired by Alares, Inc. She was also co-founder and President of Advanced Vascular Dynamics before it was sold. She attended Stephens College in Columbus, Missouri and the University of Colorado. Mrs. Semler is the wife of our Chairman of the Board and co-founder, Dr. Herbert J. Semler. Mrs. Semler’s experience in the medical device business, and her experience and knowledge as a founder and executive of our company qualify her to be our Director.
Corporate Governance
Director Independence
Applicable NASDAQ rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.
In 2013, our Board of Directors undertook a review of the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each Director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Chang, Garfield, Gupta and Sainer are “independent directors” as defined under applicable NASDAQ rules. In making such determination, our Board of Directors considered the relationships that each such non-employee Director has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee Director.

Other than as described above in the biographies under “— Board of Directors,” there are no family relationships among any of our Directors or executive officers.
Board Committees
Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee effective upon the closing of this offering. The composition of each committee will be effective upon the closing of this offering.
Audit Committee
The members of our Audit Committee will be Messrs. Garfield, Gupta and Sainer. Mr. Gupta will be Chairman of the Audit Committee. Upon the closing of this offering, our Audit Committee’s responsibilities will include:
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  appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
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  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;
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  reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
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  monitoring our internal control over financial reporting, disclosure controls and procedures and code of conduct;
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  overseeing our internal audit function;
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  discussing our risk management policies;
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  establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
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  meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;
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  reviewing and approving or ratifying any related person transactions; and
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  preparing the Audit Committee report required by Securities and Exchange Commission, or SEC, rules.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our Audit Committee.
Our Board of Directors has determined that Mr. Gupta is an “audit committee financial expert” as defined in applicable SEC rules. We believe that the composition of our Audit Committee will meet the requirements for independence under current NASDAQ and SEC rules and regulations.
Compensation Committee
The members of our Compensation Committee will be Messrs. Chang and Gupta. Mr. Chang will be Chairman of the Compensation Committee. Upon the closing of this offering, our Compensation Committee’s responsibilities will include:
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  determining our Chief Executive Officer’s compensation;
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  reviewing and approving, or making recommendations to our Board of Directors with respect to, the compensation of our other executive officers;
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  overseeing and administering our cash and equity incentive plans;
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  reviewing and making recommendations to our Board of Directors with respect to director compensation;
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  reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and
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  preparing the Compensation Committee report if and to the extent then required by SEC rules.

We believe that the composition of our Compensation Committee will meet the requirements for independence under current NASDAQ and SEC rules and regulations.
Nominating Committee
The members of our Nominating Committee will be Messrs. Garfield and Sainer. Mr. Sainer will be Chairman of the Nominating Committee. Upon the closing of this offering, our Nominating Committee’s responsibilities will include:
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  identifying individuals qualified to become members of our Board of Directors;
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  recommending to our Board of Directors the persons to be nominated for election as directors and to each of our Board’s committees; and
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  overseeing an annual evaluation of our Board of Directors.
We believe that the composition of our Nominating Committee will meet the requirements for independence under current NASDAQ and SEC rules and regulations.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the members of our Compensation Committee has ever been employed by us.
Board Leadership Structure
Our Board is led by a Chairman who is a non-executive Director selected by the full Board on nomination of the Compensation and Nominating Committees. Our Board believes that the Chairman is responsible for Board leadership and the Chief Executive Officer is responsible for leading our management, employees and operations, and that these are two distinct and separate responsibilities. Our Board believes this leadership structure is efficient and promotes good corporate governance. However, our Board continues to evaluate its leadership structure and may change it, if, in the opinion of the Board, a change is required by the needs of our business and operations.

Director and Executive Officer Compensation
Summary Compensation Table
The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the fiscal year ended December 31, 2013. These individuals are referred to in this prospectus as our named executive officers. As none of our named executive officers received non-equity incentive plan compensation or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2013 and 2012, we have omitted those columns from the table.

Name and Principal Position	Fiscal Year	Salary	Bonus(2)	Stock Award(s)	Option Award(s)(3)	All Other Compensation(4)(5)	Total
Douglas Murphy-Chutorian, M.D. Director and CEO(1)	2013	$32,000	$0	$0	$0	$286,305	$318,305
	2012	$0	$0	$0	$6,400	$786,116	$792,516
Robert G. McRae Chief Operating Officer	2013	$218,295	$54,300	$0	$0	$20,915	$293,510
	2012	$207,488	$51,975	$0	$70,200	$23,182	$352,845
Daniel E. Conger Vice President of Finance	2013	$121,275	$30,300	$0	$0	$0	$151,575
	2012	$115,271	$28,875	$0	$23,935	$0	$168,081

(1)
  Effective October 31, 2012, Dr. Semler, our current Chairman, resigned as our Chief Executive Officer and Dr. Murphy-Chutorian was appointed our Chief Executive Officer.
(2)
  Reflects only bonus earned in fiscal 2013 and 2012. Mr. McRae and Mr. Conger were each also paid a bonus in 2012 that was earned in 2011.
(3)
  Represents aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding assumptions used for computation of fair value, see Note 9 to our audited financial statements, appearing elsewhere in this prospectus. Also, for 2012, includes incremental value associated with the repricing of all outstanding stock options that occurred during 2012. See Note 9 to our audited financial statements, appearing elsewhere in this prospectus for additional information.
(4)
  For Dr. Murphy-Chutorian, represents aggregate of monthly stipend ($160,000) in 2013 and sales commissions ($126,305) earned in 2013; and in 2012, represents aggregate of monthly stipend ($192,000), sales commissions ($69,090), accrued expenses for consulting services rendered ($482,026) and fair value of warrant purchases ($43,000) earned during 2012, including amounts earned prior to being appointed as a Director in September 2012 and as Chief Executive Officer effective October 31, 2012. In 2012, Dr. Murphy-Chutorian performed consulting services, which included managing finance, sales, marketing, operational and strategic planning for our company, as well as assistance and strategic guidance in securing financing. He deferred payment of $482,026 of the invoices for his services in assistance and strategic guidance in securing financing that are booked as accrued expenses. We have agreed to pay him $150,000 of this receivable following the closing of this offering, and begin making installment payments of $30,000 per month beginning six months after the closing of this offering until such receivable is paid in full.
(5)
  For Mr. McRae, represents payment of health insurance premiums pursuant to the terms of his employment agreement.
Discussion of Summary Compensation Table
We enter into individually negotiated compensation arrangements with each of our named executive officers. Our named executive officers may receive salary, bonus and other benefits, such as the payment of health insurance premiums or other individually negotiated health benefits pursuant to the terms of his negotiated compensation package. We may also grant our named executive officers awards under our equity incentive plan.

Douglas Murphy-Chutorian, MD
At the time he joined our company as a Director, and subsequently as our Chief Executive Officer, Dr. Murphy-Chutorian did not have a formal employment agreement with our company. We engaged Dr. Murphy-Chutorian as an independent contractor. Pursuant to the terms of his sales representative agreement entered into in October 2010, Dr. Murphy-Chutorian received sales commissions of $15 per month per successfully installed product that had an active and effective service agreement in place. After the renewal of the sales representative agreement in January 2012, Dr. Murphy-Chutorian received a monthly stipend of $16,000, in addition to receiving sales commissions of $15 per month per successfully installed with an active and effective service agreement in place product. In September 2012, Dr. Murphy-Chutorian became a Director and effective October 31, 2012, he became our Chief Executive Officer. On November 11, 2013, we entered into an at-will employment agreement with Dr. Murphy-Chutorian. Under the terms of the agreement, Dr. Murphy-Chutorian can be terminated at any time and his job titles, salaries and benefits may be modified from time to time as we deem necessary. Our current agreement with Dr. Murphy-Chutorian provides for the payment of $16,000 per month, for his services as Chief Executive Officer and a commission of $15 per month per successfully installed product that has an active and effective service agreement in place. Dr. Murphy-Chutorian is also eligible for awards under our equity incentive plan. In November 2012, in recognition of Dr. Murphy-Chutorian’s contributions to our company, we also agreed to a one-time equity award of stock options under our equity incentive plan to acquire 20,000 shares of our common stock at $0.52 per share, which options expire 10-years after the grant date.
In addition, we owe Dr. Murphy-Chutorian consulting fees. In 2012, Dr. Murphy-Chutorian performed consulting services, which included managing finance, sales, marketing, operational and strategic planning for our company, and assistance and strategic guidance in securing financing. He deferred payment of $482,026 of the invoices for his services in assistance and strategic guidance in securing financing that are booked as accrued expenses. We have agreed to pay him $150,000 of this receivable following the closing of this offering, and begin making installment payments of $30,000 per month beginning six months after the closing of this offering until such receivable is paid in full. This consulting arrangement also represented $43,000 in fair value of warrant purchases determined to be in excess of the purchase price. See discussion under “Certain Relationships and Related Party Transactions — Financings” for additional information regarding this consulting arrangement. Such consulting fees for 2012 are included in the above tables under “All Other Compensation.”
Robert G. McRae
On November 1, 2010, we entered into an at-will employment agreement with Mr. McRae, our Chief Operating Officer. Under the terms of the agreement, Mr. McRae can be terminated at any time and his job titles, salaries and benefits may be modified from time to time as we deem necessary. Our current agreement with Mr. McRae provides for the payment of $18,191 per month as salary, an annual bonus of $54,300 and $1,743 per month of health benefits (consisting of insurance premiums paid on his behalf). Mr. McRae is also eligible for awards under our equity incentive plan. Accordingly, in 2012, Mr. McRae was granted stock options to acquire 20,000 shares of our common stock at $0.52 per share, and options to acquire 20,000 shares of our common stock at $4.50 per share (which were subsequently repriced to $0.52 per share), all of which options expire 10 years after the grant date. In addition to the grant date fair value of his 2012 option awards, the summary compensation table also reflects the incremental value associated with the repricing to $0.52 per share of all of Mr. McRae’s outstanding option awards (including the 20,000 granted in 2012), which were repriced at $0.52 per share in connection with our conversion to a C-Corporation in 2012.
Daniel E. Conger
On October 18, 2010, we entered into an at-will employment agreement with Mr. Conger, our Vice President of Finance. Under the terms of the agreement, Mr. Conger can be terminated at any time and his job titles, salaries and benefits may be modified from time to time as we deem necessary. Our current agreement with Mr. Conger provides for the payment of $10,106 per month as salary and an annual bonus of $30,300. Mr. Conger is also eligible for awards under our equity incentive plan. Accordingly, in 2012, Mr. Conger was granted stock options to acquire 10,000 shares of our common stock at $0.52 per share, and options to acquire 6,500 shares of our common stock at $4.50 per share (which were subsequently repriced to $0.52 per share), all of which options expire 10 years after the grant date. In addition to the grant date fair value of his 2012 option awards, the summary compensation table also reflects the incremental value associated with the repricing to $0.52 per share of all of Mr. Conger’s option awards (including the 6,500 granted in 2012), which were repriced at $0.52 per share in connection with our conversion to a C-Corporation in 2012.
Equity Incentive Plan
We have one equity incentive plan, our 2007 Key Person Stock Option Plan, or the 2007 Plan, which was adopted by our Board of Directors in October 2007. The 2007 Plan is intended to provide a means for us to grant certain of our employees, directors, consultants or advisors, options to purchase shares of our common stock and thereby develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage grantees to remain with and devote their best efforts to our business, thereby advancing our interests and those of our stockholders.
The 2007 Plan is administered by our Chief Executive Officer, who has the sole authority to select grantees and set the terms of awards under the 2007 Plan, except that grants to the Chief Executive Officer may be made only by the Board. Optionees are chosen based on the nature of the services rendered by such individuals, their present and potential contributions to our success and such other factors as deemed relevant.
Option awards under the 2007 Plan are evidenced by a written option agreement that contains the terms and condition of the option. Options granted under the 2007 Plan are not transferable other than by will or the laws of descent and distribution.
The exercise price for options under the 2007 Plan may not be less than fair market value on the grant date. As defined in the 2007 Plan, fair market value of a share of our stock is equal to the average of the high and low sales prices of the stock (i) reported by the Nasdaq National Market on that date or (ii) if our common stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the stock are so reported. If the common stock is traded over the counter at the time a determination of its fair market value is required to be made, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of stock on the most recent date on which stock was publicly traded. In the event our common stock is not publicly traded at the time a determination of its value is required to be made, the determination of its fair market value shall be made by the administrator of the 2007 Plan in such manner as deemed appropriate.
In the event of a Corporate Change (as defined in the 2007 Plan), our Board can choose to accelerate the vesting of the options, require the surrender the options upon payment for cash, make such adjustments to the outstanding options as it deems appropriate to reflect the Corporate Change, or make adjustments to outstanding options so that the option covers the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the optionee would have been entitled pursuant to the terms of the agreement for the Corporate Change as if the optionee had been the holder of record of the number of shares of stock then covered by such option.
Our Board may terminate the 2007 Plan at any time and also has the right to alter or amend the plan or any part of the plan from time to time. In addition, the Chief Executive Officer, as administrator of the 2007 Plan (without the necessity of specific Board action), has the power and authority to make or approve revisions or modifications to the terms and provisions of the 2007 Plan on behalf of the Board, so long as such revisions or modifications are necessary, appropriate or desirable to effectuate the purposes of the 2007 Plan and do not effect a material change in the structure or purposes of the 2007 Plan. However, no change can be made to a granted option without the consent of the optionee, if it would impair the rights of such optionee.
All options under the 2007 Plan are required to be granted within ten years from the October 1, 2007 effective date of the 2007 Plan. As initially adopted, options to purchase up to 250,000 shares could be issued under the 2007 Plan. In January 2012, our Board increased the available number of shares under the

2007 Plan was from 250,000 to 456,500 shares. The number of shares issued or reserved pursuant to the 2007 Plan (or pursuant to outstanding awards) is subject to adjustment as a result of recapitalizations, reclassifications of our capital stock, or other changes to our capital structure.
In the quarter ended September 30, 2012, our Board amended the exercise price of all outstanding options at that time under the 2007 Plan to $0.52 per share. The expiration dates of outstanding option awards were unchanged. In the quarter ending June 30, 2013, our Board vested all outstanding options.
As of January 31, 2014 we have outstanding, fully exercisable and fully vested options to acquire a total of 337,500 shares of common stock granted under the 2007 Plan.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information about the number of outstanding equity awards held by our named executive officers at December 31, 2013. We have omitted certain columns from the table as we do not have any outstanding stock awards or any unearned stock options, and all of our outstanding stock options have an exercise price of $0.52, are fully exercisable and fully vested.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Douglas Murphy-Chutorian	20,000	$0.52	11/21/2022
Robert G. McRae	20,000	$0.52	11/1/2020
Robert G. McRae	20,000	$0.52	6/10/2021
Robert G. McRae	20,000	$0.52	1/5/2022
Robert G. McRae	20,000	$0.52	11/21/2022
Daniel E. Conger	6,500	$0.52	11/1/2020
Daniel E. Conger	6,500	$0.52	6/10/2021
Daniel E. Conger	6,500	$0.52	1/5/2022
Daniel E. Conger	10,000	$0.52	11/21/2022
Director Compensation
We do not have a formal compensation plan for our Directors. We do not pay our Directors attendance fees, nor do we grant them equity or other compensation for service on our Board. We may adopt a compensation plan for our non-employee Directors in the future. During the last fiscal year we did not pay any compensation to our directors for service on the Board.

Security Ownership of Certain
Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2014 of:
•
  each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;
•
  each of our Directors;
•
  each of our named executive officers; and
•
  all of our Directors and executive officers as a group.
The column entitled “Percentage of Shares Beneficially Owned — Before Offering” is based on a total of 786,750 shares of our common stock outstanding as of January 31, 2014 and assumes the conversion of all outstanding convertible preferred stock into 2,012,152 shares of our common stock upon the closing of this offering but does not assume the cashless exercise of outstanding warrants upon the closing of this offering. The column entitled “Percentage of Shares Beneficially Owned — After Offering” is based on 4,602,171 shares of our common stock to be outstanding after this offering, including the 2,012,152 shares of common stock issued upon automatic conversion of all outstanding convertible preferred stock, the cashless exercise of outstanding warrants and subsequent conversion of the preferred stock into an aggregate of 623,269 shares of common stock (based on assumed initial public offer price of $8.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus) and 1,180,000 shares of our common stock that we are selling in this offering, but not including any additional shares issuable upon exercise of outstanding options or warrants that will not be cashless exercised upon the closing of this offering.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after January 31, 2014 are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Semler Scientific, Inc., 2330 NW Everett St. Portland, OR 97210.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned
	Before Offering	After Offering(a)	Before Offering	After Offering
5% Stockholders
GPG SSF Investments LLC(1)	300,125	232,029	10.2%	5.0%
Eric Semler(2)	562,669	449,594	18.6%	9.8%
Named Executive Officers and Directors:
Dr. & Mrs. Semler(3)	804,946	774,430	26.8%	16.3%
William H.C. Chang(4)	1,011,648	773,455	31.1%	16.8%
Greg S. Garfield(5)	12,000	12,000	*	*
Dinesh Gupta(6)	157,500	135,882	5.5%	3.0%
Dr. Douglas Murphy-Chutorian(7)	256,214	256,214	8.4%	5.3%
Elliot A. Sainer(8)	31,050	26,788	1.1%	*
Robert G. McRae(9)	80,000	80,000	2.8%	1.7%
Daniel E. Conger(10)	29,500	29,500	1.0%	*
All Directors and Officers as a group (9 persons)(11)	2,382,858	2,088,269	61.2%	40.7%

*
  less than 1%

(a)
  We are selling all of the shares being offered hereby. Decreases in number of shares of common stock beneficially owned before and after offering are due to the cashless exercise of warrants immediately prior to the closing of this offering.
(1)
  Represents 171,500 shares of our common stock issuable upon conversion of 171,500 shares of our Series A Preferred Stock, and warrants to purchase 128,625 shares of our Series A Preferred Stock (which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering) exercisable within 60 days. Voting control over shares beneficially owned by GPG SSF Investments LLC is held by Greenpark and Golf Ventures, LLC, its managing member. The two principals of Greenpark and Golf Ventures, LLC are Clay Heighten, M.D. and Carl Soderstrom, M.D.
(2)
  Represents 40,000 issued shares of our common stock, 173,668 shares of our common stock issuable upon conversion of 173,668 shares of our Series A Preferred Stock and 125,000 shares of our common stock issuable upon conversion of 125,000 shares of our Series A-1 Preferred Stock, and warrants to purchase 130,251 shares of our Series A Preferred Stock, and warrants to purchase 93,750 shares of our Series A-1 Preferred Stock (all of which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock and Series A-1 Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering) exercisable within 60 days.
(3)
  Represents 597,306 issued shares of our common stock, options to purchase 150,000 shares of our common stock exercisable within 60 days and warrants to purchase 57,640 shares of our Series A Preferred Stock (which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering) exercisable within 60 days. Stock options are held by Dr. Semler. Other securities are held in a family trust over which Dr. and Mrs. Semler are co-Trustees and together share voting and investment power over such securities.
(4)
  Represents 30,000 issued shares of our common stock, 417,781 shares of our common stock issuable upon conversion of 417,781 shares of our Series A Preferred Stock, 64,583 shares of our common stock issuable upon conversion of 64,583 shares of our Series A-1 Preferred Stock and 41,667 shares of our common stock issuable upon conversion of 41,667 shares of our Series A-2 Preferred Stock, and warrants to purchase 388,336 shares of our Series A Preferred Stock and warrants to purchase 69,281 shares of our Series A-1 Preferred Stock (all of which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock and Series A-1 Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering) exercisable within 60 days. Mr. Chang holds his securities in a family trust over which he his co-Trustee with his spouse, and with whom he shares voting and investment power over such securities.
(5)
  Represents warrants to purchase 12,000 shares of our Series A Preferred Stock (which will become exercisable for shares of our common stock in connection with this offering) exercisable within 60 days. Mr. Garfield holds his securities in a family trust over which he is co-Trustee with his spouse, and with whom he shares voting and investment power over such securities.
(6)
  Represents 116,667 shares of our common stock issuable upon conversion of 116,667 shares of our Series A Preferred Stock, and warrants to purchase 40,833 shares of our Series A Preferred Stock (which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering) exercisable within 60 days. Includes shares of Series A Preferred Stock held by Satwik Mezzanine Fund I, LLC, for which Mr. Gupta is a general partner and an investor, and warrants to acquire Series A Preferred Stock held by First Guardian Group I, LLC, for which Mr. Gupta is a general partner and an investor. Mr. Gupta disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Also includes 11,111 shares of our Series A Preferred Stock and warrants to acquire 3,889 shares of our Series A Preferred Stock that are held by Satwik Ventures I, LLC Defined Benefit Pension Plan for the benefit of Mr. Gupta.

(7)
  Represents options to purchase 20,000 shares of our common stock exercisable within 60 days, warrants to purchase 25,000 shares of our Series A-2 Preferred Stock, warrants to purchase 16,875 shares of our Series A-1 Preferred Stock, and warrants to purchase 194,339 shares of our Series A Preferred Stock (all of which warrants will become exercisable for shares of our common stock in connection with this offering) exercisable within 60 days.
(8)
  Represents 23,000 shares of our common stock issuable upon conversion of 23,000 shares of our Series A Preferred Stock and warrants to purchase 8,050 shares of our Series A Preferred Stock (which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering) exercisable within 60 days. Mr. Sainer holds his securities in a family trust over which he is co-Trustee with his spouse, and with whom he shares voting and investment power over such securities.
(9)
  Represents options to purchase 80,000 shares of our common stock exercisable within 60 days.
(10)
  Represents options to purchase 29,500 shares of our common stock exercisable within 60 days.
(11)
  Represents 627,306 issued shares of our common stock, 557,448 shares of our common stock issuable upon conversion of 557,448 shares of our Series A Preferred Stock, 64,583 shares of our common stock issuable upon conversion of 64,583 shares of our Series A-1 Preferred Stock and 250,000 shares of our common stock issuable upon conversion of 41,667 shares of our Series A-2 Preferred Stock; options to purchase 279,500 shares of our common stock exercisable within 60 days, and warrants to purchase 25,000 shares of our Series A-2 Preferred Stock, warrants to purchase 86,156 shares of our Series A-1 Preferred Stock, and warrants to purchase 701,198 shares of our Series A Preferred Stock (453,984 of which warrants will be cashlessly exercised immediately prior to this offering for shares of our Series A Preferred Stock and Series A-1 Preferred Stock, which shares will automatically convert into shares of our common stock in connection with this offering; and 248,214 of which warrants will become exercisable for shares of our common stock in connection with this offering) exercisable within 60 days.

Certain Relationships and Related Transactions
The following includes a summary of transactions since January 1, 2011 to which we have been a party in which the amount involved exceeded or will exceed the lesser of (x) $120,000 or (y) 1% of our average total assets at year end for the last two completed fiscal years, and in which any of our Directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Management — Summary Compensation Table — Discussion of Summary Compensation Table — Compensation Arrangements.” We also describe below certain other transactions with our Directors, executive officers and stockholders.
Financings
During 2011, we issued an aggregate of 169,447 shares of common stock for cash amounting to $725,000.
During 2012, we issued an aggregate of 27,778 shares of common stock associated with 20,834 warrants to buy common stock for cash amounting to $125,209.
During the six months ended June 30, 2012, we changed from an S Corporation to a C Corporation and in connection therewith, we entered into an exchange agreement (“Exchange Agreement”) with certain of the holders of our common stock and outstanding warrants to acquire our common stock, pursuant to which such holders exchanged their shares and warrants into and for shares of, and warrants to acquire, our newly created Series A Preferred Stock, Series A-1 Preferred Stock and/or Series A-2 Preferred Stock in amounts that were determined in such negotiations. Pursuant to the Exchange Agreement, we exchanged 1,459,725 shares of our common stock and warrants to acquire 358,733 shares of our common stock into (A) 786,750 shares of common stock, (B) 129,225 shares of Series A Preferred Stock, (C) 293,750 shares of Series A-1 Preferred Stock, and (D) 250,000 shares of Series A-2 Preferred Stock, and warrants to acquire an aggregate of 583,441 shares of our convertible preferred stock.
During the quarter ended September 30, 2012, we issued an aggregate of 807,067 shares of our Series A Preferred Stock and warrants to acquire an aggregate of 702,398 shares of our Series A Preferred Stock for an aggregate purchase price of $3,633,453.
During the quarter ended September 30, 2013, we issued an aggregate of 532,110 shares of our Series A Preferred Stock and warrants to acquire an aggregate of 298,241 shares of our Series A Preferred Stock for an aggregate gross purchase price of $2,409,404.
The participants in the foregoing equity financings included certain of our current Directors, officers and holders of more than 5% of our capital stock or entities affiliated with them.
During the quarter ended March 31, 2011, we issued an aggregate of 50,000 shares of our common stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $200,000 in cash.
During the quarter ended March 31, 2011, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, (i) a warrant to purchase an aggregate of 44,445 shares of our common stock, at an exercise price of $4.50 per share, which warrant expires 5 years from the issuance date, for an aggregate purchase price of $444 in cash, and (ii) a warrant to purchase an aggregate of 20,844 shares of our common stock, at an exercise price of $4 per share, which warrant expires 5 years from the issuance date, for an aggregate purchase price of $208 in cash.
During the quarter ended March 31, 2011, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, two warrants to purchase an aggregate of 20,834 shares of our common stock, at an exercise price of $4.00 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $208 in cash.
During the quarter ended June 30, 2011, we issued an aggregate of 44,445 shares of our common stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $200,002 in cash.

During the quarter ended June 30, 2011, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, three warrants to purchase an aggregate of 16,390 shares of our common stock, at an exercise price of $4.50 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $164 in cash.
During the quarter ended March 31, 2012, we issued an aggregate of 27,778 shares of our common stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $125,001 in cash.
During the quarter ended March 31, 2012, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, a warrant to purchase an aggregate of 20,834 shares of our common stock, at an exercise price of $4.50 per share, which warrant expires 3 years from the issuance date, for an aggregate purchase price of $208 in cash.
During the quarter ended March 31, 2012, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, a warrant to purchase an aggregate of 10,556 shares of our common stock, at an exercise price of $4.50 per share, which warrant expires 12 years from the issuance date, for an aggregate purchase price of $106 in cash.
During the quarter ended June 30, 2012, in accordance with the Exchange Agreement, Dr. Herbert J. Semler and Mrs. Shirley Semler were issued an aggregate of 786,750 shares of our common stock and warrants to purchase an aggregate of 57,640 shares of our Series A Preferred Stock; the accredited investor for which Mr. William H.C. Chang is one of the co-trustees was issued an aggregate of 250,000 shares of our Series A-2 Preferred Stock, 81,250 shares of our Series A-1 Preferred Stock, 72,223 shares of our Series A Preferred Stock, warrants to buy an aggregate of 69,281 shares of our Series A-1 Preferred Stock, and warrants to buy an aggregate of 173,612 shares of our Series A Preferred Stock; Mr. Eric Semler was issued an aggregate 125,000 shares of our Series A-1 Preferred Stock, 7,000 shares of our Series A Preferred Stock, warrants to buy an aggregate of 93,750 shares of our Series A-1 Preferred Stock, and warrants to buy an aggregate of 5,250 shares of our Series A Preferred Stock; and Douglas Murphy-Chutorian, MD, was issued warrants to buy an aggregate of 25,000 shares of our Series A-2 Preferred Stock, warrants to buy an aggregate of 16,875 shares of our Series A-1 Preferred Stock and warrants to buy an aggregate of 38,907 shares of our Series A Preferred Stock.
During the quarter ended September 30, 2012, we issued an aggregate of 234,446 shares of our Series A Preferred Stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $1,055,007 in cash.
During the quarter ended September 30, 2012, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, three warrants to purchase an aggregate of 175,835 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $224 in cash.
During the quarter ended September 30, 2012, we issued an aggregate of 171,500 shares of our Series A Preferred Stock to GPG SSF Investments, LLC, a beneficial owner of more than 5% of our capital stock, for an aggregate purchase price of $771,750 in cash.
During the quarter ending September 30, 2012, we issued to GPG SSF Investments, LLC, a beneficial owner of more than 5% of our capital stock, two warrants to purchase an aggregate of 128,625 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $13 in cash.
During the quarter ended September 30, 2012, we issued an aggregate of 166,668 shares of our Series A Preferred Stock to Mr. Eric Semler, a beneficial owner of more than 5% of our capital stock and the son of our co-founders and Directors, Dr. and Mrs. Semler, for an aggregate purchase price of $750,006 in cash.
During the quarter ended September 30, 2012, we issued to Mr. Eric Semler, a beneficial owner of more than 5% of our capital stock and the son of our co-founders and Directors, Dr. and Mrs. Semler, two warrants to purchase an aggregate of 125,001 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $838 in cash.

During the quarter ended September 30, 2012, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, two warrants to purchase an aggregate of 95,432 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $10 in cash. In June 2013, these warrants were amended and now expire July 31, 2016.
During the quarter ended September 30, 2013, we issued an aggregate of 111,112 shares of our Series A Preferred Stock to an accredited investor for which a Director of our company, Mr. William H.C. Chang, is one of the co-trustees, for an aggregate purchase price of $500,004 in cash.
During the quarter ended September 30, 2013, we issued to an accredited investor for which a Director of our company, Mr. William H.C. Chang, is one of the co-trustees, a warrant to purchase an aggregate of 38,889 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $4 in cash.
During the quarter ended September 30, 2013, we issued an aggregate of 116,667 shares of our Series A Preferred Stock to two accredited investors for which Mr. Dinesh Gupta, who later was appointed a Director, is a general partner or a trustee respectively, for an aggregate purchase price of $525,001 in cash.
During the quarter ended September 30, 2013, we issued to two accredited investors for which Mr. Dinesh Gupta, who later was appointed a Director, is a general partner or a trustee respectively, two warrants to purchase an aggregate of 40,833 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $3,695 in cash.
During the quarter ended September 30, 2013, we issued to Douglas Murphy-Chutorian, MD, our Chief Executive Officer and a Director of our company, a warrant to purchase an aggregate of 60,000 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $6,000 in cash.
During the quarter ended September 30, 2013, we issued an aggregate of 23,000 shares of our Series A Preferred Stock to Mr. Elliot Sainer, who later was appointed a Director, for an aggregate purchase price of $103,500 in cash.
During the quarter ended September 30, 2013, we issued to Mr. Elliot A. Sainer, who later was appointed a Director, a warrant to purchase an aggregate of 8,050 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrant expires 3 years from the issuance date, for an aggregate purchase price of $1 in cash.
During the quarter ended September 30, 2013, we issued to Mr. Greg S. Garfield, who later was appointed a Director, a warrant to purchase an aggregate of 12,000 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $1,200 in cash.
Consulting Fees for Services Provided
Prior to becoming a Director and then Chief Executive Officer of our company, Dr. Murphy-Chutorian performed consulting services for us. These consulting services included managing finance, sales, marketing, operational and strategic planning for our company, as well as assistance and strategic guidance in securing financing. Between November 3, 2010 and September 17, 2012, and prior to his appointment to our Board of Directors (and later as our Chief Executive Officer), Dr. Murphy-Chutorian invoiced us an aggregate amount of $722,026 in consulting fees in connection with these consulting services provided to our company ($75,000, $165,000, $482,026 recorded in 2010, 2011, and 2012, respectively). Dr. Murphy-Chutorian has deferred payment of his invoices and accordingly, such invoices remain unpaid. However, we have agreed that we will pay $150,000 of this receivable following the closing of this offering, and begin making installment payments of $30,000 per month beginning six months after the closing of this offering until such receivable is paid in full.
Investor Rights Agreement
In connection with the June 2012 exchange described above under “— Financings,” we entered into an investor rights agreement with all of the holders of our common stock and convertible preferred stock. All investors in our company subsequent to June 2012 have joined this agreement. Accordingly, all of our current Directors (or entities affiliated with them) are parties to this agreement. This agreement provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their convertible preferred stock, a right of first refusal to purchase future securities sold by us and certain additional covenants made by us. The right of first refusal and certain additional covenants will terminate upon completion of this offering. The registration rights will continue following this offering and will terminate five years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any ninety (90) day period. These registration rights have been waived in connection with this offering. See “Description of Securities —  Registration Rights” for additional information.
Voting Agreement
In connection with the June 2012 exchange described above under “— Financings,” we entered into a voting agreement with all of the holders of our common stock and convertible preferred stock. All investors in our company subsequent to June 2012 have joined this agreement. Accordingly, all of our current Directors (or entities affiliated with them) are parties to this agreement. Pursuant to the voting agreement, the following Directors were each elected to serve as members on our Board of Directors: Herbert Semler and Shirley Semler (as representatives of holders of our common stock, as designated by a majority of our common stockholders), and Douglas Murphy-Chutorian and William Chang (as representatives of holders of our Series A Preferred Stock).
The voting agreement will terminate upon the closing of this offering, and members previously elected to our Board of Directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock. The composition of our Board of Directors after this offering is described in more detail under “Management — Board of Directors and Executive Officers.”
Semler HealthPerks, Inc.
In October 2012, Dr. Semler, our co-founder and Chairman of the Board, formed a new corporate entity, Semler HealthPerks, Inc., a business developed together with two of our former employees. Semler HealthPerks, Inc. is developing an exercise-related cell phone application for the consumer market. Because we did not view this business as complementary to our current plans and strategy, our Board waived any corporate opportunity and any intellectual property rights with regard to certain intellectual property developed by Dr. Semler and our former employees to Semler HealthPerks, Inc. and waived any non-solicitation with regard to the hiring by Semler HealthPerks, Inc. of our former employees. Our stockholders were given the opportunity to buy into the Semler HealthPerks, Inc. on a pro rata basis for fair market value.
On October 31, 2012, in connection with the creation of Semler HealthPerks, Inc., we extended a loan to it for which Semler HealthPerks, Inc. issued a promissory note obliging it to pay us the sum of $191,222.47, together with interest at the rate of 6.0% per annum, on our demand on or after the promissory note’s maturity date. Under the terms of the promissory note, the maturity date is the earlier of October 31, 2017 or the consummation by Semler HealthPerks, Inc. of a transaction or series of transactions selling its equity securities for the primary purpose of raising working capital and which sales result in aggregate gross proceeds to Semler HealthPerks, Inc. of not less than $2,000,000. We wrote off the principal and interest on this promissory note as of December 31, 2012 due to the uncertain nature of start-up enterprises and the fact that we have no personal guarantee or security interest supporting the note. Subsequently, we forgave repayment of this note and it is no longer outstanding.
Director Loan Guarantees
In 2011, Dr. & Mrs. Semler, our co-founders and Directors, as well as Mr. Chang, a Director, personally guaranteed various loans or leases for our company as follows:
On February 9, 2011, we entered into an Equipment Finance Agreement with U.S. Bancorp Business Equipment Finance Group pursuant to which we obtained a $39,000 secured loan for a 48-month term that has an annual fixed interest rate of 13%. The loan is secured by the related leased equipment and is personally guaranteed by Dr. & Mrs. Semler.
On May 27, 2011, we entered into an additional Equipment Finance Agreement with U.S. Bancorp Business Equipment Finance Group pursuant to which we obtained a $109,000 secured loan for a 60-month term that has an annual fixed interest rate of 6%. The loan is secured by the related leased equipment and is personally guaranteed by Dr. and Mrs. Semler.
At various dates in 2011, we entered into Lease Agreements with Lease Corporation of America, pursuant to which we obtained an aggregate amount of $66,000 for a 60-month term that have variable annual interest rates of approximately 14%. The leases are secured by the related leased equipment and personally guaranteed by Mr. Chang.
On June 17, 2011, we entered into a loan agreement with First Republic Bank pursuant to which we obtained a $150,000 secured loan for a 60-month term that has a variable annual interest rate based on First Republic’s Prime plus a spread of 1.75% and a floor of 3.25%. The initial interest rate was 5%. This loan is personally guaranteed by Mr. Chang.
On September 13, 2011, we entered into an additional loan agreement with First Republic Bank pursuant to which we obtained a $150,000 loan for a 60-month term that has a variable annual interest rate based on First Republic’s Prime plus a spread of 1.75% and a floor of 3.25%. The initial annual interest rate was 5%. This loan is personally guaranteed by Mr. Chang.
For additional information relating to these loans or leases, see Note 7 to our audited financial statements, appearing elsewhere in this prospectus.
In consideration for the personal guarantees, these Directors were given the opportunity to purchase fully vested warrants exercisable for common stock. Accordingly, during the quarter ended June 30, 2011, we issued Dr. Herbert J. Semler, our Chairman and co-founder, two warrants to purchase an aggregate of 57,640 shares of our common stock at an exercise price of $4.50 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $58 in cash; and during the quarter ended June 30, 2011, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, serves as a co-trustee, two warrants to purchase an aggregate of 92,188 shares of our common stock, at an exercise price of $4.50 per share, which warrants expire 10 years from the issuance date, for an aggregate purchase price of $92 in cash. All of these warrants were subsequently exchanged for warrants to purchase shares of our preferred stock pursuant to the Exchange Agreement described above.
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written related person transaction policy, to be effective upon the consummation of this offering, setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DESCRIPTION OF CAPITAL STOCK
General
As of January 31, 2014, our authorized capital stock consisted of 50,000,000 shares of common stock, $0.001 par value per share, and 4,000,000 shares of preferred stock, $0.001 par value per share, of which 2,800,000 shares are designated as Series A Preferred Stock, 800,000 shares are designated as Series A-1 Preferred Stock and 400,000 shares are designated as Series A-2 Preferred Stock. As of January 31, 2014, there are 786,750 shares of our common stock issued and outstanding, 1,468,402 shares of our Series A Preferred Stock issued and outstanding, 293,750 shares of our Series A-1 Preferred Stock issued and outstanding, and 250,000 shares of our Series A-2 Preferred Stock issued and outstanding.
Common Stock
Holders of our common stock are entitled to one vote per share. Except as otherwise required by law, and subject to the rights of the holders of preferred stock, if any, all stockholder action is taken by the vote of a majority of the outstanding shares of common stock and preferred stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of common stock and preferred stock is present in person or proxy.
Subject to the prior rights of any class or series of preferred stock, holders of our common stock are entitled to receive ratably, dividends when, as, and if declared by our Board of Directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock. However, the current policy of our Board of Directors is to retain earnings, if any, for the operation and expansion of our company. The holders of our common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding common stock is validly authorized and issued, fully-paid and nonassessable.
Preferred Stock
The terms of our Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock provide the following:
1) Dividends.   Holders of the Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled to receive cumulative dividends at the rate of $0.36 per share, $0.32 per share and $0.16 per share, respectively, all payable as and if declared by our Board of Directors.
2) Voting Rights.   Except as provided in our certificate of incorporation or as required by law, holders of preferred stock and common stock vote together and not as separate classes, on an as-converted basis. Our certificate of incorporation does not provide for series voting. So long as at least 100,000 shares of Series A Preferred Stock remain outstanding, 2 members of our Board of Directors will be elected by the holders of a majority of the outstanding Series A Preferred Stock.
3) Liquidation.   Upon any liquidation, dissolution or winding-up of our company, the holders of the Series A Preferred Stock are entitled to receive a liquidation preference in the amount of $4.50 per share prior and in preference to all other stockholders, plus any accrued and unpaid dividends. Thereafter, the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock are entitled to receive a liquidation preference in the amount of $4.00 per share and $2.00 per share, respectively, prior and in preference to holders of common stock, plus any accrued and unpaid dividends.
4) Conversion Rights.   Each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock is convertible at the option of the holder into that number of shares of common stock determined by the Conversion Rate (as set out in our certificate of incorporation), which currently is one-to-one.
5) Automatic Conversion.   Each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be automatically converted upon (i) the written request from each of the Requisite Holders (as such term is defined in our certificate of incorporation) and the holders of a majority of the outstanding shares of our convertible preferred stock (on an as-converted basis) or

(ii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, provided that the offering price per share is not less than $22.50 (as adjusted in accordance with the mechanics provided in our certificate of incorporation) and our aggregate gross proceeds are not less than $30,000,000. Upon such conversion, each share of Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock shall be convertible into that number of shares of common stock determined by the Conversion Rate, which currently is one-to-one.
The Requisite Holders (currently our Director, Mr. Chang, and our significant stockholder, Eric Semler) and holders of a majority of the outstanding shares of our convertible preferred stock (on an as-converted basis) have requested that such shares be automatically converted into shares of our common stock upon the closing of this offering. Accordingly, we will issue approximately 2,012,152 shares of our common stock upon automatic conversion of all of our outstanding convertible preferred stock (exclusive of the shares of common stock to be issued upon automatic conversion of the convertible preferred stock to be issued upon net exercise of our outstanding warrants as described below under “— Warrants”) and no shares of convertible preferred stock will be outstanding following the completion of this offering.
Stock Options
As of January 31, 2014 we had reserved 456,500 shares for our stock option plan, and have issued and outstanding options to acquire an aggregate 337,500 shares of our common stock. No options issued under our plan have been exercised.
Warrants
As of January 31, 2014, we had outstanding warrants to acquire an aggregate 25,000 shares of our Series A-2 Preferred Stock, an aggregate 245,531 shares of our Series A-1 Preferred Stock, and an aggregate 1,313,549 shares of our Series A Preferred Stock, all of which are immediately exercisable. Aside from warrants to acquire an aggregate 25,000 shares of our Series A-2 Preferred Stock, warrants to acquire an aggregate 16,875 shares of our Series A-1 Preferred Stock, and warrants to acquire an aggregate 246,339 shares of our Series A Preferred Stock, all of our warrants provide that such warrants shall be exercised on a cashless basis immediately prior to the closing of a firm commitment initial public offering with the fair market value per share based on the per share offering price. Accordingly, assuming an initial public offering price of $8.50 (which is the midpoint of the price range on the cover page of this prospectus), we will issue approximately 623,269 shares of our common stock upon the cashless exercise of all of such warrants and subsequent automatic conversion of the convertible preferred stock in connection with the closing of this offering. The warrants to purchase Series A, A-1 and A-2 Preferred Stock that will not be exercised on a cashless basis prior to the closing this offering will remain outstanding but will be exercisable for shares of our common stock upon the closing of this offering and automatic conversion of the convertible preferred stock in accordance with their terms.
Representative’s Warrants
Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.
Registration Rights
Pursuant to the investor rights agreement entered into in June 2012 described above under “— Investor Rights Agreement,” the current holders of our outstanding shares of common stock, Series A Preferred Stock, Series A-1 Preferred Stock and Series A-2 Preferred Stock, have certain registration rights with respect to their shares of common stock, including shares of common stock issuable upon conversion thereof and shares of common stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the foregoing shares, as described below.

Demand Registration Rights
If at any time beginning 180 days after this offering, the holders of at least 10% of the registrable securities request in writing that we effect a registration with respect to their shares in an offering with an anticipated aggregate offering price of at least $10.0 million, we may be required to register their shares. We are obligated to effect at most two registrations for the holders of registrable securities in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.
Piggyback Registration Rights
If we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If such demand is made by the holders of registrable securities, we must use commercially reasonable efforts to include such holders’ shares in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares. The piggy-back registration rights have been waived for purposes of this offering.
Form S-3 Registration Rights
If at any time beginning 180 days after this offering, we become entitled under the Securities Act to register our shares on Form S-3 a holder of registrable securities requests in writing that we register their shares for public resale on Form S-3 in an offering with an anticipated aggregate offering price of at least $2.0 million, we will be required to use commercially reasonable efforts to effect such registration; provided, however, that we will not be required to effect such a registration if, within the preceding 12 months, we have already effected two registrations on Form S-3 for the holders of registrable securities.
Expenses
All expenses incurred in connection with the registration will be borne by us, except for if a demand registration is withdrawn under certain conditions. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling securityholders, blue sky fees and expenses and the expenses of any regular and special audits incident to the registration.
Termination of Registration Rights
The registration rights terminate upon the earlier of five years after the effective date of the registration statement of which this prospectus is a part, or, with respect to the registration rights of an individual holder, when the holder can sell all of such holder’s registrable securities in compliance with Rule 144 of the Securities Act within a ninety day period.
Anti-Takeover Provisions
Delaware Law
We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:
•
  prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
  on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines a business combination to include:
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  any merger or consolidation involving the corporation and the interested stockholder;
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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
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  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
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  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.
These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.
Certificate of Incorporation and Bylaw Provisions
Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:
•
  provide our Board of Directors with the ability to alter its bylaws without stockholder approval; and
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  provide that vacancies on our Board of Directors may be filled by a majority of Directors in office, although less than a quorum.
Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.
Listing
We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SMLR.”

Underwriting
Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated          , 2014 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Aegis Capital Corp.
Total	1,180,000
The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.
We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.
The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
Over-allotment Option.   We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of 177,000 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $          and the total net proceeds, before expenses, to us will be $         .
Discount.   The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expense, to us	$	$	$

(1)
  Non-accountable expense allowance shall not be payable with respect to any shares sold pursuant to the representative’s exercise of the over-allotment option.
The underwriters propose to offer the shares offered by us to the public at the public offering price per share set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $          per share. If all of the shares offered by us are not sold at the public offering price per share, the underwriters may change the offering price per share and other selling terms by means of a supplement to this prospectus.

We have paid an aggregate expense deposit of $35,000 to the representative for out-of-pocket-accountable expenses, which will be applied against accountable expenses that will be paid by us to the underwriters in connection with this offering in accordance with FINRA Rule 5110(f)(2)(C). The underwriting agreement, however, provides that in the event the offering is terminated, the $35,000 expense deposit paid to the representative will be returned to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).
We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and Directors in an amount not to exceed $2,500 per individual, but no more than $15,000 in the aggregate; (b) all filing fees incurred in clearing this offering with FINRA; (c) payment of up to $15,000 for “blue-sky” counsel; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (e) the cost of commemorative mementos and lucite tombstones up to $5,000; (f) the fees and expenses of underwriter’s legal counsel, not to exceed $50,000; (g) upon successfully completing this offering, $21,775 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) upon successfully completing this offering, up to $20,000 of the representative’s actual accountable road show expenses for the offering.
We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $         .
Discretionary Accounts.   The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements.   We, our Directors and executive officers and all our other stockholders expect to enter into lock up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of six months from the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representative, agree not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for shares of our common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities); (2) file or caused to be filed any registration statement relating to the offering of any shares of our capital stock; or (3) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, except for certain exceptions and limitations.
The lock-up period described in the preceding paragraphs will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release.
Representative’s Warrants.   We have agreed to issue to the representative warrants to purchase up to a total of 57,500 shares of common stock (5% of the shares of common stock sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Right of First Refusal.   Subject to certain limited exceptions, until twelve months from the consummation of the offering, the Representative has a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor that we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such twelve-month period. The Representative will not have more than one opportunity to waive or terminate the right of first refusal in consideration of any payment or fee.
Electronic Offer, Sale and Distribution of Securities.   A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.
Stabilization.   In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.
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  Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.
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  Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.
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  Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Passive market making.   In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Australia
This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
European Economic Area — Belgium, Germany, Luxembourg and Netherlands
The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.
An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:
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  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•
  to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);
•
  to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
•
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.
France
This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.
This document and any other offering material relating to the common stock has not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.
Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.
Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.
Ireland
The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock has not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.
Israel
The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.
Italy
The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:
•
  to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•
  in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.
Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:
•
  made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•
  in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.
Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.
Japan
The common stock has not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.
Portugal
This document is not being distributed in the context of a public offer of financial securities (oferta púbica de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock has not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock has not been, and will not be, submitted to the Portuguese Securities

Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Sweden
This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.
Switzerland
The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering material relating to the common stock has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).
This document is personal to the recipient only and not for general circulation in Switzerland.
United Arab Emirates
Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.
No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Legal Matters
The validity of the securities being offered by this prospectus has been passed upon for us by Reed Smith LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York.
Experts
The financial statements as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 included in this prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.
Where You Can Find Additional Information
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read and copy the registration statement of which this prospectus is a part at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the registration statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

SEMLER SCIENTIFIC, INC.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Semler Scientific, Inc.
Portland, Oregon
We have audited the accompanying balance sheets of Semler Scientific, Inc. as of December 31, 2012 and 2011, and the related statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States.
/s/ BDO USA, LLP
New York, New York
October 9, 2013
BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Semler Scientific, Inc.
Balance Sheets
(In thousands of U.S. Dollars, except share and per share data)

	December 31,
	2012	2011
Assets
Current Assets:
Cash	$731	$28
Trade accounts receivable	75	21
Prepaid expenses and other current assets	21	5
Total current assets	827	54
Assets for lease, net	359	238
Property and equipment, net	—	4
Deferred financing costs	290	378
Total assets	$1,476	$674
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$86	$119
Advances payable – investors	—	125
Accrued expenses	895	402
Warrant liability	31	—
Deferred revenue	64	25
Equipment on lease, current portion	43	39
Loans payable, current portion	60	60
Total current liabilities	1,179	770
Long-term liabilities:
Equipment on lease, net of current portion	112	155
Loans payable, net of current portion	158	218
Total long-term liabilities	270	373
Commitments and contingencies
Redeemable convertible preferred stock series A, $0.001 par value; 2,800,000 shares authorized; 936,292 and 0 shares issued and outstanding, respectively; aggregate liquidation preference of $4,213 and $0, respectively	3,602	—
Stockholders’ equity (deficit):
Convertible preferred stock series A-1, $0.001 par value; 800,000 shares authorized; 293,750 and 0 shares issued and outstanding, respectively; aggregate liquidation preference of $1,175 and $0, respectively	482	—
Convertible preferred stock series A-2, $0.001 par value; 400,000 shares authorized; 250,000 and 0 shares issued and outstanding, respectively; aggregate liquidation preference of $500 and $0, respectively	208	—
Common stock, $0.001 par value; 10,000,000 and 2,000,000 shares authorized; 811,750 and 1,456,947 shares issued, and 786,750 and 1,431,947 outstanding (net of treasury shares of 25,000 and 25,000), respectively	1	1
Additional paid-in capital	2,853	3,908
Accumulated deficit	(7,119)	(4,378)
Total stockholders’ equity (deficit)	(3,575)	(469)
Total liabilities and stockholders’ equity (deficit)	$1,476	$674
See accompanying notes to financial statements.

Semler Scientific, Inc.
Statements of Operations
(In thousands of U.S. Dollars, except share and per share data)

	For the years ended December 31,
	2012	2011
Revenue	$1,199	$316
Operating expenses:
Cost of revenue	364	145
Engineering and product development	277	246
Sales and marketing	1,718	647
General and administrative	1,255	1,057
Total operating expenses	3,614	2,095
Loss from operations	(2,415)	(1,779)
Other income (expense):
Interest expense	(120)	(64)
Other income (expense)	(203)	(31)
Other income (expense)	(323)	(95)
Loss before income tax expense	(2,738)	(1,874)
Income tax expense	3	2
Net loss	$(2,741)	$(1,876)
Deemed dividend	(85)	—
Net loss attributable to common stockholders	$(2,826)	(1,876)
Net loss per share, basic and diluted	$(2.54)	$(1.40)
Weighted average number of shares used in computing basic and diluted loss per share	1,113,622	1,341,629
See accompanying notes to financial statements.

Semler Scientific, Inc.
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(In thousands of U.S. Dollars, except share and per share data)

	Redeemable Convertible Preferred Stock (Mezzanine)		Convertible Preferred Stock				Common Stock		Treasury stock		Additional Paid-In Capital	Accumulated deficit	Total Stockholders’ Equity (Deficit)
	Series A	Series A Amount	Series A-1	Series A-1 Amount	Series A-2	Series A-2 Amount	Shares Issued	Common Stock Amount	Shares	Amount
Balance at December 31, 2010	—	—	—	—	—	—	1,287,500	1	(25,000)	(0)	2,775	(2,502)	274
Issuance of common shares	—	—	—	—	—	—	169,447	—	—	—	725	—	725
Warrants issued in exchange for services											116		116
Warrants issued in exchange for loan guarantees											425		425
Offering costs	—	—	—	—	—	—	—	—	—	—	(165)	—	(165)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	32	—	32
Net loss for 2011	—	—	—	—	—	—	—	—	—	—	—	(1,876)	(1,876)
Balance at December 31, 2011	—	—	—	—	—	—	1,456,947	1	(25,000)	(0)	3,908	(4,378)	(469)
Issuance of common shares	—	—	—	—	—	—	27,778	—	—	—	125	—	125
Conversion of common stock in exchange of convertible preferred stock	129,225	572	293,750	482	250,000	208	(672,975)	—	—	—	(1,262)	—	(572)
Conversion of common stock warrants in exchange of preferred stock warrants	—	—	—	—	—	—	—	—	—	—	(31)	—	(31)
Issuance of convertible preferred shares series A	807,067	3,631	—	—	—	—	—	—	—	—	—	—	—
Warrants issued in exchange for services		10									33		33
Offering costs	—	(611)	—	—	—	—	—	—	—	—	(16)	—	(16)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	96	—	96
Net loss for 2012	—	—	—	—	—	—	—	—	—	—	—	(2,741)	(2,741)
Balance at December 31, 2012	936,292	$3,602	293,750	$482	250,000	$208	811,750	$1	(25,000)	$(0)	$2,853	$(7,119)	$(3,575)

Semler Scientific, Inc.
Statements of Cash Flows
(In thousands of U.S. Dollars, except share and per share data)

	For the years ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(2,741)	$(1,876)
Reconciliation of Net Loss to Net Cash Used in Operating Activities:
Amortization of deferred financing costs	88	47
Warrants issued in exchange for services	43	116
Depreciation	70	25
Stock-based compensation expense	96	32
Provision for non-payment of long-term notes receivable – related party	191	—
Loss on write-off of furniture and fixtures	3	—
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(54)	(20)
Prepaid expenses and other current assets	(16)	(4)
Accounts payable	(33)	19
Accrued expenses	493	361
Deferred revenue	39	25
Net Cash Used in Operating Activities	(1,821)	(1,275)
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	—	(3)
Purchase of assets for lease	(190)	(184)
Issuance of long-term notes receivable – related party	(191)	—
Net Cash Used in Investing Activities	(381)	(187)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	125	725
Issuance of preferred shares	3,506	—
Offering costs	(627)	(165)
Proceeds from advances payable – investors	—	125
Proceeds from loans payable	—	300
Proceeds from leases payable	—	214
Payments of notes payable	(60)	(22)
Payments of equipment leases	(39)	(20)
Net Cash Provided by Financing Activities	2,905	1,157
INCREASE (DECREASE) IN CASH	703	(305)
CASH, BEGINNING OF PERIOD	28	333
CASH, END OF PERIOD	$731	$28
Cash paid for income taxes	$1	$1
Cash paid for interest	$32	$16
Supplemental disclosure of noncash financing activity:
Deemed dividend	$85	$—
Conversion of common stock into preferred stock	$1,262	$—
Conversion of advances payable into preferred stock	$125	$—
Warrants issued for loan and lease guarantees	$—	$425
See accompanying notes to financial statements.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)
1.
  The Company
Semler Scientific, Inc. (the “Company”) was incorporated in the State of Oregon on August 9, 2007. The Company is an emerging medical risk-assessment company that develops, manufactures and markets patented products to identify the risk profile of medical patients and allow healthcare providers to capture full reimbursement potential for their services. The Company’s first patented and FDA cleared product, FloChec™ is used in the office setting to allow providers to measure arterial blood flow in the extremities. The Company received FDA 510(k) clearance for FloChec™ in February 2010, began Beta testing in the third quarter of 2010, and started commercially leasing FloChec™ in January 2011.
The Company generates revenue primarily from the rental of the FloChec™ systems to their customers. The Company is based in Portland, Oregon.
2.
  Summary of Significant Accounting Policies and Estimates
Basis for Presentation
The Company’s financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of estimates
The preparation of the accompanying financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses, and related disclosures during the reporting period. Significant items subject to such estimates include revenue recognition, legal contingencies, allowance for doubtful accounts, collectability of long-term notes receivable-related party, valuation of equipment on lease, deferred tax asset valuation allowance, unrecognized tax benefits, stock-based compensation and valuation of warrants, common and convertible preferred stock. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using historical experience and other factors; however, actual results could differ significantly from these estimates.
Revenue Recognition
The Company derives its revenue from leasing its FloChec™ product to customers pursuant to monthly operating leases that automatically renew each month with revenue recognized on a daily convention basis. The Company’s arrangements with customers are normally on a month-to-month basis. FloChec™ rent is billed at the rates established in the lease agreement.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the collectability of accounts. The Company regularly reviews the adequacy of this allowance for doubtful accounts by considering historical experience, the age of the accounts receivable balances, the credit quality of the customers, current economic conditions, and other factors that may affect customers’ ability to pay to determine whether a specific allowance is appropriate. Accounts receivable deemed uncollectable are charged against the allowance for doubtful accounts when identified. There was no allowance recorded and deemed necessary during the periods presented.
Assets for Lease
Assets for lease are recorded at cost. At December 31, 2012 and 2011, assets for lease consisted of FloChec™ devices, which are leased to customers. The cost of such assets for lease is depreciated on a straight-line basis over 36 months for the units outstanding and recorded as cost of revenue.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

The Company regularly reviews whether facts and circumstances exist which indicate that the carrying amounts of assets, may not be recoverable or that the useful life of assets are shorter or longer than originally estimated. The Company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with the related asset over their estimated remaining lives against their respective carrying amounts. The Company considers factors such as estimated usage and expected lives of its assets for lease in this analysis. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.
Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of the fair value hierarchy under FASB Accounting Standards Codification (“ASC”) 820, Fair Value Measurement, are described as follows:
Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 — Inputs other than quoted prices included in Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data; and
Level 3 — Unobservable inputs that are supported by little or no market activity, which requires the Company to develop its own models.
The financial instruments of the Company consists primarily of cash, accounts receivable, accounts payable, loans payable and warrant liability of the Company. The carrying amounts of these items with the exception of stock warrants are considered a reasonable estimate of fair value at December 31, 2012 and 2011 due to their short term nature. The fair value of the stock warrants are revalued every reporting period using Level 3 inputs.
Deferred Revenue
Deferred revenue represents amounts billed to or collected from customers for which the related revenues have not been recognized because one or more of the revenue recognition criteria have not been met. The current portion of deferred revenue represents the amount that is expected to be recognized as revenues within one year from the balance sheet date. The Company anticipates that the majority of deferred revenue will be recognized during the following year and, therefore, has classified such deferred amounts as current liabilities in the balance sheets presented. The Company generally invoices its clients in advance on a monthly basis with payment due upon receipt of the invoice.
Deferred Financing Costs
In 2011, certain of our Directors personally guaranteed various loans or leases for our company in the aggregate amount of $425 from First Republic Bank and U.S. Bancorp Business Equipment Finance Group, see Note 7 “Commitments and Contingencies.” In consideration for the personal guarantees, these directors were given the opportunity to purchase fully vested warrants exercisable for common stock. The deferred financing costs are the fair value of the related warrants less the purchase price of the warrants. These financing costs have been deferred and are being amortized over the term of the loan or lease obligation. The amount amortized to interest expense were $88 and $47 in 2012 and 2011, respectively.
Research and Development
The Company expenses costs related to the research and development associated with the design, development, testing and enhancement of the FloChec™ product. Such expenses include salaries and related employee benefits, and fees paid to external service providers.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

Stock-Based Compensation
Share based compensation expense is measured based on the grant-date fair value of the share based awards. The Company recognizes share based compensation expense for the portion of each option grant or stock award that is expected to vest over the estimated period of service and vesting. The estimation of the fair value of each stock-based grant on the date of grant involves numerous assumptions by management. The Company uses the Black-Scholes option pricing model as the method for determining the estimated grant-date fair value of stock options. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions which determine the fair value of share based awards, including the option’s expected volatility and the price of the underlying stock. In addition, the Company estimates the forfeiture rate of such awards during the requisite service period. Stock based compensation expense is recognized on a straight-line basis over the requisite service period of the grant.
Employee Benefit Plan
The Company has a savings plan that qualifies under Section 401(k) of the Internal Revenue Code. There were no matching or discretionary employer contributions made to this plan during the years ended December 31, 2012 and 2011.
Income Taxes
The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the expected tax consequences attributable to the differences between financial reporting and the tax bases of existing assets and liabilities and operating loss carry forwards, and they are measured using enacted tax rates expected to be in effect when differences are expected to reverse. A valuation allowance is recorded for loss carry-forwards and other deferred tax assets where it is more likely than not that such loss carry-forward and deferred tax asset will not be realized. The estimate for the valuation allowance for deferred tax assets requires management to make significant estimates and judgments about projected future operating results. If actual results differ from these projections or if management’s expectations of future results change, it may be necessary to adjust the valuation allowance.
Net Loss per Share
Basic and diluted net loss per common share is calculated by dividing the net loss attributable to common stockholders by dividing the weighted-average number of common shares outstanding during the periods, respectively, without consideration for outstanding common stock equivalents because their effect would have been anti-dilutive. Common stock equivalents are included in the calculation of diluted earnings per common share only if their effect is dilutive. For the periods presented, the Company’s outstanding common stock equivalents consisted of options and warrants to purchase shares of common stock, all of which are antidilutive, and therefore were not included in the calculation for diluted loss per share.
Liquidity
The Company has incurred recurring losses since inception and expects to continue to incur costs and expenses related to research and development, marketing and other promotional activities, and continued development of the Company’s product. As of December 31, 2012, the Company has net working capital of ($352), cash of $731 and stockholders’ deficit of $3,575. The Company’s principal sources of cash have included the issuance of equity and debt securities. As the Company’s revenue grows, the operating expenses will continue to grow and, as a result, the Company will need to generate significant additional revenues to achieve profitability.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

During the quarter ending September 30, 2013, the Company issued 532,110 shares of Series A convertible Preferred Stock and 298,241 warrants to buy shares of Series A convertible Preferred Stock at an exercise price of $4.50 per share with a three year term to accredited investors for a gross aggregate purchase price of $2,409. In addition, the Chief Executive Officer agreed that while employed by the Company, he would not demand the accrued expenses owed to him until after the closing of an initial public offering, a change of control or the liquidation of the Company.
The Company expects to continue business into the foreseeable future as long as revenues remain at current levels. In the event the Company is unable to generate sufficient revenues, it may need to obtain additional financing in order to achieve its business objectives. There can be no assurance that such financing will be available on terms commercially acceptable to the Company. Failure to manage discretionary expenditures or raise additional financing, as required, may adversely impact the Company’s ability to achieve its intended business objectives.
Excise Tax Liability on Medical Devices
Recognition of the excise tax liability falls under ASC 450, Contingencies, because the tax is assessed on revenues. The Company recognizes the excise tax when a rental payment is invoiced. Based on the guidance in ASC 605-45-50-3 and 50-4, these excise taxes are presented on a gross basis, included in revenue and general and administrative expense. The excise tax is not an income tax.
3.
  Assets for lease, net
Assets for lease consist of the following:

	Year ended December 31,
	2012	2011
Assets for lease	$452	$262
Less: Accumulated Depreciation	(93)	(24)
Assets for lease, net	$359	$238
As of December 31, 2012 and 2011, assets for lease have gross amounts of $452 and $262 with accumulated depreciation of $93 and $24, respectively. Depreciation expense amounted to $69 and $24 for the years ended December 31, 2012 and 2011, respectively.
4.
  Long-Term Note Receivable
The Company’s related party long-term note receivable consists of the following:
This note receivable was executed on October 31, 2012 to Healthperks, Inc. (“Healthperks”), a company at its inception that was wholly-owned by the Company’s directors, principal stockholders and other current stockholders. It has a maturity date of the earlier of (a) October 31, 2017, or (b) the consummation of the transaction or series of transactions where Healthperks sells its equity securities for the primary purpose of raising working capital which results in aggregate gross proceeds of not less than $2,000, including the cancelation of indebtedness. This note has a 6% interest per annum, and all principal and accrued and unpaid interest are due as noted above. Due to the uncertain nature of the receivable and the ability of Healthperks to repay the note, collectability cannot be reasonably assured. As a result, as of December 31, 2012, the full principal and interest balance of $191 has been reserved.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

5.
  Accrued Expenses
Accrued expenses consist of the following:

	Year ended December 31,
	2012	2011
Offering Costs	$722	$240
Compensation	109	146
Miscellaneous Accruals	64	16
Total Accrued Expenses	$895	$402
The accumulated offering costs that were accrued pertain to the consultant’s fees associated with securing equity financing for the company.
6.
  Concentration of Credit Risk
Credit risk is the risk of loss from amounts owed by the financial counterparties. Credit risk can occur at multiple levels; as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Financial instruments that potentially subject the Company to credit risk consist of cash and accounts receivable.
The Company maintains cash with major financial institutions. The Company’s cash consist of bank deposits held with banks that, at times, exceed federally insured limits. The Company limits its credit risk by dealing with counterparties that are considered to be of high credit quality and by performing periodic evaluations of the relative credit standing of these financial institutions.
Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the payer base. Management periodically monitors the creditworthiness of its customers and believes that it has adequately provided for any exposure to potential credit loss.
The Company relies on an independent supplier for the manufacturing of FloChec™ and any delay or disruption in the supply of the product, may negatively impact the operations. The majority of the products are manufactured at a single facility, and the loss of such facility could prevent its vendor from manufacturing FloChec™.
7.
  Commitments and Contingencies
Equipment Leases and Loans Payable
On February 9, 2011, the Company entered into an Equipment Finance Agreement (the “agreement”) with U.S. Bancorp Business Equipment Finance Group. Pursuant to the agreement, the Company obtained a $39 secured loan for a 48-month term that has an annual fixed interest rate of 13%. The loan is secured by the related leased equipment. Under the agreement, the Company makes monthly payments consisting of $1 of principal plus any accrued interest. The agreement provides for customary events of default. This loan is personally guaranteed by two Company directors who are principal stockholders. As of December 31, 2012, the Company was in compliance with the material terms of this facility. At December 31, 2012 and 2011, the Company had outstanding borrowings of $24 and $33, respectively.
On May 27, 2011, the Company entered into an Equipment Finance Agreement (the “agreement”) with U.S. Bancorp Business Equipment Finance Group. Pursuant to the agreement, the Company obtained a $109 secured loan for a 60-month term that has an annual fixed interest rate of 6%. The loan is secured by the related leased equipment. Under the agreement, the Company makes monthly payments consisting of $2 of principal plus any accrued interest. The agreement provides for customary events of default. This loan

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

is personally guaranteed by two Company directors who are principal stockholders. As of December 31, 2012, the Company was in compliance with the material terms of this facility. At December 31, 2012 and 2011, the Company had outstanding borrowings of $78 and $98, respectively.
At various dates in 2011, the Company entered into Lease Agreements (the Agreements) with Lease Corporation of America. Pursuant to these agreements, the Company obtained an aggregate amount of $66 for a 60-month term that have variable annual interest rates of approximately 14%. The leases are secured by the related leased equipment. Under the agreements, the Company makes monthly payments of approximately $1 of principal plus any accrued interest. The agreements provide for customary events of default. The leases are personally guaranteed by a Company director who is a principal stockholder. As of December 31, 2012, the Company was in compliance with the material terms of this facility. At December 31, 2012 and 2011, the Company had outstanding borrowings of $53 and $63, respectively.
On June 17, 2011, the Company entered into a loan agreement with First Republic Bank. Pursuant to the loan agreement, the Company obtained a $150 secured loan for a 60-month term that has a variable annual interest rate based on First Republic’s Prime plus a spread of 1.75% and a floor of 3.25%. The initial interest rate was 5%. Under the loan agreement, the Company makes monthly payments consisting of $3 of principal plus any accrued interest. The loan agreement provides for customary events of default. This loan is personally guaranteed by a Company director who is a principal stockholder. As of December 31, 2012, the Company was in compliance with the material terms of this facility. At December 31, 2012 and 2011, the Company had outstanding borrowings of $105 and $135, respectively.
On September 13, 2011, the Company entered into an additional loan agreement with First Republic Bank. Pursuant to the loan agreement, the Company obtained a $150 loan for a 60-month term that has a variable annual interest rate based on First Republic’s Prime plus a spread of 1.75% and a floor of 3.25%. The initial annual interest rate was 5%. Under the loan agreement, the Company makes monthly payments consisting of $3 of principal plus any accrued interest. The loan agreement provides for customary events of default. This loan is personally guaranteed by a Company director who is a principal stockholder. As of December 31, 2012, the Company was in compliance with the material terms of this facility. At December 31, 2012 and 2011, the Company had outstanding borrowings of $113 and $143, respectively.
As of December 31, 2012, future minimum lease payments under equipment leases were as follows:

Years	Total
2013	$43
2014	47
2015	41
2016	24
Total payments	155
Less: current portion	43
Equipment leases, net of current portion	$112
Total payments	$155
Less: amount representing interest	27
Total	$128

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

As of December 31, 2012, future principal payments under loan obligations were as follows:

Years	Total
2013	$60
2014	60
2015	60
2016	38
Total payments	218
Less: current portion	60
Loans payable, net of current portion	$158
Interest expense under these obligations for the years ended December 31, 2012 and 2011 was $32 and $16, respectively.
Indemnification Obligations:
The Company enters into agreements with customers, partners, lenders, consultants, lessors, contractors, sales representatives and parties to certain transactions in the ordinary course of the Company’s business. These agreements may require the Company to indemnify the other party against third party claims alleging that its product infringes a patent or copyright. Certain of these agreements require the Company to indemnify the other party against losses arising from: a breach of representations or covenants, claims relating to property damage, personal injury or acts or omissions of the Company, its employees, agents or representatives. The Company has also agreed to indemnify the directors and certain of the officers and employees in accordance with the by-laws of the Company. These indemnification provisions will vary based upon the nature and terms of the agreements. In many cases, these indemnification provisions do not contain limits on the Company’s liability, and the occurrence of contingent events that will trigger payment under these indemnities is difficult to predict. As a result, the Company cannot estimate its potential liability under these indemnities. The Company believes that the likelihood of conditions arising that would trigger these indemnities is remote and, historically, the Company had not made any significant payment under such indemnification provisions. Accordingly, the Company has not recorded any liabilities relating to these agreements. In certain cases, the Company has recourse against third parties with respect to the aforesaid indemnities, and the Company believes it maintains adequate levels of insurance coverage to protect the Company with respect to potential claims arising from such agreements.
8.
  Stockholders’ Equity (Deficit)
Authorized Capital:
The Company was incorporated on August 9, 2007, and the Company was authorized to issue up to 1,000,000 shares of common stock at no par.
In December 2007, 850,000 shares of common stock were issued for services rendered by an Officer of the Company.
On March 12, 2010, the Company’s Certificate of Incorporation was amended and restated to authorize the Company to issue up to 2,000,000 shares of common stock at no par.
During the quarter ended September 30, 2012, the Company’s Certificate of Incorporation was amended and restated to authorize the Company to issue up to 14,000,000 shares, of which 10,000,000 shares were designated as common stock with par value of $0.001 per share and 4,000,000 shares were

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

designated as convertible preferred stock with par value of $0.001 par value per share. The authorized preferred stock for all periods presented is as follows: (i) 2,800,000 shares of Series A convertible Preferred Stock, (ii) 800,000 shares of Series A-1 convertible Preferred Stock, and (iii) 400,000 shares of Series A-2 convertible Preferred stock. See “Subsequent Events.”
A.
  Common Stock
Issuance of Common Stock:
During 2011, the Company issued 169,447 shares of common stock for cash amounting to $725 with less than $1 par value and resulted in $725 additional paid in capital. During the same period, the Company recorded offering costs amounting to $165 and recorded as an offset to additional paid in capital.
During 2012, the Company issued 27,778 shares of common stock for cash amounting to $125 with less than $1 par value and resulted in $125 additional paid in capital. During the same period, the Company recorded offering costs amounting to $16 and recorded as an offset to additional paid in capital.
Voting Rights of Common Stock:
Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
Common Stock Warrants:
In 2011, certain stockholders and consultants who performed services to the Company or provided personal loan guarantees for the Company were given the opportunity to purchase common stock warrants with fair value of $541 and paid proceeds to the Company amounting to less than $1. As a result, the Company recorded additional paid in capital of $541, deferred financing costs of $425 relating to the loan guarantees and compensation expense of $116 relating to services provided to the Company.
In 2012, a certain consultant who performed services to the Company was given the opportunity to purchase common stock warrants with fair value of $33 and paid proceeds to the Company amounting to less than $1 resulting in additional paid-in capital and compensation expense of $33.
Common Stock:
For the years ended December 31, 2012 and 2011, a total of 3,103,381 and 560,343 shares of common stock, respectively, were reserved for issuance upon (i) conversion of outstanding convertible preferred stock, (ii) exercise of convertible Preferred or common stock warrants, and (iii) the exercise of outstanding stock options, as follows:

	Year ended December 31,
	2012	2011
Convertible preferred stock	1,480,042	—
Preferred stock warrants	1,285,839	—
Common stock warrants	—	327,343
Options	337,500	233,000
Total	3,103,381	560,343
B.
  Exchange Agreement
During the quarter ended June 30, 2012, the Company entered into an exchange agreement (“Exchange Agreement”) with all of the holders of its common stock and common stock warrants outstanding, pursuant to which such holders exchanged their shares and warrants of common stock into

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

and for shares and warrants for the purchase of Series A convertible Preferred Stock, Series A-1 convertible Preferred Stock and/or Series A-2 convertible Preferred Stock in amounts that were determined in such negotiations (the “Exchange”). During the first half of 2012 ending June 30, 2012, the Company changed from an S Corporation to a C Corporation.
Common stockholders who originally acquired their common stock prior to 2010 received common shares on a 1:1 basis. Common stockholders who originally purchased their common stock at $2/ share received shares of Series A-2 convertible Preferred Stock on a 1:1 basis. Warrant holders for common stock with an exercise price of $2/share received warrants at the same exercise price and expiration date to purchase shares of Series A-2 convertible Preferred Stock on a 1:1 basis. Common stockholders who originally purchased their common stock at $4/share received shares of Series A-1 convertible Preferred Stock on a 1:1 basis and warrants to purchase shares of Series A-1 convertible Preferred Stock with an exercise price of $4/share in the amount of 75% of the amount of the A-1 convertible Preferred Stock they had received. Warrant holders for common stock with an exercise price of $4/share received warrants at the same exercise price and expiration date to purchase shares of Series A-1 convertible Preferred Stock on a 1:1 basis. Common stockholders who originally purchased their common stock at $4.50/share received shares of Series A convertible Preferred Stock on a 1:1 basis and warrants to purchase shares of Series A convertible Preferred Stock with an exercise price of $4.50/share in the amount of 75% of the amount of the Series A convertible Preferred Stock they had received, except that one shareholder, who purchased common stock at $4.50/share and a warrant for shares of common stock in the amount of 75% of the amount of the common stock they had received, exchanged these shares and warrant on a 1:1 basis into and for shares and warrants of Series A convertible Preferred Stock. Warrant holders for common stock with an exercise price of $4.50/share received warrants at the same exercise price and expiration date to purchase shares of Series A convertible Preferred Stock on a 1:1 basis. Any warrants that had reached their expiration date prior to the exchange received no warrants for preferred stock.
Pursuant to the Exchange Agreement, the Company had exchanged 1,459,725 shares of common stock and 358,733 common stock warrants into (A) 786,750 of common stock, (B) 129,225 shares of Series A convertible Preferred Stock, (C) 293,750 shares of Series A-1 convertible Preferred Stock, and (D) 250,000 shares of Series A-2 convertible Preferred Stock with a total of 583,441 preferred stock warrants.
Immediately prior to the exchange, the fair value of the Company’s equity was determined to be $1,377, specifically (a) the fair value of the common stock was $1,255 with 1,459,725 shares outstanding determined to be $0.86 per share, (b) the fair value of the warrants to purchase common stock was $77, and (c) the fair value of the options to purchase common stock was $45.
Immediately after the exchange, the fair value of the Company’s equity was determined to be $1,377 specifically (a) the common stock had a fair value of $0.10 per share for a total fair value of $77, (b) the Series A convertible Preferred Stock had a fair value of $4.43 per share for a total fair value of $572, (c) the Series A-1 convertible Preferred Stock had a fair value of $1.64 per share for a total fair value of $482, (d) the Series A-2 convertible Preferred Stock had a fair value of $0.83 per share for a total fair value of $208, (e) the warrants to purchase convertible preferred stock had a fair value of $31 or $0.10 per underlying share, and (f) the fair value of the options to purchase common stock was $4.
The aggregate fair value of the common stock prior to the exchange was $1,255 and the fair value of the common and convertible preferred stock after the exchange was $1,340, which gives effect to a reduction of additional paid in capital of $85. As a result of this exchange, the Company reports a deemed dividend of $85 on its statement of operations and makes a supplemental disclosure of $85 in non-cash activity on its cash flow statement. Due to state law, dividends may not be declared out of accumulated deficit.
As a result of the Exchange Agreement, the Company recorded a warrant liability of $31 representing the fair value of the warrants to purchase Series A convertible Preferred Stock, which were determined to be liabilities due to the redemption right of the Series A convertible Preferred Stock (see Redemption and Conversion section below for further details).

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

Expenses related to the exchange were $51 and were charged to the statement of operations.
Valuation Methodology:
The fair value of the Series A convertible Preferred Stock is based on arm’s length transactions between the Company and new investors who purchased Series A convertible Preferred Stock on the closing date of July 9, 2012. The fair value on the date of issuance during 2012 of the warrants to purchase convertible preferred stock was determined using the Option Pricing Method. The Option Pricing Method (“OPM”) values the various securities by creating a series of call options with exercise prices based on the liquidation preference and conversion behavior of the different classes of equity. The OPM values the common stock and securities convertible to common stock by creating a series of call options with exercise prices based on the liquidation preference of convertible preferred stock.
In the OPM analysis, equity value thresholds are determined for the following events assuming a time to liquidity of 18 months:
 —
  Payment of liquidation preferences to Series A convertible Preferred Stock
 —
  Payment of liquidation preferences to Series A-1 and A-2 Stock convertible Preferred Stock
 —
  Exercise of warrants for Series A convertible Preferred Stock
 —
  Exercise of stock options
 —
  Conversion of Series A-2 convertible Preferred Stock to common stock and exercise of Series A-2 warrants and conversion to common stock
 —
  Conversion of Series A-1 convertible Preferred Stock to common stock and exercise of Series A-1 warrants and conversion to common stock
 —
  All Series A convertible Preferred reaches caps, after receiving preferential participation distribution
 —
  Conversion of all Series A convertible Preferred Stock to common stock
Other assumptions included in this analysis are expected volatility of 50.7% and risk-free interest rate of 0.27%.
Volatility — Since the Company has no trading history by which to determine the volatility of its own common stock price, the expected volatility being used is derived from the historical stock volatilities of a representative industry peer group of comparable publicly listed companies over a period approximately equal to the expected term of the options.
Risk-free Interest Rate — The risk-free interest rate is based on U.S. Treasury zero coupon issues with remaining terms similar to the expected term on the options.
Expected Dividend — The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the valuation model.
C.
  Convertible Preferred Stock
During the third quarter of 2012, the Company issued 807,067 shares of Series A convertible Preferred Stock and warrants to purchase 606,966 shares of Series A convertible Preferred Stock with an exercise price of $4.50 per share for an aggregate of cash amounting to $3,506 and conversion of advances payable amounting to $125. The Company recorded offering costs relating to these purchases amounting to $611 as a reduction to the Series A convertible Preferred Stock.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

As of December 31, 2012, convertible Preferred Stock was comprised of the following:

	Preferred shares authorized	Shares issued and outstanding	Liquidation Preference/ Redemption Value	Common Stock Issuable Upon Conversion
Series A convertible	2,800,000	936,292	$4,213	936,292
Series A-1 convertible	800,000	293,750	$1,175	293,750
Series A-2 convertible	400,000	250,000	$500	250,000
The rights of the convertible Preferred Stock are as follows:
Voting:
The holders of Series A convertible Preferred Stock, Series A-1 convertible Preferred Stock and Series A-2 convertible Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.
Dividends:
The holders of convertible preferred stock are entitled to receive, when and if declared by the Board of Directors, non-cumulative dividends equal to $0.36, $0.32 and $0.16 per share per annum for Series A convertible Preferred Stock, Series A-1 convertible Preferred Stock and Series A-2 convertible Preferred Stock, subject to adjustments, respectively.
As of December 31, 2012, no dividends have been declared on any of the classes of convertible preferred stock.
Redemption and Conversion:
Each share of Series A convertible Preferred Stock, Series A-1 convertible Preferred Stock and Series A-2 convertible Preferred Stock is, at the option of the holder, convertible into shares of common stock on a one-for-one basis subject to certain anti-dilution adjustments.
The outstanding shares of Series A convertible Preferred Stock, Series A-1 convertible Preferred Stock and Series A-2 convertible Preferred Stock automatically convert into common stock on the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $30.0 million in aggregate gross proceeds and the offering price per share is at least $22.50.
At any time after June 30, 2017, at the election of each of the Requisite Holders, as defined in the amended articles of incorporation, the Company shall redeem all outstanding shares of Series A convertible Preferred Stock which have not been converted to common stock, in three annual installments. Requisite Holders is defined as two specific principal stockholders, but, with respect to each, only for so long as such entity holds not less than 50% of the shares of Series A convertible Preferred Stock held by it as of July 6, 2012. Under ASC 480, equity securities are required to be classified outside permanent equity if they are redeemable or may become redeemable for cash or other assets on a determinable date at the option of the security holder. Accordingly, Series A convertible Preferred Stock has been classified outside of permanent equity, in mezzanine.
During the quarter ending September 30, 2013, the Company, a majority of the outstanding shares of our convertible preferred stock (on an as-converted basis), our Board of Directors and the Requisite Holders a) amended the rights of Series A convertible Preferred Stock, such to remove this redemption right which will reclassify this stock and warrants for this stock into permanent equity; and b) modified the automatic conversion provision to eliminate the minimums of aggregate gross proceeds and offering price of an underwritten public offering of common stock.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

Liquidation Rights:
In the event of liquidation, holders of Series A convertible Preferred Stock are entitled to receive, prior and in preference to the holders of Series A-1 convertible Preferred Stock, Series A-2 convertible Preferred Stock and common stock, a liquidation preference distribution of $4.50 per share plus any declared but unpaid dividends. Also, in the event of liquidation, holders of Series A-1 and A-2 convertible Preferred Stock are entitled to, prior and in preference to holders of common stock, a liquidation preference distribution of $4.00 and $2.00 per share, respectively, plus any declared but unpaid dividends. Any remaining assets of the Company shall be distributed pro-rata amongst the holders of the Company’s common stock.
D.
  Warrants to Purchase Convertible Preferred Stock
In addition to the warrants described above, in 2012, a certain consultant who performed services for the Company was given the opportunity to purchase warrants to buy 10,556 shares of Common Stock with a fair value of $33 and paid proceeds to the Company amounting to less than $1 resulting in additional paid-in capital and compensation expenses of $33, and warrants to buy 95,432 shares of Series A convertible Preferred Stock with a fair value of $10 and paid proceeds to the Company amounting to less than $1 resulting in additional paid-in capital and compensation expense of $10.
9.
  Stock Option Plan
The Company’s Board of Directors adopted the 2007 Key Stock Option Plan (the “2007 Plan”) under which employees, directors and other eligible participants may be granted non-statutory stock options to purchase shares of the Company’s common stock. The exercise price of the options shall not be less than the estimated fair value of the underlying shares of the common stock on the grant date. The Company has estimated the fair value of the stock options as of the grant date to be based on the Black-Scholes option pricing model. Options that expire are canceled and returned to the 2007 Plan. Options generally vest over four years and expire ten years from the date of grant.
In 2012, the Board of directors increased the number of common shares reserved for issuance under the 2007 Plan by 250,000 shares to a total of 456,500 shares. As of December 2012 and 2011, there were 119,000 and 17,000 shares, respectively, available for grant under the 2007 Plan. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money options. A summary of the Company’s stock option activity and related information for 2012 and 2011 is as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value (in thousands)
Balance, December 31, 2010	194,500	$1.46	7.60	$167
Options granted	38,500	4.47
Balance, December 31, 2011	233,000	$1.95	7.09	$526
Options granted	104,500	1.53
Balance, December 31, 2012	337,500	$1.82	7.20	$0
Exercisable as of December 31, 2011	161,875	$1.15	7.32	$485
Exercisable as of December 31, 2012	182,600	$0.52	7.06	$0
On September 30, 2012, the Company modified all of its outstanding stock options to reduce the exercise price to $0.52 per share. The Company recorded an incremental stock based compensation expense of $34 as a result of the modification.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

The weighted average grant date fair value of options granted during the years ended December 31, 2012 and 2011 was $0.92 and $2.47, respectively. The total estimated grant date fair value of options vested during the years ended December 31, 2012 and 2011 was $40 and $40, respectively.
Determining the Fair Value of Stock Options
The Company uses the Black-Scholes pricing model to determine the fair value of stock options. The fair value of each option grant is estimated on the date of the grant. The fair value of the options granted is estimated on the date of grant using the Black-Scholes pricing model and the following assumptions for the periods presented:

	Year ended December 31,
	2012	2011
Expected term (in years)	6.25	6.25
Risk-free interest rate	0.55%	1.00%
Expected volatility	46.8% – 68.9%	50.9% – 71.9%
Expected dividend rate	0%	0%
The assumptions are based on the following for each of the years presented:
Valuation Method — The Company estimates the fair value of its stock options using the Black-Scholes option pricing model.
Expected Term — The Company estimates the expected term consistent with the simplified method identified by the Securities and Exchange Commission (SEC). The Company elected to use the simplified method because of its limited history of stock option exercise activity and its stock options meet the criteria of the “plain-vanilla” options as defined by the SEC. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award.
Volatility — Since the Company has no trading history by which to determine the volatility of its own common stock price, the expected volatility being used is derived from the historical stock volatilities of a representative industry peer group of comparable publicly listed companies over a period approximately equal to the expected term of the options.
Risk-free Interest Rate — The risk-free interest rate is based on median U.S. Treasury zero coupon issues with remaining terms similar to the expected term on the options.
Expected Dividend — The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and therefore, used an expected dividend yield of zero in the valuation model.
Forfeiture — The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting forfeitures and records stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.
As of December 31, 2012, total unrecognized compensation costs related to unvested stock options was $141,160, which had been expected to be recognized over a weighted-average period of 2.68 years.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

The Company has recorded an expense of $96 and $32 as it relates to stock-based compensation in 2012 and 2011, respectively, which was allocated as follows based on the role and responsibility of the recipient in the Company:

	2012	2011
Engineering and Product Development	$4	$3
Sales and Marketing	8	1
General and Administrative	84	28
Total	$96	$32
10.
  Income Taxes
The components of the provision for income taxes are as follows:

	2012	2011
Current provision:
Federal	$—	$—
State	3	2
Deferred provision:
Federal	—	—
State	—	—
Total	$3	$2
A summary of the differences between the Company’s effective income tax rate and the Federal statutory income tax rate for the years ended December 31, 2012 and 2011 is as follows:

	2012	2011
Federal statutory rate	34.00%	0.00%
State income taxes, net of federal benefit	-0.07%	-0.09%
Change in valuation allowance	-31.13%	0.00%
Other	-2.91%	0.00%
Effective income tax	-0.11%	-0.09%
“Subchapter S” Election Impact on Taxes
The Company filed an election under Section 1361 of the United States Internal Revenue Code of 1986 on to be treated as a “Subchapter S corporation” for federal income tax purposes. The election, effective January 1, 2008, was made with the consent of our shareholders. As a result, the Company was not subject to any U.S. federal or state income taxes as the related tax consequences were reported by the individual shareholders, but was subject to state taxes in certain states assess capital taxes or taxes based on gross receipts. On January 1, 2012, the Company terminated its S corporation tax election and was therefore subject to corporate income taxes.

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

Deferred tax assets are comprised of the following at December 31:

	2012	2011
Net operating loss carryforward	$963	$—
Depreciation & amortization	94	—
Stock-based compensation	80	—
Accruals and reserves	42	—
Deferred tax assets	1,179	—
Valuation allowance	(1,179)	—
Net deferred tax assets	$—	$—
As of December 31, 2012, the Company has net operating loss carryforwards of approximately $2,490 and $1,600 for federal and state, respectively, expiring in 2032.
ASC 740-10, Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.
The Company’s ability to use operating loss carryforwards and tax credits to offset future taxable income is subject to restrictions under Section 382 of the United States Internal Revenue Code (the “Internal Revenue Code”). These restrictions may limit the future use of future operating loss carryforwards and tax credits if certain ownership changes described in the Internal Revenue Code occur. Future changes in stock ownership may occur that would create further limitations on the Company’s use of t operating loss carryforwards and tax credits. In such a situation, the Company may be required to pay income taxes, even though significant operating loss carryforwards and tax credits might exist.
As of December 31, 2012 and 2011, the Company had no unrecognized tax benefits and no adjustments to liabilities or operations were required for uncertain tax positions under ASC 740-10. The Company’s practice is to recognize interest and penalty expenses related to uncertain tax positions in income tax expense, which was zero for the years ended December 31, 2012 and 2011. The Company files income tax returns in the U.S. federal and several state tax jurisdictions.
The Company’s tax years beginning 2009 remain open for examination by the federal and state tax authorities for three and four years, respectively. Tax years beginning 2012 will remain open for examination from the date of utilization of any net operating loss or credits. The Company does not have any tax positions for which it is reasonably possible the total amount of gross unrecognized tax benefits will increase or decrease within 12 months of the year-ended December 31, 2012.
11.
  Net loss per share attributable to common stockholders
The following table presents the calculation of basic and diluted net loss per share:

	For the year ended December 31,
	2012	2011
Net loss	$(2,741)	$(1,876)
Deemed dividend	$(85)	—
Net loss attributable to common stockholders	$(2,826)	$(1,876)
Weighted average shares outstanding	1,113,622	1,341,629
Basic and diluted loss per share attributable to common stockholders	$(2.54)	$(1.40)

Semler Scientific, Inc.
Notes to Financial Statements
(In thousands of U.S. Dollars, except share and per share data)

Since the Company was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common shares outstanding would have been anti-dilutive. The following weighted average shares outstanding of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Year Ended December 31,
	2012	2011
Weighted average shares outstanding:
Convertible preferred stock	542,678	—
Convertible preferred stock warrants	471,161	—
Common stock warrants	170,152	175,963
Options	267,758	212,505
Total	1,451,749	388,468
12.
  Segment Information
The Company has one operating segment. Revenues are generated domestically through direct leasing to direct customers of the Company and less than 25% of total revenue through the Company’s distribution partners.
13.
  Subsequent Events
The Company has evaluated subsequent events through October 9, 2013, the date the financial statements were available for issuance.
During the quarter ended September 30, 2013, the Company issued 532,110 shares of Series A convertible Preferred Stock and 298,241 warrants to buy shares of Series A convertible Preferred Stock at an exercise price of $4.50 per share with a three year term to accredited investors for a gross aggregate purchase price of $2,409.
During the quarter ended September 30, 2013, the Company’s Certificate of Incorporation was amended and restated to authorize the Company to issue up to 54,000,000 shares, of which 50,000,000 shares were designated as common stock with par value of $0.001 per share and 4,000,000 shares were designated as convertible preferred stock with par value of $0.001 par value per share. The authorized preferred stock for all periods presented is as follows: (i) 2,800,000 shares of Series A convertible Preferred Stock, (ii) 800,000 shares of Series A-1 convertible Preferred Stock, and (iii) 400,000 shares of Series A-2 convertible Preferred stock.
During the quarter ended September 30, 2013, the Company, a majority of the outstanding shares of our convertible preferred stock (on an as-converted basis), our Board of Directors and the Requisite Holders a) amended the rights of Series A convertible Preferred Stock, such to remove this redemption right which will reclassify this stock and warrants for this stock into permanent equity; and b) modified the automatic conversion provision to eliminate the minimums of aggregate gross proceeds and offering price of an underwritten public offering of common stock.
During the quarter ended September 30, 2013, the Company reincorporated as a Delaware corporation.

Semler Scientific, Inc.
Balance Sheets
(In thousands of U.S. Dollars, except share and per share data)

	(Unaudited) September 30, 2013	(Unaudited) Proforma September 30, 2013 Stockholders’ Equity	December 31, 2012
Assets
Current Assets:
Cash	$1,504		$731
Trade accounts receivable, net of allowance for doubtful accounts of $48 and $0, respectively	207		75
Prepaid expenses and other current assets	26		21
Total current assets	1,737		827
Assets for lease, net	421		359
Deferred financing costs	224		290
Total assets	$2,382		$1,476
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$228		$86
Accrued expenses	1,077		895
Warrant liability	—		31
Deferred revenue	362		64
Equipment on lease, current portion	46		43
Loans payable, current portion	60		60
Total current liabilities	1,773		1,179
Long-term liabilities:
Equipment on lease, net of current portion	77		112
Loans payable, net of current portion	113		158
Total long-term liabilities	190		270
Commitments and contingencies:
Redeemable convertible preferred stock series A, $0.001 par value; 2,800,000 shares authorized; 0, 0 (proforma unaudited), and 936,292 shares issued and outstanding, respectively; aggregate liquidation preference of $0, $0, and $4,213, respectively	—		3,602
Stockholders’ deficit:
Convertible preferred stock series A, $0.001 par value; 2,800,000 shares authorized; 1,468,402, 0 (proforma unaudited), and 0 shares issued and outstanding, respectively; aggregate liquidation preference of $6,608, $0, and $0, respectively	6,020		—
Convertible preferred stock series A-1, $0.001 par value; 800,000 shares authorized; 293,750, 0 (proforma unaudited), and 293,750 shares issued and outstanding, respectively; aggregate liquidation preference of $1,175, $0 and $1,175, respectively	482		482
Convertible preferred stock series A-2, $0.001 par value; 400,000 shares authorized; 250,000, 0 (proforma unaudited), and 250,000 shares issued and outstanding, respectively; aggregate liquidation preference of $500, $0 and $500, respectively	208		208
Common stock, $0.001 par value; 50,000,000 and 10,000,000 shares authorized; 811,750, 2,823,902 (proforma unaudited), and 811,750 shares issued, and 786,750, 2,798,902 (proforma unaudited), and 786,750 outstanding (net of treasury shares of 25,000, 25,000 (proforma unaudited) and 25,000), respectively	1	$3	1
Additional paid-in capital	2,534	9,242	2,853
Accumulated deficit	(8,826)	(8,826)	(7,119)
Total stockholders’ equity (deficit)	419	$419	(3,575)
Total liabilities and stockholders’ equity (deficit)	$2,382		$1,476
See accompanying notes to unaudited financial statements.

Semler Scientific, Inc.
Statements of Operations
(In thousands of U.S. Dollars, except share and per share data)

	(Unaudited) Nine months ended September 30,
	2013	2012
Revenue	$1,493	$772
Operating expenses:
Cost of revenue	276	232
Engineering and product development	254	220
Sales and marketing	1,585	1.312
General and administrative	958	995
Total operating expenses	3,073	2,759
Loss from operations	(1,580)	(1,987)
Other expense:
Interest expense	(83)	(90)
Other expense	(34)	(3)
Other expense	(117)	(93)
Loss before income tax expense	(1,697)	(2,080)
Income tax expense	10	5
Net loss	(1,707)	(2,085)
Deemed dividend	—	(85)
Net loss attributable to common stockholders	$(1,707)	$(2,170)
Net loss per share, basic and diluted	$(2.17)	$(1.77)
Weighted average number of shares used in computing basic and diluted loss per share	786,750	1,223,777
Pro forma net loss per share, basic and diluted:
Pro forma net loss	$(1,707)
Pro forma weighted average shares outstanding:
Common stock	786,750
Convertible preferred stock	2,012,152
	2,798,902
Pro forma net loss per share, basic and diluted	$(0.61)
See accompanying notes to unaudited financial statements.

Semler Scientific, Inc.
Statements of Cash Flows
(In thousands of U.S. Dollars, except share and per share data)

	(Unaudited) Nine months ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,707)	$(2,085)
Reconciliation of Net Loss to Net Cash Used in Operating Activities:
Amortization of deferred financing costs	66	66
Warrants issued in exchange for services	—	43
Depreciation	59	50
Allowance for doubtful accounts	48	—
Stock-based compensation expense	141	80
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(180)	(35)
Prepaid expenses and other current assets	(5)	(2)
Accounts payable	142	(15)
Accrued expenses	182	590
Deferred revenue	298	33
Net Cash Used in Operating Activities	(956)	(1,275)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of assets for lease	(121)	(187)
Net Cash Used in Investing Activities	(121)	(187)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	125
Issuance of convertible preferred stock	2,409	3,506
Offering costs	(482)	(627)
Payments of loans payable	(45)	(45)
Payments of equipment leases	(32)	(29)
Net Cash Provided by Financing Activities	1,850	2,930
INCREASE IN CASH	773	1,468
CASH, BEGINNING OF PERIOD	731	28
CASH, END OF PERIOD	$1,504	$1,496
Supplemental disclosure of noncash financing activity:
Deemed dividend	$—	$85
Conversion of advances payable into preferred stock	—	$125
Conversion of common stock into preferred stock	—	$1,262
See accompanying notes to unaudited financial statements.

Semler Scientific, Inc.
Notes to Interim Financial Statements (Unaudited)
(In thousands of U.S. Dollars, except for share and per share amounts)
1.
  Basis of Presentation
Semler Scientific, Inc., an Oregon corporation (“Semler,” “SSI” or “the Company”), prepared the unaudited interim financial statements included in this report in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for annual audited financial statements as of and for the years ended December 31, 2012 and 2011 and should be read in conjunction with the audited financial statements and notes thereto included in the Amended Registration Statement. The balance sheet as of December 31, 2012 included in this report has been derived from the audited financial statements included in the Registration Statement. In the opinion of management, these financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. The results of operations for the interim periods shown in this report are not necessarily indicative of the results that may be expected for any future period, including the full year.
During the quarter ended September 30, 2013, the Company reincorporated as a Delaware corporation.
Liquidity
The Company has incurred recurring losses since inception and expects to continue to incur costs and expenses related to research and development, marketing and other promotional activities, and continued development of the Company’s product. As of September 30, 2013, the Company has net working capital of ($36), cash of $1,504 and a stockholders’ equity of $419. The Company’s principal sources of cash have included the issuance of equity and debt securities. As the Company’s revenue grows, the operating expenses will continue to grow and, as a result, the Company will need to generate significant additional revenues to achieve profitability.
During the quarter ended September 30, 2013, the Company issued 532,110 shares of Series A convertible Preferred Stock and 298,241 warrants to buy shares of Series A convertible Preferred Stock at an exercise price of $4.50 per share with a three year term to accredited investors for a gross aggregate purchase price of $2,409. In addition, the Chief Executive Officer agreed that while employed by the Company, he would not demand the accrued expenses owed to him until after the closing of an initial public offering, the change of control or the liquidation of the Company, or as payment for the exercise of warrants to purchase stock of the Company.
The Company expects to continue business into the foreseeable future as long as revenues remain at current levels. In the event the Company is unable to generate sufficient revenues, it may need to obtain additional financing in order to achieve its business objectives. There can be no assurance that such financing will be available on terms commercially acceptable to the Company. Failure to manage discretionary expenditures or raise additional financing, as required, may adversely impact the Company’s ability to achieve its intended business objectives.
2.
  Assets for Lease
Assets for lease consist of the following:

	September 30, 2013	December 31, 2012
Assets for lease	$573	$452
Less: Accumulated Depreciation	(152)	(93)
Assets for lease, net	$421	$359

Semler Scientific, Inc.
Notes to Interim Financial Statements (Unaudited)
(In thousands of U.S. Dollars, except for share and per share amounts)

Depreciation expense amounted to $59 and $50 for the nine months ended September 30, 2013 and September 30, 2012, respectively.
3.
  Deferred Financing Costs
As of September 30, 2013 and December 31, 2012, deferred financing costs have the gross amounts of $224 and $290, respectively. The amounts amortized to interest expense were $66 and $66 for the nine months ended September 30, 2013 and September 30, 2012, respectively.
4.
  Accrued Expenses
Accrued expenses consist of the following:

	September 30, 2013	December 31, 2012
Offering Costs	$722	$722
Compensation	245	109
Miscellaneous Accruals	110	64
Total Accrued Expenses	$1,077	$895
The accumulated offering costs that were accrued pertain to consultant’s fees associated with securing equity financing for the Company.
5.
  Commitments and Contingencies
Loan Financing Arrangements:
On February 9, 2011, the Company entered into an Equipment Finance Agreement (the “agreement”) with U.S. Bancorp Business Equipment Finance Group. Pursuant to the agreement, the Company obtained a $39 secured loan for a 48-month term that has an annual fixed interest rate of 13%. The loan is secured by the related leased equipment. Under the agreement, the Company makes monthly payments consisting of $1 of principal plus any accrued interest. The agreement provides for customary events of default. This loan is personally guaranteed by two Company directors who are principal stockholders. As of September 30, 2013, the Company was in compliance with the material terms of this facility. At September 30, 2013 and December 31, 2012, the Company had outstanding borrowings of $16 and $24, respectively.
On May 27, 2011, the Company entered into an Equipment Finance Agreement (the “Agreement”) with U.S. Bancorp Business Equipment Finance Group. Pursuant to the Agreement, the Company obtained a $109 secured loan for a 60-month term that has an annual fixed interest rate of 6%. The loan is secured by the related leased equipment. Under the Agreement, the Company makes monthly payments consisting of $2 of principal plus any accrued interest. The Agreement provides for customary events of default. This loan is personally guaranteed by two Company directors who are principal stockholders. As of September 30, 2013, the Company was in compliance with the material terms of this facility. At September 30, 2013 and December 31, 2012, the Company had outstanding borrowings of $62 and $78, respectively.
At various dates in 2011, the Company entered into Lease Agreements (the Agreements) with Lease Corporation of America. Pursuant to these agreements, the Company obtained an aggregate amount of $66 for a 60-month term that have variable annual interest rates of approximately 14%. The leases are secured by the related leased equipment. Under the agreements, the Company makes monthly payments of approximately $1 of principal plus any accrued interest. The agreements provide for customary events of default. The leases are personally guaranteed by a Company director who is a principal stockholder. As of September 30, 2013, the Company was in compliance with the material terms of this facility. At September 30, 2013 and December 31, 2012, the Company had outstanding borrowings of $45 and $53, respectively.

Semler Scientific, Inc.
Notes to Interim Financial Statements (Unaudited)
(In thousands of U.S. Dollars, except for share and per share amounts)

On June 17, 2011, the Company entered into a loan agreement with First Republic Bank. Pursuant to the loan agreement, the Company obtained a $150 secured loan for a 60-month term that has a variable interest rate based on First Republic’s Prime plus a spread of 1.75% p.a. and a floor of 3.25% p.a. The initial interest rate was 5% p.a. Under the loan agreement, the Company makes monthly payments consisting of $3 of principal plus any accrued interest. The loan agreement provides for customary events of default. This loan is personally guaranteed by a Company director who is a principal stockholder. As of September 30, 2013, the Company was in compliance with the material terms of this facility. At September 30, 2013 and December 31, 2012, the Company had outstanding borrowings of $83 and $105, respectively.
On September 13, 2011, the Company entered into an additional loan agreement with First Republic Bank. Pursuant to the loan agreement, the Company obtained a $150 loan for a 60-month term that has a variable annual interest rate based on First Republic’s Prime plus a spread of 1.75% and a floor of 3.25%. The initial interest rate was 5%. Under the loan agreement, the Company makes monthly payments consisting of $3 of principal plus any accrued interest. The loan agreement provides for customary events of default. This loan is personally guaranteed by a Company director who is a principal stockholder. As of September 30, 2013, the Company was in compliance with the material terms of this facility. At September 30, 2013 and December 31, 2012, the Company had outstanding borrowings of $90 and $113, respectively.
6.
  Convertible Preferred Stock
During the quarter ended September 30, 2013, the Company issued 532,110 shares of Series A convertible Preferred Stock and 298,241 warrants to buy shares of Series A convertible Preferred Stock at an exercise price of $4.50 per share with a three year term to accredited investors for an aggregate purchase price of $2,409. The Company recorded offering costs relating to these purchases amounting to $25 as a charge to additional paid in capital.
During the quarter ended September 30, 2013, the Company, holders of a majority of the outstanding shares of our convertible preferred stock (on an as-converted basis), our Board of Directors and the Requisite Holders: a) amended the rights of Series A convertible Preferred Stock, such to remove the associated redemption rights; and b) modified the automatic conversion provision to eliminate the minimums of aggregate gross proceeds and offering price of an underwritten public offering of the Company’s common stock. As a result, the amounts related to such shares and warrants have been reclassified to permanent equity.
During the quarter ended September 30, 2013, the Company’s Certificate of incorporation was amended and restated to authorize the Company to issue up to 54,000,000 shares, of which 50,000,000 shares were designated as common stock with par value of $0.001 per share and 4,000,000 shares were designated as convertible preferred stock with par value of $0.001 par value per share. The authorized preferred stock for all periods presented is as follows: (i) 2,800,000 shares of Series A convertible Preferred Stock, (ii) 800,000 shares of Series A-1 convertible Preferred Stock, and (iii) 400,000 shares of Series A-2 convertible Preferred Stock.
As of September 30, 2013, convertible Preferred Stock was comprised of the following:

	Preferred shares authorized	Shares issued and outstanding	Liquidation Preference/ Redemption Value	Common Stock Issuable Upon Conversion
Series A convertible	2,800,000	1,468,402	$6,608	1,468,402
Series A-1 convertible	800,000	293,750	$1,175	293,750
Series A-2 convertible	400,000	250,000	$500	250,000

Semler Scientific, Inc.
Notes to Interim Financial Statements (Unaudited)
(In thousands of U.S. Dollars, except for share and per share amounts)

7.
  Stock-Based Compensation Expense
In June 2013, the Company accelerated the vesting of all the outstanding stock options, and as a result, all of the outstanding 337,500 stock options were vested and exercisable as of June 30, 2013. Stock-based compensation expense of $121 was recorded at the time of the acceleration to account for all the remaining unrecognized compensation costs. For the nine months ended September 30, 2013, there were no grants, exercises, or cancellations of stock options.
The Company has recorded stock-based compensation expense of $141 and $80 for the nine months ended September 30, 2013 and 2012, respectively, which was allocated as follows:

	Nine Months ended
	2013	2012
Engineering and Product Development	$3	$3
Sales and Marketing	21	6
General and Administrative	117	71
Total	$141	$80
8.
  Net Loss Per Common Share
The following table presents the calculation of basic and diluted net loss per share:

	Nine Months ended
	2013	2012
Net loss	$(1,707)	$(2,085)
Deemed dividend	—	$(85)
Net loss attributable to common stockholders	$(1,707)	$(2,170)
Weighted average shares outstanding	786,750	1,223,777
Basic and diluted loss per share attributable to common stockholders	$(2.17)	$(1.77)
Since the Company was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common shares outstanding would have been anti-dilutive. The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been anti-dilutive:

	Nine Months ended September 30,
	2013	2012
Weighted average shares outstanding:
Convertible preferred stock	1,480,042	226,790
Convertible preferred stock warrants	1,285,839	196,617
Common stock warrants	—	227,493
Options	337,500	259,112
Total	3,103,381	910,012

Semler Scientific, Inc.
Notes to Interim Financial Statements (Unaudited)
(In thousands of U.S. Dollars, except for share and per share amounts)

9.
  Pro forma basic and diluted net loss per share
The following table presents the calculation of pro forma basic and diluted net loss per share computed to give effect to the assumed conversion of the convertible preferred stock into common stock upon a qualified initial public offering of the Company’s common stock:

Pro forma(1)
Pro forma net loss per share, basic and diluted:
Pro forma net loss	$(1,707)
Pro forma weighted average shares outstanding:
Common stock	786,750
Convertible preferred stock	2,012,152
Total Pro forma weighted average shares outstanding	2,798,902
Pro forma net loss per share, basic and diluted	$(0.61)

(1)
  Pro forma, as adjusted amounts give effect to the issuance of 2,012,152 shares of common stock as a result of the automatic conversion of all of our outstanding convertible preferred stock as of September 30, 2013 as a result of an assumed initial public offering but excludes:
(a)
  any shares that would result from the automatic cashless exercise of outstanding warrants for convertible preferred stock and subsequent automatic conversion of that convertible preferred stock into common stock upon the closing of an assumed public offering; and
(b)
  the sale of any shares of common stock in an assumed public offering.
10.
  Subsequent Events
The Company has evaluated subsequent events through November 14, 2013, the date the financial statements were available for issuance.

1,180,000 Shares
Common Stock

PROSPECTUS

Aegis Capital Corp
           , 2014
Until           , 2014 (25 days after the commencement of this offering) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee	1,750
FINRA filing fee	3,428
NASDAQ listing fee	50,000
Blue sky qualification fees and expenses	15,000
Legal fees and expenses	600,000
Accounting fees and expenses	520,000
Transfer agent and registrar’s fees and expenses	10,000
Printing and engraving expenses	70,000
Miscellaneous expense	15,000
Total	$1,285,178
Item 14.   Indemnification of Directors and Officers.
Delaware General Corporation Law.   The registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director’s fiduciary duty, except:
•
  for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•
  pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or
•
  for any transaction from which the director derived an improper personal benefit.
In accordance with Section 102(b)(7) of the DGCL, the registrant’s certificate of incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of the registrant’s directors to the registrant or its stockholders for monetary damages for breach of fiduciary as director. If the DGCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the registrant, in addition to the circumstances in which a director is not personally liable as set forth in provision described in the preceding sentence, will not be liable to the fullest extent permitted by the amended DGCL.
Subsection (a) of Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 of the DGCL further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses

(including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.
Certificate of Incorporation.   The registrant’s certificate of incorporation contains provisions that provide that the registrant will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any officer or director who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the director or officer. The registrant shall pay the expenses (including attorneys’ fees) incurred by the director or officer in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.
The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.
Insurance Policies.   The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above. The registrant has directors and officer’s liability insurance in an amount of $3 million for loss plus an additional $1 million for associated costs, charges and expenses associated with the loss.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
During the last three years, we have issued unregistered securities to the persons as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the we believe that, except as set forth below, each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(a)(2) thereof and/or Regulation D promulgated thereunder, or under Section 3(a)(9). All recipients had adequate access, though their relationships with us, to information about us.
During 2011, we issued an aggregate of 169,447 shares of common stock for cash amounting to $725,000.
During 2012, we issued an aggregate of 27,778 shares of common stock associated with 20,834 warrants to buy common stock for cash amounting to $125,209.

During the six months ended June 30, 2012, we changed from an S Corporation to a C Corporation and in connection therewith, we entered into an exchange agreement (“Exchange Agreement”) with certain of the holders of our common stock and outstanding warrants to acquire our common stock, pursuant to which such holders exchanged their shares and warrants into and for shares of, and warrants to acquire, our newly created Series A Preferred Stock, Series A-1 Preferred Stock and/or Series A-2 Preferred Stock in amounts that were determined in such negotiations. Pursuant to the Exchange Agreement, we exchanged 1,459,725 shares of our common stock and warrants to acquire 358,733 shares of our common stock into (A) 786,750 shares of common stock, (B) 129,225 shares of Series A Preferred Stock, (C) 293,750 shares of Series A-1 Preferred Stock, and (D) 250,000 shares of Series A-2 Preferred Stock, and warrants to acquire an aggregate of 583,441 shares of our convertible preferred stock.
During the quarter ended September 30, 2012, we issued an aggregate of 807,067 shares of our Series A Preferred Stock and warrants to acquire an aggregate of 702,398 shares of our Series A Preferred Stock for an aggregate purchase price of $3,633,453.
During the quarter ended September 30, 2013, we issued an aggregate of 532,110 shares of our Series A Preferred Stock and warrants to acquire an aggregate of 298,241 shares of our Series A Preferred Stock for an aggregate gross purchase price of $2,409,404.
The participants in the foregoing equity financings included certain of our current Directors, officers and holders of more than 5% of our capital stock or entities affiliated with them.
During the quarter ended March 31, 2011, we issued an aggregate of 50,000 shares of our common stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $200,000 in cash.
During the quarter ended March 31, 2011, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, (i) a warrant to purchase an aggregate of 44,445 shares of our common stock, at an exercise price of $4.50 per share, which warrant expires 5 years from the issuance date, for an aggregate purchase price of $444 in cash, and (ii) a warrant to purchase an aggregate of 20,844 shares of our common stock, at an exercise price of $4 per share, which warrant expires 5 years from the issuance date, for an aggregate purchase price of $208 in cash.
During the quarter ended March 31, 2011, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, two warrants to purchase an aggregate of 20,834 shares of our common stock, at an exercise price of $4.00 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $208 in cash.
During the quarter ended June 30, 2011, we issued an aggregate of 44,445 shares of our common stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $200,002 in cash.
During the quarter ended June 30, 2011, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, three warrants to purchase an aggregate of 16,390 shares of our common stock, at an exercise price of $4.50 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $164 in cash.
During the quarter ended June 30, 2011, we issued Dr. Herbert J. Semler, our Chairman and co-founder, two warrants to purchase an aggregate of 57,640 shares of our common stock at an exercise price of $4.50 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $58 in cash.
During the quarter ended June 30, 2011, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, serves as a co-trustee, two warrants to purchase an aggregate of 92,188 shares of our common stock, at an exercise price of $4.50 per share, which warrants expire 10 years from the issuance date, for an aggregate purchase price of $92 in cash.
During the quarter ended March 31, 2012, we issued an aggregate of 27,778 shares of our common stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $125,001 in cash.

During the quarter ended March 31, 2012, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, a warrant to purchase an aggregate of 20,834 shares of our common stock, at an exercise price of $4.50 per share, which warrant expires 3 years from the issuance date, for an aggregate purchase price of $208 in cash.
During the quarter ended March 31, 2012, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, a warrant to purchase an aggregate of 10,556 shares of our common stock, at an exercise price of $4.50 per share, which warrant expires 12 years from the issuance date, for an aggregate purchase price of $106 in cash.
During the quarter ended June 30, 2012, in accordance with the Exchange Agreement, Dr. Herbert J. Semler and Mrs. Shirley Semler were issued an aggregate of 786,750 shares of our common stock and warrants to purchase an aggregate of 57,640 shares of our Series A Preferred Stock; the accredited investor for which Mr. William H.C. Chang is one of the co-trustees was issued an aggregate of 250,000 shares of our Series A-2 Preferred Stock, 81,250 shares of our Series A-1 Preferred Stock, 72,223 shares of our Series A Preferred Stock, warrants to buy an aggregate of 69,281 shares of our Series A-1 Preferred Stock, and warrants to buy an aggregate of 173,612 shares of our Series A Preferred Stock; Mr. Eric Semler was issued an aggregate 125,000 shares of our Series A-1 Preferred Stock, 7,000 shares of our Series A Preferred Stock, warrants to buy an aggregate of 93,750 shares of our Series A-1 Preferred Stock, and warrants to buy an aggregate of 5,250 shares of our Series A Preferred Stock; and Douglas Murphy-Chutorian, MD, was issued warrants to buy an aggregate of 25,000 shares of our Series A-2 Preferred Stock, warrants to buy an aggregate of 16,875 shares of our Series A-1 Preferred Stock and warrants to buy an aggregate of 38,907 shares of our Series A Preferred Stock.
During the quarter ended September 30, 2012, we issued an aggregate of 234,446 shares of our Series A Preferred Stock to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, for an aggregate purchase price of $1,055,007 in cash.
During the quarter ended September 30, 2012, we issued to an accredited investor for which Mr. William H.C. Chang, who later was appointed a Director, is one of the co-trustees, three warrants to purchase an aggregate of 175,835 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $224 in cash.
During the quarter ended September 30, 2012, we issued an aggregate of 171,500 shares of our Series A Preferred Stock to GPG SSF Investments, LLC, a beneficial owner of more than 5% of our capital stock, for an aggregate purchase price of $771,750 in cash.
During the quarter ended September 30, 2012, we issued to GPG SSF Investments, LLC, a beneficial owner of more than 5% of our capital stock, two warrants to purchase an aggregate of 128,625 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $13 in cash.
During the quarter ended September 30, 2012, we issued an aggregate of 166,668 shares of our Series A Preferred Stock to Mr. Eric Semler, a beneficial owner of more than 5% of our capital stock and the son of our co-founders and Directors, Dr. and Mrs. Semler, for an aggregate purchase price of $750,006 in cash.
During the quarter ended September 30, 2012, we issued to Mr. Eric Semler, a beneficial owner of more than 5% of our capital stock and the son of our co-founders and Directors, Dr. and Mrs. Semler, two warrants to purchase an aggregate of 125,001 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $838 in cash.
During the quarter ended September 30, 2012, we issued Douglas Murphy-Chutorian, MD, who later was appointed a Director and Chief Executive Officer, two warrants to purchase an aggregate of 95,432 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 12 years from the issuance date, for an aggregate purchase price of $10 in cash. In June 2013, these warrants were amended and now expire July 31, 2016.
During the quarter ended September 30, 2013, we issued an aggregate of 111,112 shares of our Series A Preferred Stock to an accredited investor for which a Director of our company, Mr. William H.C. Chang, is one of the co-trustees, for an aggregate purchase price of $500,004 in cash.

During the quarter ended September 30, 2013, we issued to an accredited investor for which a Director of our company, Mr. William H.C. Chang, is one of the co-trustees, a warrant to purchase an aggregate of 38,889 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $4 in cash.
During the quarter ended September 30, 2013, we issued an aggregate of 116,667 shares of our Series A Preferred Stock to two accredited investors for which Mr. Dinesh Gupta, who later was appointed a Director, is a general partner or a trustee respectively, for an aggregate purchase price of $525,001 in cash.
During the quarter ended September 30, 2013, we issued to two accredited investors for which Mr. Dinesh Gupta, who later was appointed a Director, is a general partner or a trustee respectively, two warrants to purchase an aggregate of 40,833 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $3,695 in cash.
During the quarter ended September 30, 2013, we issued to Douglas Murphy-Chutorian, MD, our Chief Executive Officer and a Director of our company, a warrant to purchase an aggregate of 60,000 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $6,000 in cash.
During the quarter ended September 30, 2013, we issued an aggregate of 23,000 shares of our Series A Preferred Stock to Mr. Elliot Sainer, who later was appointed a Director, for an aggregate purchase price of $103,500 in cash.
During the quarter ended September 30, 2013, we issued to Mr. Elliot A. Sainer, who later was appointed a Director, a warrant to purchase an aggregate of 8,050 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $1 in cash.
During the quarter ended September 30, 2013, we issued to Mr. Greg S. Garfield, who later was appointed a Director, a warrant to purchase an aggregate of 12,000 shares of our Series A Preferred Stock, at an exercise price of $4.50 per share, which warrants expire 3 years from the issuance date, for an aggregate purchase price of $1,200 in cash.
During the past three years, the following stock options were granted:
During the quarter ended June 30, 2011, we granted two employees and one consultant the option to purchase an aggregate of 28,500 shares of our common stock at $4-4.50 per share, which options expire 10 years from the grant date.
During the quarter ended December 31, 2011, we granted three employees and one consultant the option to purchase an aggregate of 10,000 shares of our common stock at $4.50 per share, which options expire 10 years from the grant date.
During the quarter ended March 31, 2012, we granted two employees the option to purchase an aggregate of 26,500 shares of our common stock at $4.50 per share, which options expire 10 years from the grant date.
During the quarter ended September 30, 2012, we modified all outstanding options to purchase shares of our common stock. Accordingly, as of such date, all outstanding options to purchase an aggregate of 256,500 shares of our common stock are exercisable for $0.52 per share. We did not modify the expiration date of such options.
During the quarter ended December 31, 2012, we granted five employees and two consultants the option to purchase an aggregate of 78,000 shares of our common stock at $0.52 per share, which options expire 10 years from the grant date.

Item 16.   Exhibits and Financial Statement Schedules.
(a) Exhibits.   The following exhibits are included herein or incorporated herein by reference.

Exhibit Number	Description of Exhibit
1.1*	Underwriting Agreement
3.1*	Certificate of Incorporation of the Registrant
3.2*	Bylaws of the Registrant
4.1*	Specimen Common Stock certificate
4.2*	Form of Investor Rights Agreement
5.1*	Opinion of Reed Smith LLP
10.1*	Form of Series A, Series A-1 and Series A-2 Preferred Stock Warrant
10.2*	Form of Representative’s Warrant
10.3*	2007 Key Person Stock Option Plan
10.4*	At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between Semler Scientific, Inc. and Robert G. McRae, dated November 1, 2010
10.5*	At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between Semler Scientific, Inc. and Daniel E. Conger, dated October 18, 2010
10.6*	At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement between Semler Scientific, Inc. and Douglas Murphy-Chutorian, M.D., dated November 11, 2013
10.7*	Sales Representative Agreement between Semler Scientific, Inc. and Douglas Murphy-Chutorian, M.D. effective as of January 1, 2013
10.8*	Service & Supply Agreement between Semler Scientific, Inc. and Phoenix DeVentures, Inc. dated as of April 28, 2011
14.1*	Code of Business Conduct and Ethics
23.1**	Consent of BDO USA, LLP
23.2*	Consent of Reed Smith LLP (See Exhibit 5.1 above)
24.1*	Power of Attorney (Included on the signature page of this Registration Statement)

*
  Previously filed.
**
  Filed herewith.
(b) Financial Statement Schedules.   See page F-1.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:
(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Portland, State of Oregon, on February 7, 2014.
SEMLER SCIENTIFIC, INC.

By:	/s/ Douglas Murphy-Chutorian
	Name:	Douglas Murphy-Chutorian, M.D.
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Douglas Murphy-Chutorian Douglas Murphy-Chutorian, M.D.	Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2014
/s/ Daniel E. Conger Daniel E. Conger	Vice President Finance (Principal Financial and Accounting Officer)	February 7, 2014
* Herbert J. Semler, M.D.	Chairman of the Board of Directors	February 7, 2014
* William H.C. Chang	Director	February 7, 2014
* Greg S. Garfield	Director	February 7, 2014
* Dinesh Gupta	Director	February 7, 2014
* Elliot A. Sainer	Director	February 7, 2014
* Shirley Semler	Director	February 7, 2014

*
  The undersigned does hereby sign this registration statement on behalf of the above indicated director of Semler Scientific, Inc. pursuant to a power of attorney executed by such director.

By:	/s/ Douglas Murphy-Chutorian
Douglas Murphy-Chutorian M.D. Attorney-in-Fact